Exhibit 10.1

SENIOR SECURED CREDIT FACILITIES

CREDIT AGREEMENT

dated as of December 21, 2017,

among

RIBBON COMMUNICATIONS INC.,

as a Guarantor,

SONUS NETWORKS, INC.,

as the Borrower,

THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,

SILICON VALLEY BANK,

as Administrative Agent, Issuing Lender and Swingline Lender,

and

SILICON VALLEY BANK,

as Lead Arranger

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

SCHEDULES

Schedule 1.1A:	Commitments
Schedule 1.1B:	Existing Letters of Credit
Schedule 4.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 4.5:	Requirements of Law
Schedule 4.9:	Intellectual Property
Schedule 4.15:	Subsidiaries
Schedule 4.19(a):	Financing Statements and Other Filings
Schedule 4.27:	Capitalization
Schedule 5.3:	Post-Closing Conditions Subsequent
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.2(m):	Factoring Arrangements
Schedule 7.3(f):	Existing Liens
Schedule 7.11:	Transactions with Affiliates
Schedule 7.16(f):	Existing Negative Pledge Clauses
Schedule 7.17(vii):	Existing Clauses Restricting Subsidiary Distributions

EXHIBITS

Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Secretary’s/Managing Member’s Certificate
Exhibit D:	Form of Solvency Certificate
Exhibit E:	Form of Assignment and Assumption
Exhibits F-1 — F-4:	Forms of U.S. Tax Compliance Certificate
Exhibit G:	Reserved
Exhibit H-1:	Form of Note
Exhibit H-2:	Form of Swingline Loan Note
Exhibit I:	[Reserved]
Exhibit J:	Form of Collateral Information Certificate
Exhibit K:	Form of Notice of Borrowing
Exhibit L:	Form of Notice of Conversion/Continuation

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of December 21, 2017, is entered into by and among RIBBON COMMUNICATIONS INC., a Delaware corporation (“Holdings”), SONUS NETWORKS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as Administrative Agent.

RECITALS:

WHEREAS, the Borrower desires to obtain financing to refinance the existing secured credit facilities of certain Group Members (as hereinafter defined), as well as for working capital financing and letter of credit facilities;

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrower, upon the terms and conditions specified in this Agreement, consisting of a revolving loan facility to the Borrower in an aggregate principal amount of up to $100,000,000, including a letter of credit sub-facility in the aggregate availability amount of $15,000,000 (as a sublimit of such revolving loan facility), and a swingline sub-facility in the aggregate availability amount of $15,000,000 (as a sublimit of such revolving loan facility);

WHEREAS, each Guarantor has agreed to guarantee the Obligations of the Borrower; and

WHEREAS, each Loan Party has agreed to secure all of its Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien (subject to Liens permitted by the Loan Documents) on its personal property and assets as described in the Security Documents.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1                               Defined Terms.  As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“10% Cap”: as defined in the definition of Consolidated Adjusted EBITDA.

“ABR”:  for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect for such day plus 0.50% ; provided that in no event shall the ABR be deemed to be less than 0.00%.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of the change in such rates.

“ABR Loans”:  Loans, the rate of interest applicable to which is based upon the ABR.

“Accounting Change”: is defined in the definition of “GAAP.”

“Accounts”:  all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.  Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of the Group Members.

“Administrative Agent”:  SVB, in its capacity as the administrative agent for the Lenders and the collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affected Lender”:  is defined in Section 2.23.

“Affiliate”:  with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, neither the Administrative Agent nor the Lenders shall be deemed Affiliates of the Loan Parties solely as a result of the exercise of their rights and remedies under, and in accordance with, the Loan Documents.

“Agent Parties”:  is defined in Section 10.2(c)(ii).

“Agreement”:  is defined in the preamble hereto.

“Agreement Currency”:  is defined in Section 10.19.

“Applicable Margin”: commencing on the first Business Day immediately following the date on which Holdings delivers a Compliance Certificate pursuant to Section 6.2(b), the rate per annum set forth under the relevant column heading below based upon the Consolidated Leverage Ratio in such Compliance Certificate:

Level	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
I	> 2.00:1.00	3.00%	2.00%	0.40%
II	< 2.00:1.00 but > 1.00:1.00	2.75%	1.75%	0.325%
III	< 1.00:1.00	2.50%	1.50%	0.25%

Notwithstanding the foregoing, (a) until the delivery of the first Compliance Certificate required to be delivered pursuant to Section 6.2(b) after the Closing Date, the Applicable Margin shall be the rates corresponding to Level I in the foregoing table, (b) if Holdings fails to deliver the financial statements required by Section 6.1 and the related Compliance Certificate required by Section 6.2(b), by the respective date required thereunder after the end of any related fiscal quarter of Holdings, the Applicable Margin shall be the rates corresponding to Level I in the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) no reduction to the Applicable Margin shall become effective at any time (x) when an Event of Default has occurred and is continuing or (y) the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents have been declared to be due and payable in accordance with Section 8.2.

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Administrative Agent determines that (x) the Consolidated Leverage Ratio as calculated by Holdings as of any applicable date was inaccurate and (y) a proper calculation of the Consolidated Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Consolidated Leverage Ratio would have resulted in lower pricing for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to the Borrower.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”:  any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption”:  an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Available Commitment”:  at any time, an amount equal to (i) the Total Commitments in effect at such time, minus (ii) the aggregate undrawn amount of all outstanding Letters of Credit at such time, minus (iii) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Loans at such time, minus (iv) the aggregate principal balance of any Loans outstanding at such time.

“Available Revolving Increase Amount”:  as of any date of determination, an amount equal to the result of (a) $50,000,000 minus (b) the aggregate principal amount of Increases to the Commitments previously made pursuant to Section 2.27.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-in Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European

Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”:  Title 11 of the United States Code entitled “Bankruptcy.”

“Benefitted Lender”:  is defined in Section 10.7(a).

“Blocked Person”:  is defined in Section 7.23.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  is defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  is defined in Section 4.17(b).

“Business Day”:  (a) a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close; provided that, in either case, with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral”:  is defined in the definition of “Cash Collateralize.”

“Cash Collateralize” or “Cash Collateralization”:  to pledge and deposit with or deliver to (a) with respect to Obligations in respect of Letters of Credit, the Administrative Agent, for the benefit of the Issuing Lender and one or more of the Lenders, as applicable, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such Issuing Lender; (b) with respect to Obligations arising under any Cash Management Agreement in connection with Cash

Management Services, the applicable Cash Management Bank, for its own or any of its applicable Affiliate’s benefit, as provider of such Cash Management Services, cash or deposit account balances or, if the Administrative Agent and the applicable Cash Management Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to such Cash Management Bank; or (c) with respect to Obligations in respect of any Specified Swap Agreements, the applicable Qualified Counterparty, as Collateral for such Obligations, cash or deposit account balances or, if such Qualified Counterparty shall agree in its sole discretion, other credit support, in each case in amount and pursuant to documentation in form and substance satisfactory to such Qualified Counterparty.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”:  (a) Dollars or money in foreign currencies received in the ordinary course of business that are readily convertible into Dollars; (b) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (c) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (d) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (c) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition; (h) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; or (i) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000, (j) in the case of any Group Member organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Group member is organized or has its principal place of business which are similar and of comparable credit quality to the items specified in clauses (b) through (i) above; or (k) investments consistent with Holdings’ investment policy approved by its board of directors as in effect on the Closing Date (or otherwise amended with the consent of the Administrative Agent), a true and correct copy of which has been delivered to the Administrative Agent prior to the Closing Date.

“Cash Management Agreement”: is defined in the definition of “Cash Management Services.”

“Cash Management Bank”: any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Cash Management Agreement.

“Cash Management Services”:  cash management and other financial services (other than to the extent constituting Specified Swap Agreements) provided to one or more of the Group Members by a Cash Management Bank which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in such Cash Management Bank’s various cash management services or other similar agreements (each, a “Cash Management Agreement”).

“Casualty Event”: any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.

“Certificated Securities”:  is defined in Section 4.19(a).

“Change of Control”:  (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding (x) any employee benefit plan of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of 40% or more of the voting power for the appointment of directors of Holdings (determined on a fully diluted basis); (b) during any period of twelve (12) consecutive months commencing on the Closing Date, a majority of the members of the board of directors of Holdings cease to be composed of individuals (disregarding individuals who cease to serve due to death or disability) (i) who were members of that board on the first day of such period, (ii) whose appointment to that board was approved by individuals referred to in clause (i) above constituting at the time of such appointment at least a majority of that board or (iii) whose appointment to that board was approved by individuals referred to in clauses (i) or (ii) above or this clause (iii) constituting at the time of such appointment at least a majority of that board (in each case, such approval either by a specific vote or by approval of the Holdings’ proxy or information statement in which such member was named as a nominee for election as a director); (c) at any time, Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each Loan Party free and clear of all Liens (other than Liens created by the Security Documents and non-consensual Liens permitted by Section 7.3); or (d) the Borrower shall cease to be a wholly-owned direct Subsidiary of Holdings (or any direct Domestic Subsidiary of Holdings that is an intermediate holding company of the Borrower).

“Closing Date”:  the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.  For the avoidance of doubt, no Excluded Asset (as defined in the Guarantee and Collateral Agreement) shall constitute “Collateral.”

“Collateral Information Certificate”:  the Collateral Information Certificate to be executed and delivered by the Loan Parties pursuant to Section 5.1, substantially in the form of Exhibit J.

“Collateral-Related Expenses”:  all costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reimbursement in accordance with Section 10.5 hereof or as set forth in the applicable Security Document for costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent in accordance with the Security Documents for the account of any Loan Party.

“Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Loans and participate in Letters of Credit and Swingline Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder).

“Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Commitment Fee Rate”: the rate per annum set forth under the relevant column heading under the definition of “Applicable Margin”.

“Commodity Exchange Act”:  the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Communications”:  is defined in Section 10.2(c)(ii).

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer of Holdings substantially in the form of Exhibit B.

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA”:  with respect to Holdings and its consolidated Subsidiaries for any period, (a) Consolidated Net Income, plus

(b) the sum, without duplication, of the amounts for such period, but solely to the extent decreasing Consolidated Net Income for such period, of (i) Consolidated Interest Expense, plus

(ii) provisions for taxes based on income, plus (iii) total depreciation expense, plus (iv) total amortization expense, plus (v) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve (“Accrual”) for potential cash items in any future period (“Future Cash Payments”), provided that, to the extent at the time such Future Cash Payment is made in the same trailing four quarter period, the amount actually paid in cash for such Future Cash Payment is less than the Accrual related thereto, an amount equal to such difference shall be added back to Consolidated Adjusted EBITDA for the period in which such Future Cash Payment is made, plus (vi) non-cash foreign exchange translation adjustments or other realized non-cash losses from foreign currency exchange, plus (vii) costs and expenses relating to the negotiation, preparation, execution and delivery of the Loan Documents (subject to the 10% Cap referred to below), plus (viii) losses in connection with casualty events to the extent covered by insurance with respect to which the applicable insurer has assumed responsibility (without regard to proceeds of business interruption insurance) (subject to the 10% Cap), plus (ix) restructuring and related costs (subject to the 10% Cap), plus (x) acquisition and related costs (subject to the 10% Cap), plus (xi) non-cash extraordinary or non-cash, nonrecurring losses or charges, plus (xii) non-cash charges for employee compensation plans, plus (xiii) extraordinary losses from the Disposition of assets outside of the ordinary course of business (subject to the 10% Cap), plus (xiv) costs and expenses related to the Loan Parties’ Metaswitch and related patent litigation (subject to the 10% Cap), plus (xv) non-cash purchase accounting adjustments consisting of a dollar-for-dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue recorded on the closing balance sheet before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in conformity with GAAP purchase accounting rules, minus

(c) the sum, without duplication, of the following amounts for such period, but solely to the extent increasing Consolidated Net Income for such period (i) non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (ii) interest income, plus (iii) extraordinary gains from the Disposition of assets outside of the ordinary course of business;

provided that Consolidated Adjusted EBITDA for any period shall be determined on a Pro Forma Basis to give effect to (x) any Permitted Acquisitions or (y) any disposition of any business or assets consummated during such period outside of the ordinary course of business, in each case as if such transaction occurred on the first day of such period.

Notwithstanding the foregoing, (i) for any twelve-month period ending after September 30, 2017, the aggregate amount of all addbacks pursuant to clauses (b)(vii), (b)(viii), (b)(ix), (b)(x), (b)(xiii), and (b)(xiv) shall not exceed the higher of (x) $5,000,000 and (y) 10% of Consolidated Adjusted EBITDA (calculated prior to giving effect to any of the add-backs described in this sentence) (such limit, the “10% Cap”), and (ii) Consolidated Adjusted EBITDA for the fiscal quarter ending (A) March 31, 2017 shall be deemed to be ($11,070,000), (B) June 30, 2017, shall be deemed to be $2,984,000, and (C) September 30, 2017 shall be deemed to be $19,835,000, and (D) December 31, 2017 shall be calculated (x) for October 2017, based on the Borrower and its Subsidiaries and GENBAND Holdings and its Subsidiaries in a manner consistent with the methodology set forth in clauses (A) through (C) immediately above and (y) based on November 2017 and December 2017 for Holdings and its Subsidiaries.

“Consolidated Capital Expenditures”:  for any period, with respect to Holdings and its consolidated Subsidiaries, the aggregate amount of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of Holdings) by such Group Members during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Holdings; provided that “Consolidated Capital Expenditures” shall not include expenditures (a) in respect of normal replacements and maintenance which are properly charged to current operations, (b) made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, or (c) made as a tenant as leasehold improvements during such period to the extent reimbursed by the landlord during such period.

“Consolidated Current Liabilities”:  at any date, the sum (without duplication) of (a) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its consolidated Subsidiaries at such date (including, in any event, the aggregate amount of the Group Members’ Consolidated Total Liabilities that mature within one (1) year following the relevant date of determination), and (b) all outstanding Indebtedness (other than Subordinated Indebtedness, undrawn surety bonds and undrawn letters of credit (including Letters of Credit issued hereunder)) that mature within one (1) year following the relevant date of determination.  For the avoidance of doubt, Ribbon Shareholder Indebtedness shall not be included in Consolidated Current Liabilities.

“Consolidated Funded Indebtedness”:  as of any date of determination, for Holdings and its consolidated Subsidiaries, the sum (without duplication) of (a) all Indebtedness of such Persons for borrowed money (excluding any capitalized or PIK interest on the Ribbon Shareholder Indebtedness) as at such date, including all current maturities and current sinking fund payments in respect of any such Indebtedness whether or not required to be paid within one year from the date of its creation, plus (b) Indebtedness of such Persons in respect of each Loan and Letter of Credit issued hereunder.

“Consolidated Interest Coverage Ratio”: with respect to Holdings and its consolidated Subsidiaries, for any period, the ratio of:

(a)                                 the sum (without duplication), of:

(i)                                     Consolidated Adjusted EBITDA for such period, minus

(ii)                                  cash taxes based on income, profits or capital paid during such period, minus

(iii)                               Consolidated Capital Expenditures (excluding the amount thereof funded with cash proceeds of Indebtedness permitted under Section 7.2 (other than Loans) incurred in connection with such expenditures), minus

(iv)                              Deferred Payment Obligations for such period paid in cash,

divided by

(b)                                 Consolidated Interest Expense for such period.

Notwithstanding the foregoing, for the purposes of calculating the Consolidated Interest Coverage Ratio for the trailing four quarter period ending (a) December 31, 2017, the amount set forth in clause (b) above shall be the result of such amount for the fiscal quarter ending December 31, 2017 multiplied by four (4), (b) March 31, 2018, the amount set forth in clause (b) above shall be the result of the sum of such amount for the fiscal quarters ending December 31, 2017 and March 31, 2018 and multiplied by two (2), and (c) June 30, 2018, the amount set forth in clause (b) above shall be the result of the sum of such amount for the fiscal quarters ending December 31, 2017, March 31, 2018 and June 30, 2018 and multiplied by four-thirds (4/3).

“Consolidated Interest Expense”:  for any period, total interest expense (including that attributable to Capital Lease Obligations) of Holdings and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), but excluding interest under the Ribbon Shareholder Indebtedness which is non-cash paid-in-kind interest.

“Consolidated Leverage Ratio”: with respect to Holdings and its Consolidated Subsidiaries as at the last day of any period, the ratio of (a) Consolidated Funded Indebtedness on such day, to (b) Consolidated Adjusted EBITDA for such period.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of Holdings and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income” (a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or one of its Subsidiaries, (b) the income (or deficit) of any such Person (other than a Subsidiary of Holdings in which Holdings or one of its Subsidiaries has an ownership interest), except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings (or loss to the extent that Holdings or any wholly-owned Subsidiary thereof is not required to directly or indirectly fund such loss) of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions (or loans constituting Subordinated Indebtedness in lieu of a distribution) by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document), any applicable Operating Document or Requirement of Law applicable to such Subsidiary.

“Consolidated Quick Assets”:  at any date, (a) the aggregate amount of unrestricted cash and Cash Equivalents of the Group Members, plus (b) all Accounts appearing on a consolidated balance sheet of Holdings and its consolidated Subsidiaries at such date.

“Consolidated Quick Ratio”:  as at the last day of any period, the ratio of (a) Consolidated Quick Assets on such day to (b) Consolidated Current Liabilities for such period minus the current portion of Deferred Revenue for such period.

“Consolidated Total Liabilities”: on any date of determination, obligations that should, under GAAP, be classified as liabilities on the Group Members’ consolidated balance sheet.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”:  the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement”:  any account control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary at which a Loan Party maintains a Securities Account, such Loan Party, and the Administrative Agent pursuant to which the Administrative Agent obtains control (within the meaning of the UCC or any other applicable law) or otherwise obtains a perfected security interest over such Deposit Account or Securities Account.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, administration, insolvency, reorganization, court scheme of arrangement or similar debtor relief laws or laws affecting the rights of creditors of the United States or other applicable jurisdictions from time to time in effect.

“Default”:  any event that constitutes an Event of Default or that, with the giving of any notice, the lapse of time, or both, would constitute an Event of Default.

“Default Rate”:  is defined in Section 2.15.

“Defaulting Lender”:  subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Deferred Payment Obligations”: is defined in Section 7.2.

“Deferred Revenue”:  all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue on the Group Members’ consolidated financial statements in accordance with GAAP.

“Deposit Account”:  any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Deposit Account Control Agreement”:  any Control Agreement entered into by the Administrative Agent, a Loan Party and a financial institution holding a Deposit Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) or otherwise obtains a perfected security interest over such Deposit Account.

“Designated Jurisdiction”:  any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Determination Date”:  is defined in the definition of “Pro Forma Basis”.

“Discharge of Obligations”:  subject to Section 10.8, the satisfaction of the Obligations (including all such Obligations relating to Cash Management Services) by the payment in full, in cash (or, as applicable, Cash Collateralization in accordance with the terms hereof) of the principal of and interest on or other liabilities relating to each Loan and any previously provided Cash Management Services, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made), and other Obligations under or in respect of Specified Swap Agreements and Cash Management Services, to the extent (a) any such Obligations in respect of Specified Swap Agreements have, if required by any applicable Qualified Counterparties, been Cash Collateralized, (b) no Letter of Credit shall be outstanding (or, as applicable, each outstanding and undrawn Letter of Credit has been Cash Collateralized in accordance with the terms hereof), (c) no Obligations in respect of any Cash Management Services are outstanding (or, as applicable, all such outstanding Obligations in respect of Cash Management Services have been Cash Collateralized in accordance with the terms hereof), and (d) the aggregate Commitments of the Lenders are terminated.

“Disposition”:  with respect to any property (including, without limitation, Capital Stock of Holdings or any of its Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof and any issuance of Capital Stock of Holdings or any of its Subsidiaries.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollar Equivalent”: on any date of determination (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of Holdings organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution”:  (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”:  any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”:  any Person (other than, so long as no Event of Default has occurred and is continuing, an Excluded Lender) that meets the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”:  any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate”:  each business or entity which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c), (m) or (n) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event”:  any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Loan Party or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a material non exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable; (m) a material violation of the applicable requirements of Section 404 or 405 of ERISA of the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Loan Party or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such Pension Plan; (p) receipt from the IRS of notice of a material failure of any Pension Plan to qualify under Section 401(a) of the Code, or the material failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV of ERISA, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules”:  the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent by reference to the ICE Benchmark Administration London Interbank Offered Rate (“LIBOR”)  (or any successor thereto if the ICE Benchmark Administration is no longer making LIBOR available) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other commercially available service selected by the Administrative Agent which provides quotations of LIBOR). In the event that the Administrative Agent determines that LIBOR is not available, the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by SVB for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period, as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period; provided that, in all events, such Eurodollar Base Rate shall not be less than 0%.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Requirements; provided that the Eurodollar Rate shall not be less than 0.00%.

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility (other than the L/C Facility), the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Exchange Rate”:  on any day with respect to any currency (each, an “Agreed Currency”), the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., on such day on the applicable page of the Bloomberg Service reporting the exchange rates for such Agreed Currency. In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be determined by the Administrative Agent based on current market spot rates determined by the Administrative Agent in its reasonable discretion; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Lender”: (a) any Person specifically identified by name in writing to the Administrative Agent by Holdings or the Borrower on or prior to the Closing Date, and (b) any direct competitor of any Loan Party or a vulture/distressed debt fund that is designated in writing to the Administrative Agent by Holdings or the Borrower (x) on or prior to the Closing Date or (y) subject to the Administrative Agent’s consent (not to be unreasonably withheld or delayed), periodically prior to the Revolving Termination Date.  Notwithstanding the foregoing, the addition of any Person to the list of Excluded Lenders shall become effective five Business Days after such updated revised list is accepted by the Administrative Agent (and for the avoidance of doubt, shall not apply retroactively prior to such effective date). The list of Excluded Persons shall be made available by the Administrative Agent to the Lenders promptly after receipt and acceptance thereof.  For the avoidance of doubt, no Person that is a Lender, Participant, party to an Assignment and Assumption or a participation agreement to become a Lender or Participant, as applicable, prior to the effectiveness of any update to the list of Excluded Persons shall be an Excluded Person hereunder.  The Administrative Agent shall have no obligation to monitor any non-compliance by any Lender hereunder with respect to provisions relating to Excluded Lenders.

“Excluded Swap Obligations”:  with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor with respect to, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Guarantee Obligation of such Guarantor, or the grant by such Guarantor of such Lien, becomes effective with respect to such Swap Obligation.  If such a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee Obligation or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of any Recipient, withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23) or becomes a Recipient hereunder or (ii) such Recipient changes its principal office or its lending office, except in each case to the extent that, pursuant to Section 2.20(b), amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its principal office or its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit”:  the letters of credit described on Schedule 1.1B.  For the avoidance of doubt, the Existing Letters of Credit include letters of Credit issued under the Existing SVB Credit Facility for the account of GENBAND Ireland Limited.  On and after the Closing Date, such letters of credit shall be Obligations hereunder.

“Existing SVB Agent”:  SVB, in its capacity as “Administrative Agent” for the “Lenders” party to the Existing SVB Credit Facility.

“Existing SVB Credit Facility”:  that certain Credit Agreement dated as of July 1, 2016, as the same has been amended, restated, supplemented or otherwise modified, among the Existing SVB Agent, the lenders from time to time party thereto, GENBAND US LLC and GENBAND Ireland Limited.

“Facility”:  the Commitments and the extensions of credit made thereunder.

“FASB ASC”:  the Accounting Standards certification of the Financial Accounting Standards Board.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate”:  for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”:  the fee letter agreement dated as of November 27, 2017, by and among the Borrower, Holdings and the Administrative Agent.

“Foreign Lender”:  a Lender that is not a U.S. Person (including a Lender that is disregarded for U.S. federal income tax purposes whose tax owner is not a U.S. Person).

“Foreign Subsidiary”:  any Subsidiary of Holdings that is not a Domestic Subsidiary.

“Fronting Exposure”: at any time there is a Defaulting Lender, as applicable, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Group Members’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, or the adoption of IFRS.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations and covenants (other than financial statements) made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2015 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States as in effect on December 31, 2015, notwithstanding any modifications or interpretive changes that may occur thereto.

“Governmental Approval”:  any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”:  the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting accounting or regulatory capital rules or standards (including the Financial Standards Board, the Bank for International Settlements, the Basel Committee on Banking Supervision and any successor or similar authority to any of the foregoing).

“Group Members”:  the collective reference to Holdings and its Subsidiaries.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by each Loan Party, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: a collective reference to Holdings and each first-tier Domestic Subsidiary of Holdings, and any other Domestic Subsidiary of Holdings that is not an Immaterial Subsidiary, in each case, to the extent any such Person has become a Guarantor pursuant to the requirements of Section 6.12 hereof and/or the Guarantee and Collateral Agreement.  For the avoidance of doubt, no Foreign Subsidiary shall be required to be a Guarantor under this Agreement or any other Loan Document.

“Holdings”:  has the meaning in the preamble hereto.

“IFRS”:  international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary”:  at any date of determination, any Subsidiary of Holdings designated as such by such Loan Party in writing and which as of such date (a) holds assets representing 1.0% or less of Holdings’ consolidated total assets (excluding Investments in Subsidiaries and intercompany receivables that would be eliminated in consolidated financial statements, and goodwill) as of such date (determined in accordance with GAAP), (b) which has generated less than 1.0% of Holdings consolidated total revenues (excluding any intercompany revenue that would be eliminated in consolidated financial statements) determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(c); provided that all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets (excluding Investments in Subsidiaries and intercompany receivables that would be eliminated in consolidated financial statements, and goodwill) that would represent 2.5% or more of Holdings’ consolidated total assets as of such date or have generated 2.5% or more of Holdings’ consolidated total revenues (excluding any intercompany revenue that would be eliminated in consolidated financial statements) for such four fiscal quarter period, in each case determined in accordance with GAAP, and (c) which owns no material Intellectual Property.  No Loan Party shall be permitted to be designated as an Immaterial Subsidiary.

“Increase”: is defined in Section 2.27.

“Increase Joinder”: an instrument, in form and substance reasonably satisfactory to the Administrative Agent, by which a Lender becomes a party to this Agreement pursuant to Section 2.27.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Deferred Payment Obligations and other obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, whether or not matured, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Capital Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but limited to the value of the property owned by such Person securing such obligation if such obligations is not otherwise recourse to such Person, and (j) the net obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”:  is defined in Section 10.5(b).

“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority, relating to (i) bankruptcy, suspension of payments, a moratorium of any indebtedness, administration, examinership, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, (ii)  any general compromise, arrangement, assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, or (iii) the appointment of a liquidator, receiver, examiner, administrative receiver, administrator, compulsory manager or other similar officer in relation to any of the foregoing, in each case undertaken under U.S. Federal, state or foreign law, including any Debtor Relief Law.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement”:  an intellectual property security agreement entered into between a Loan Party and the Administrative Agent pursuant to the terms of the Guarantee and Collateral Agreement in form and substance satisfactory to the Administrative Agent, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.12, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the first Business Day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three (3) months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three (3) months, each day that is three (3) months (or, if such date is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan (other than any Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one (1), two (2), three (3), or six (6) months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one (1), two (2), three (3), or six (6) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 10:00 A.M. on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date; and

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Rate Agreement”:  any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations, and (b) not for speculative purposes.

“Inventory”:  all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”:  is defined in Section 7.8.

“IRS”:  the United States Internal Revenue Service, or any successor thereto.

“ISP”:  with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”:  means, collectively, each of (a) SVB or any Affiliate thereof, in its capacity as issuer of any Letter of Credit (including, without limitation, each Existing Letter of Credit), and (b) any other Lender that may become an Issuing Lender pursuant to Section 3.11 or 3.12, in such Lender’s capacity as issuer of any Letter of Credit.  The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

“Issuing Lender Fees”:  is defined in Section 3.3(a).

“Judgment Currency”:  is defined in Section 10.19.

“L/C Advance”:  each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its L/C Percentage of the L/C Commitment.

“L/C Commitment”:  as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such L/C Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Total Commitment and the aggregate amount of the L/C Commitments shall not exceed the amount of the Total L/C Commitments at any time.

“L/C Disbursements”:  a payment or disbursement made by the Issuing Lender pursuant to a

Letter of Credit.

“L/C Exposure”:  at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Loans at such time.  The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.

“L/C Facility”:  the L/C Commitments and the extensions of credit made thereunder.

“L/C Fee Payment Date”:  is defined in Section 3.3(a).

“L/C Lender”:  a Lender with an L/C Commitment.

“L/C Percentage”:  as to any L/C Lender at any time, the percentage of the Total L/C Commitments represented by such L/C Lender’s L/C Commitment, as such percentage may be adjusted as provided in Section 2.23.

“L/C-Related Documents”:  collectively, each Letter of Credit (including any Existing Letter of Credit), all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by the Borrower to the Issuing Lender and any other document, agreement and instrument relating to any Letter of Credit, including any of the Issuing Lender’s standard form documents for letter of credit issuances.

“Lenders”:  is defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lender and the Swingline Lender.

“Letter of Credit”:  is defined in Section 3.1(a); provided that such term shall also include each Existing Letter of Credit.

“Letter of Credit Availability Period”:  the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Fees”:  is defined in Section 3.3(a).

“Letter of Credit Fronting Fees”:  is defined in Section 3.3(a).

“Letter of Credit Maturity Date”:  the date occurring 15 days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“LIBOR”:  is defined in the definition of “Eurodollar Base Rate.”

“Lien”:  any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”:  at any time, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents held at such time by the Loan Parties in Deposit Accounts subject to Control Agreements (or otherwise subject to a perfected first priority Lien) in favor of the Administrative Agent, and (b) the

Available Commitment.

“Loan”: as defined in Section 2.4.

“Loan Conversion”:  is defined in Section 3.5(b).

“Loan Documents”:  this Agreement, each Security Document, each Note, the Fee Letter, each Compliance Certificate, each Notice of Borrowing, each Notice of Conversion/Continuation, the Solvency Certificate, the Collateral Information Certificate, each L/C-Related Document binding on a Loan Party, and any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 3.10, or otherwise pursuant to this Agreement and the other Loan Documents, and any amendment, waiver, supplement or other modification to any of the foregoing.  For the avoidance of doubt, the term “Loan Documents” shall not include any Swap Agreement.

“Loan Parties”:  collectively, the Borrower and the Guarantors.

“Material Adverse Effect”:  (a) a material adverse change in the business, operations, or condition (financial or otherwise) of the Loan Parties, taken as a whole; (b) a material impairment in the perfection or priority of the Administrative Agent’s Lien in any material Collateral or in the value of such Collateral; or (c) a material impairment of the ability of the Loan Parties to perform their respective obligations (including their payment obligations) under any Loan Document to which they are a party.

“Materials of Environmental Concern”:  any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Minority Lender”:  is defined in Section 10.1(b).

“Moody’s”:  Moody’s Investors Service, Inc.

“Mortgaged Properties”:  the real properties as to which, pursuant to Section 6.12(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”:  a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or, at any time, within the preceding six years, has been obligated to make, contributions.

“Non-Consenting Lender”:  any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Note”:  a promissory note in the form of Exhibit H-1, as it may be amended, supplemented or otherwise modified from time to time.

“Notice of Borrowing”:  a notice substantially in the form of Exhibit K.

“Notice of Conversion/Continuation”:  a notice substantially in the form of Exhibit L.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent, the Issuing Lender, any other Lender, any applicable Cash Management Bank, and any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Cash Management Agreement, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs, and expenses (including all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Lender, any other Lender, any applicable Cash Management Bank or Qualified Counterparty, to the extent that any applicable Cash Management Agreement or Specified Swap Agreement, as applicable, requires the reimbursement by any applicable Loan Party of any such expenses, in each case of the foregoing, in accordance with Section 10.5 or other applicable provisions of the Loan Documents, Cash Management Agreements or Specified Swap Agreements) that are required to be paid by any Loan Party pursuant to any Loan Document, Cash Management Agreement, Specified Swap Agreement or otherwise.  For the avoidance of doubt, the Obligations shall not include (i) any obligations arising under any warrants or other equity instruments issued by any Loan Party to any Lender, or (ii) solely with respect to any Guarantor that is not a Qualified ECP Guarantor, any Excluded Swap Obligations of such Guarantor.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.

“Operating Documents”:  for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), and, (a) if such Person is a corporation or company, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes”:  with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”:  all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Overadvance”:  is defined in Section 2.8.

“Participant”:  is defined in Section 10.6(d).

“Participant Register”:  is defined in Section 10.6(d).

“Patriot Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“Payoff Letter (SVB”):  a letter, in form and substance reasonably satisfactory to the Administrative Agent, dated as of a date on or prior to the Closing Date and executed by the Existing SVB Agent.

“PBGC”:  the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan”:  an employee pension plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any relevant time maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof makes contributions or has any outstanding liability, and (ii) that is or was subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which any Loan Party or any ERISA Affiliate thereof is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

“Permitted Acquisition”:  is defined in Section 7.8(n).

“Permitted Investors”: the collective reference to JPMorgan Chase Bank, N.A. and its Affiliates, and “Initial OEP Stockholders” as that term is defined in the Principal Stockholders Agreement as in effect on the date hereof, together with any Control Investment Affiliate thereof.

“Permitted Restructuring Transactions”: collectively, any transfers, dividends, distributions, intercompany Dispositions or intercompany Investments and related intercompany Indebtedness (collectively for purposes of this definition, “transfers”) undertaken in connection with corporate reorganizations consisting of (a) GENBAND Management Services Company being merged into the Borrower with the Borrower being the surviving Person, (b) the distribution by GENBAND Holdings Company of GENBAND US LLC and its Subsidiaries to Holdings, (c) the contribution by Holdings of GENBAND US LLC and its Subsidiaries to the Borrower, (d) the transfer of certain assets of Genband US LLC to the Borrower, (e) Green Sapphire LLC being merged into the Borrower with the Borrower being the surviving Person, and (f) either (x) a transfer by the Borrower of its shares of Sonus Networks Corp. to GENBAND Canada B.V. or (y) the transfer by the Borrower of Sonus Networks Corp. to Holdings and the subsequent transfer to Holdings’ Subsidiaries, ultimately resulting in the ownership of the shares of Sonus Networks Corp. being held by GENBAND Canada B.V. or another Group Member.  The transfers described in clauses (a) through (c) are referred to collectively as the “Genband US Restructuring.”

“Person”:  any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform”:  is any of Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Preferred Stock”:  the preferred Capital Stock of Holdings.

“Principal Stockholders Agreement”:  that certain Principal Stockholders Agreement made as of October 27, 2017 by and among Holdings, Heritage PE (OEP) II, L.P., a Cayman Islands exempted limited partnership, Heritage PE (OEP) III, L.P., a Cayman Islands exempted limited partnership and future parties that may execute a joinder thereto, as the same has been amended, restated, supplemented or otherwise modified in a manner that is not adverse to the Lenders.

“Prime Rate”:  the rate of interest per annum announced from time to time in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate then in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors).

“Pro Forma Basis”:  with respect to any calculation or determination for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”), pro forma effect will be given to: (a) the acquisition or disposition of companies, divisions or lines of businesses by Holdings and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (b) the discontinuation of any discontinued operations; in each case of clauses (a) and (b), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of Holdings in accordance with Regulation S-X under the Securities Act based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Projections”:  is defined in Section 6.2(c).

“Properties”:  is defined in Section 4.17(a).

“Qualified Counterparty”:  with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Qualified ECP Guarantor”:  in respect of any Swap Obligation, (a) each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee Obligation of such Guarantor provided in respect of, or the Lien granted by such Guarantor to secure, such Swap Obligation (or guaranty thereof) becomes effective with respect to such Swap Obligation, and (b) any other Guarantor that (i) constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, or (ii) can cause another Person (including, for the avoidance of doubt, any other Guarantor not then constituting a “Qualified ECP Guarantor”) to qualify as an “eligible contract participant” at such time by entering into a “keepwell, support, or other agreement” as contemplated by Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient”:  the (a) Administrative Agent, (b) any Lender or (c) the Issuing Lender, as applicable.

“Refunded Swingline Loans”:  is defined in Section 2.7(b).

“Register”:  is defined in Section 10.6(c).

“Registration Rights Agreement”:  that certain Registration Rights Agreement, dated October 27, 2017, by and among Solstice Sapphire Investments, Inc., a Delaware corporation, Heritage PE (OEP) II, L.P., a Cayman Islands exempted limited partnership, Heritage PE (OEP) III, L.P., a Cayman Islands exempted limited partnership, and any other stockholder who from time to time becomes party thereto by execution of a joinder agreement.

“Regulation T”:  Regulation T of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Replacement Lender”:  is defined in Section 2.23.

“Required Lenders”:  at any time, (a) if only one Lender holds the outstanding Commitments, such Lender; and (b) if more than one Lender holds the outstanding Commitments, then at least two Lenders who hold more than 50% of the sum of (ii) the Total Commitments (including, without duplication, the L/C Commitments) then in effect or, if the Total Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for the purposes of this clause (b) the Commitments of, and the portion of the Loans and participations in L/C Exposure and Swingline Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that a Lender and its Affiliates shall be deemed one Lender.

“Requirement of Law”:  as to any Person, any law, treaty, rule or regulation (including any rule, official directive, request or guideline (whether or not having the force of law) of any Governmental Authority) or determination of an arbitrator or a court or other Governmental Authority (including the Basel Committee on Banking Supervision and any successor thereto or similar authority or successor thereto), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or controller of the Borrower or Holdings, but in any event, with respect to financial matters, the chief financial officer, treasurer, assistant treasurer, or controller of the Borrower or Holdings.

“Restricted Payments”:  is defined in Section 7.6.

“Revolving Extensions of Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans held by such Lender then outstanding, plus (b) such

Lender’s Revolving Percentage of the aggregate undrawn amount of all outstanding Letters of Credit (including each Existing Letter of Credit) at such time, plus (c) such Lender’s Revolving Percentage of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Loans at such time, plus (d) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Percentage”:  as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of all Loans then outstanding; provided that in the event that the Loans are paid in full prior to the reduction to zero of the Total Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis.

“Revolving Termination Date”:  December 21, 2021; provided that if the Ribbon Shareholder Indebtedness has not been converted to Capital Stock (other than Disqualified Stock) or the maturity date of the Ribbon Shareholder Indebtedness has not been extended to the date that is 91 days after December 21, 2021, in either case, prior to 105 days prior to the maturity date of the Ribbon Shareholder Indebtedness on the Closing Date, then the Revolving Termination Date shall be the date that is 105 days prior to the maturity date of the Ribbon Shareholder Indebtedness on the Closing Date.

“Ribbon Shareholder Indebtedness”: the Indebtedness of Holdings under the Ribbon Shareholder Loan Documents.

“Ribbon Shareholder Lender”: each holder of the Indebtedness contemplated by the Ribbon Shareholder Loan Documents.

“Ribbon Shareholder Loan Documents”: each Ribbon Shareholder Promissory Note and any documents, instruments and agreements entered into in connection therewith, as amended, modified, supplemented or restated from time to time in accordance with the terms hereof and thereof.

“Ribbon Shareholder Promissory Notes”: the Promissory Note dated October 27, 2017 by Holdings in favor of the Payees party thereto in the original principal amount of $22,500,000, together with any “PIK Notes” referred to therein.

“S&P”:  Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”:  any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanction(s)”:  any international economic sanction administered or enforced by the United States Government (including OFAC), the Cayman Islands government, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority applicable to the Group Members and their business to the extent not in contravention of the foregoing authorities.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”:  the collective reference to any holder of the Obligations, including the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender and any Swingline Lender in its capacity as Swingline Lender, any Cash Management Bank (in its or their respective capacities as providers of Cash Management Services), and any Qualified Counterparties.

“Securities Account”:  any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Account Control Agreement”:  any Control Agreement entered into by the Administrative Agent, a Loan Party and a securities intermediary holding a Securities Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Securities Account.

“Securities Act”:  the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”:  the collective reference to, the Guarantee and Collateral Agreement, each Pledge Supplement, each Assumption Agreement, the Mortgages, each Intellectual Property Security Agreement, each Deposit Account Control Agreement, (e) each Securities Account Control Agreement, the, all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document.

“Solvency Certificate”:  the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent pursuant to Section 5.1(s), which Solvency Certificate shall be in substantially the form of Exhibit D.

“Solvent”:  when used with respect to any Person, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature, and is not deemed or declared to be unable to pay its debts under any applicable law.

For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Sonus Merger”: the merger of Green Sapphire Investments LLC, a Delaware limited liability company with and into by GENBAND Holdings Company prior to the Closing Date, with GENBAND Holdings Company surviving the merger pursuant to the Sonus Merger Agreement.

“Sonus Merger Agreement”: the Agreement and Plan of Merger, dated as of May 23, 2017, by and among the Borrower, Holdings, Solstice Sapphire, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings, Green Sapphire Investments LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings, Green Sapphire LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings, GENBAND Holdings Company, a Cayman Islands exempted company limited by shares, GENBAND Inc., a Delaware corporation, and GENBAND II, Inc., a Delaware corporation.

“Specified Swap Agreement”:  any Swap Agreement entered into by a Group Member and any Qualified Counterparty in respect of interest rates to the extent permitted under Section 7.13.

“Subordinated Debt Document”:  any agreement, certificate, document or instrument executed or delivered by Holdings or any Subsidiary and evidencing Subordinated Indebtedness, including the Ribbon Shareholder Loan Documents.

“Subordinated Indebtedness”:  Indebtedness of a Loan Party subordinated to the Obligations pursuant to subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Administrative Agent, including the Ribbon Shareholder Indebtedness (it being understood and agreed the subordination terms of the Ribbon Shareholder Indebtedness existing as of the Closing Date are reasonably acceptable to the Administrative Agent).

“Subsidiary”:  as to any Person, a corporation, company, partnership, limited liability company or other entity of which shares, shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Surety Indebtedness”:  as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of any Loan Party or its respective Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Loan Party or any such Subsidiary.

“SVB”:  is defined in the preamble hereto.

“Swap Agreement”:  any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Loan Party and its Subsidiaries shall be deemed to be a “Swap Agreement.”

“Swap Obligation”:  with respect to any Guarantor, any obligation of such Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”:  in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date any such Swap Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans to the Borrower pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.

“Swingline Lender”:  SVB, in its capacity as the lender of Swingline Loans or such other Lender as the Borrower may from time to time select as the Swingline Lender hereunder pursuant to Section 2.7(f); provided that such Lender has agreed to be a Swingline Lender.

“Swingline Loan Note”:  a promissory note in the form of Exhibit H-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Loans”:  is defined in Section 2.6.

“Swingline Participation Amount”:  is defined in Section 2.7(c).

“Synthetic Lease Obligation”:  the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Commitments”:  at any time, the aggregate amount of the Commitments then in effect.  The original amount of the Total Commitments is $100,000,000.  The L/C Commitment and the Swingline Commitment are sublimits of the Total Commitments.

“Total Credit Exposure”:  is, as to any Lender at any time, the unused Commitments and Revolving Extensions of Credit of such Lender at such time.

“Total L/C Commitments”:  at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.10 or 3.5(b).  The initial amount of the Total L/C Commitments on the Closing Date is $15,000,000.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Trade Date”: is defined in Section 10.6(b)(i)(B).

“Transferee”:  any Eligible Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unfriendly Acquisition”:  any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

“Uniform Commercial Code” or “UCC”:  the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States” and “U.S.”:  the United States of America.

“U.S. Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”:  is defined in Section 2.20(f).

“Voting Stock”:  as to any Person, the Capital Stock of any class or classes or other equity interests (however designated and including general partnership interests in a partnership) having ordinary voting power for the election of directors or similar governing body of such Person.

“Withholding Agent”:  as applicable, any applicable Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers”:  with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2                               Other Definitional Provisions.

(a)                                 Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to a given time of day shall, unless otherwise specified, be deemed to refer to Pacific time, and (vi) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated, extended, or otherwise modified from time to time.  Notwithstanding the foregoing clause (i), for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any Group Member shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(c)                                  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

1.3                               Rounding.  Any financial ratios required to be maintained by the Borrower or Holdings pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.4                               Currency.  For purposes of all calculations and determinations hereunder, and all certifications and financial statements delivered hereunder, all amounts represented by such terms shall be expressed in Dollars or the Dollar Equivalent thereof.  The Administrative Agent shall determine the Dollar Equivalent of any amount when required or permitted hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination by the Borrower. The Administrative Agent may determine or re-determine the Dollar Equivalent of any amount on any date in its reasonable discretion.

SECTION 2
AMOUNT AND TERMS OF COMMITMENTS

2.1                               [Reserved].

2.2                               [Reserved].

2.3                               [Reserved].

2.4                               Commitments.

Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s (i) Revolving Percentage of the aggregate outstanding amount of the Swingline Loans and (ii) L/C Exposure, does not exceed the amount of such Lender’s Commitment.  In addition, the Total Revolving Extensions of Credit shall not at any time exceed the Total Commitments in effect at such time.  During the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13. The Borrower shall repay all outstanding Loans on the Revolving Termination Date.

2.5                               Procedure for Borrowing.  The Borrower may borrow under the Commitments during the Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M. (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (in each case, with originals to follow within three (3) Business Days to the extent required by the Administrative Agent) (provided that any such Notice of Borrowing of ABR Loans to finance payments under Section 3.5(a) may be given not later than 10:00 A.M. on the date of the proposed borrowing), in each such case specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar

Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv)  instructions for remittance of the proceeds of the Loans to be borrowed.  Each borrowing under the Commitments shall be in minimum amounts equal to (A) $100,000 with respect to ABR Loans and (B) $1,000,000 with respect to Eurodollar Loans, or, in each case, a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Commitments are less than such required minimum amount, such lesser amount); provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the. Commitments that are ABR Loans in other amounts pursuant to Section 2.7.  Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 P.M. on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.6                               Swingline Commitment.  Subject to the terms and conditions hereof, the Swingline Lender agrees to make available a portion of the credit accommodations otherwise available to the Borrower under the Commitments from time to time during the Commitment Period by making swing line loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect, (b) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Commitments would be less than zero or an Overadvance would exist, and (c) the Borrower shall not use the proceeds of any Swingline Loan to refinance any then outstanding Swingline Loan.  During the Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.  The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.

2.7                               Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a)                                 Whenever the Borrower desires that the Swingline Lender make Swingline Loans the Borrower shall give the Swingline Lender irrevocable telephonic or electronic notice (which notice must be received by the Swingline Lender not later than 12:00 P.M. on the proposed Borrowing Date) confirmed promptly in writing by a Notice of Borrowing, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period), and (iii) instructions for the remittance of the proceeds of such Loan.  Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof.  Promptly thereafter, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by depositing such amount in the account designated in writing to the Administrative Agent by the Borrower.  Unless a Swingline Loan is sooner refinanced by the advance of a Loan pursuant to Section 2.7(b), such Swingline Loan shall be repaid by the Borrower no later than ten (10) Business Days after the advance of such Swingline Loan.

(b)                                 The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s telephonic notice given by the Swingline Lender no later than 12:00 P.M. and promptly confirmed in writing, request each Lender to make, and each Lender hereby agrees to make, a Loan, in an amount equal to such Lender’s Revolving Percentage of the aggregate amount of such Swingline Loan (each a “Refunded Swingline Loan”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Lender shall make the amount of such Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M. one Business Day after the date of such notice.  The proceeds of such Loan shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loan.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) to immediately pay the amount of any Refunded Swingline Loan to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loan.

(c)                                  If prior to the time that the Borrower has repaid the Swingline Loans pursuant to Section 2.7(a) or a Loan has been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred or if for any other reason, as determined by the Swingline Lender in its sole discretion, Loans may not be made as contemplated by Section 2.7(b), each Lender shall, on the date such Loan was to have been made pursuant to the notice referred to in Section 2.7(b) or on the date requested by the Swingline Lender (with at least one (1) Business Days’ notice to the Lenders), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of the outstanding Swingline Loans that were to have been repaid with such Loans.

(d)                                 Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)                                  Each Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f)                                   The Swingline Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower.  Following such notice of resignation from the Swingline Lender, the Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the Required Lenders and the successor Swingline Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender.  From and after the effective date of any such resignation or replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.  After the resignation of the Swingline Lender hereunder, the resigning Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

2.8                               Overadvances.

(a)                                 If at any time or for any reason either the aggregate amount of the Total Revolving Extensions of Credit exceeds the amount of the Total Commitments then in effect, (any such excess, an “Overadvance”), the Borrower shall, if the amount of such Overadvance is (a) equal or greater than $1,000,000, immediately pay the full amount of such Overadvance to the Administrative Agent, on demand, or (b) less than $1,000,000, within one (1) Business Day after the receipt of a request by the Administrative Agent therefor, pay the full amount of such Overadvance to the Administrative Agent for application against the Revolving Extensions of Credit in accordance with the terms hereof.

(b)                                 [Reserved].

2.9                               Fees.

(a)                                 Fee Letter.  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.

(b)                                 Commitment Fee.  As additional compensation for the Commitment the Borrower shall pay to the Administrative Agent for the account of the Lenders, in arrears, on the first day of each month prior to the Revolving Termination Date and on the Revolving Termination Date, a fee for the Borrower’s non-use of available funds in an amount equal to the Commitment Fee Rate per annum multiplied by the difference between (x) the Total Commitments (as they may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Total Revolving Extensions of Credit (excluding in respect of Swingline Loans).

(c)                                  Fees Nonrefundable.  All fees payable under this Section 2.9 shall be fully earned on the date paid and nonrefundable.

2.10                        Termination or Reduction of Commitments.

The Borrower shall have the right, without penalty or premium, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of the Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans and Swingline Loans to be made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Available Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect; provided further, if in connection with any such reduction or termination of the Commitments a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21.  The Borrower shall have the right, without penalty or premium, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the L/C Commitments or, from time to time, to reduce the amount of the L/C Commitments; provided that no such termination or reduction of L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced).  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the L/C Commitments then in effect.

2.11                        [Reserved].

2.12                        [Reserved].

2.13                        Conversion and Continuation Options.

(a)                                 The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M. on the Business Day preceding the proposed conversion date; provided that, if any such conversion of Eurodollar Loans shall occur on a date other than the last day of an Interest Period with respect thereto, the Borrower shall pay any amounts owing pursuant to Section 2.21.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M. on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.

(b)                                 Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

2.14                        Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, and (b) no more than seven (7) Eurodollar Tranches shall be outstanding at any one time.

2.15                        Interest Rates and Payment Dates.

(a)                                 Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Eurodollar Rate determined for such day plus (ii) the Applicable Margin for Eurodollar Loans.

(b)                                 Each ABR Loan (including any Swingline Loan) shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin for ABR Loans.

(c)                                  During the continuance of an Event of Default, at the request of the Required Lenders, all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% (the “Default Rate”); provided that the Default Rate shall apply to all outstanding Loans automatically and without any Required Lender consent therefor upon the occurrence of any Event of Default arising under Section 8.1(a) or (f).

(d)                                 Interest on the outstanding principal amount of each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.15(c) shall be payable from time to time on demand.

2.16                        Computation of Interest and Fees.

(a)                                 Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).

2.17                        Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan or a conversion to or a continuation thereof that, by reason of circumstances affecting the relevant market or the Eurodollar Rate is otherwise unavailable, (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such requested Loan or conversion or continuation, as applicable, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (c) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then, in any such case (a), (b) or (c), the Administrative Agent shall promptly notify the Borrower and the Lenders thereof as soon as practicable thereafter.  Any such determination shall specify the basis for such determination and shall, in the absence of manifest error, be conclusive and binding for all purposes.  Thereafter, until such notice has been withdrawn by the Administrative Agent, (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further

Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.18                        Pro Rata Treatment and Payments.

(a)                                 Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective Revolving Percentages of the Lenders.

(b)                                 [Reserved].

(c)                                  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(d)                                 Subject to Section 2.20(a), all payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 10:00 A.M. on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  Any payment received by the Administrative Agent after 10:00 A.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)                                  Unless the Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the rate per annum applicable to ABR Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)                                   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, their respective pro rata shares of the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against the Borrower.

(g)                                  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h)                                 The obligations of the Lenders hereunder to (i) make Loans, (ii) to fund its participations in L/C Disbursements in accordance with its respective Revolving Percentage, (iii) to fund its respective Swingline Participation Amount of any Swingline Loan, and (iv) to make payments pursuant to Section 9.7, as applicable, are several and not joint.  The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.

(i)                                     Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(j)                                    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest, fees, and Overadvances then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees, and Overadvances then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(k)                                 If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it, its participation in the L/C Exposure or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Revolving Percentage of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall (a) notify the Administrative Agent of the receipt of such payment, and (b) within five (5) Business Days of such receipt purchase (for cash at face value) from the other Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Loans made by them and/or participations in the L/C Exposure held by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Revolving Percentages; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this paragraph shall apply).  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18(k) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  No documentation other than notices and the like referred to in this Section 2.18(k) shall be required to implement the terms of this Section 2.18(k).  The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.18(k) and shall in each case notify the Lenders or the L/C Lenders, as applicable, following any such purchase.  The provisions of this Section 2.18(k) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.10, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in any L/C Exposure to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).  The Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements with respect to an Obligation of the Borrower may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.  For the avoidance of doubt, no amounts received by the Administrative Agent or any Lender from any Guarantor that is not a Qualified ECP Guarantor shall be applied in partial or complete satisfaction of any Excluded Swap Obligations.

(l)                                     [Reserved].

(m)                             Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Loan to the Borrower in an amount equal to the portion of the Obligations constituting overdue interest and fees and Swingline Loans from time to time due and payable to itself, any Lender, the Swingline Lender or the Issuing Lender, and apply the proceeds of any such Loan to those Obligations; provided that after giving effect to any such Loan, the Total Revolving Extensions of Credit will not exceed the Total Commitments.

2.19                        Illegality; Requirements of Law.

(a)                                 Illegality.   If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans, or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)                                 Requirements of Law.  If the adoption of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made subsequent to the date hereof:

(i)                                     shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)                                  shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans determined with reference to the Eurodollar Rate or of maintaining its obligation to make such Loans, or to increase the cost to such Lender or such other Recipient of issuing, maintaining or participating in Letters of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum receivable or received by such Lender or other Recipient hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrower will promptly pay such Lender or other Recipient, as the case may be, any additional amount or amounts necessary to compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c)                                  If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(d)                                 For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case (i) and (ii) be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(e)                                  A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent), including in reasonable detail a description of the basis for such claim and an explanation of how such amounts were determined, shall be conclusive in the absence of manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.  Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.19 for any amounts incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower arising pursuant to this Section 2.19 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.

2.20                        Taxes.

For purposes of this Section 2.20, the term “Lender” includes the Issuing Lender and the term “applicable law” includes FATCA.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law, and the Borrower shall, and shall cause each other Loan Party to, comply with the requirements set forth in this Section 2.20.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings for Indemnified Tax applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Tax been made.

(b)                                 Payment of Other Taxes.  The Borrower shall, and shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

(c)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                                 Indemnification by Loan Parties.  The Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20(d) (but without duplication of any amounts compensated for by another provision of this Agreement or any other Loan Document) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (excluding any amount of value added Tax which is recovered by such Recipient) (including any recording and filing fees with respect thereto or resulting therefrom and any interest, penalties or similar liabilities imposed by the applicable Governmental Authority with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability, including in reasonable detail a description of the basis for such payment or liability and an explanation of how the amount of such payment or liability was determined, delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(e).

(f)                                   Status of Lenders.

(i)                                     Any Lender (including, solely for purposes of this Section 2.20(f), the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(f)(ii)(A), (ii)(B), or (ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed, valid and executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed, valid and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed, valid and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 properly completed, valid and executed originals of IRS Form W-8ECI (or any successor form);

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed, valid and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, properly completed, valid and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), valid executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               [Reserved],

(iv)                              Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.  Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(g)                                  [Reserved].

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).

Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.20(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     Survival.  Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Discharge of Obligations.

2.21                        Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of Eurodollar Loans by the Borrower on a day that is not the last day of an Interest Period with respect thereto.  Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the Discharge of Obligations.

2.22                        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19(b), Section 2.19(c), Section 2.20(a), Section 2.20(b) or Section 2.20(d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19(b), Section 2.19(c), Section 2.20(a), Section 2.20(b) or Section 2.20(d).  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.

2.23                        Substitution of Lenders.  Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount, regardless of whether the Lender makes a request for such payment), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a)                                 a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.20 or of increased costs pursuant to Section 2.19(b) or Section 2.19(c);

(b)                                 a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c)                                  notice from the Administrative Agent that a Lender is a Defaulting Lender or a Non-Consenting Lender;

then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Affected Lender:  (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans, Commitment and all other Obligations owing to such Affected Lender; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans, Commitment and all other Obligations owing to such Affected Lender (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.21 that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Eurodollar Loans then outstanding.  The Affected Lender replaced pursuant to this Section 2.23 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans, Commitment and all other Obligations owing to such Affected Lender upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other Obligations payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.21 hereof).  Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance); provided that, if such Affected Lender does not comply with Section 10.6 within ten Business Days after the Borrower’s request, compliance with Section 10.6 shall not be required to effect such assignment, and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.23, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 2.23, the applicable assignee shall have consented to the applicable amendment, waiver or consent.  Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.24                        Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definition of Required Lenders.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or to the Swingline Lender hereunder; third, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Letter of Credit; sixth, to the payment of any amounts owing to any L/C Lender, Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender, Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Advances and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.24(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.9(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)                               Each Defaulting Lender shall be limited in its right to receive letter of credit fees as provided in Section 3.3(d).

(C)                               With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such letter of credit fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such letter of credit fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such letter of credit fee.

(iv)                              Reallocation of Pro Rata Share to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.4 or in Swingline Loans pursuant to Section 2.7(c), the Revolving Percentage of each Non-Defaulting Lender of any such Letter of Credit and the Revolving Percentage of each Non-Defaulting Lender of any such Swingline Loan, as the case may be, shall be computed without giving effect to the applicable Commitment of such Defaulting Lender; provided that, (A) each such reallocation shall be given effect only if, at the date of such reallocation, no Event of Default has occurred and is continuing; and (B) the aggregate obligations of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of such Non-Defaulting Lender minus (2) such Non-Defaulting Lender’s Revolving Percentage of the Total Revolving Extensions of Credit.  Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 3.10.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender;

and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)                                  New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure in respect of Letters of Credit after giving effect thereto.

(d)                                 Termination of Defaulting Lender.  The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than ten Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.24(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) on the date of such termination, no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender may have against such Defaulting Lender.

2.25                        Joint and Several Liability.  To the extent that any Loan Party shall, under this Agreement and the other Loan Documents as a joint and several obligor, repay any of the Obligations made to another Loan Party hereunder or other Obligations incurred directly and primarily by any other Loan Party (an “Accommodation Payment”), then the Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each other Loan Party that is a joint and several obligor in respect of the Obligations in an amount, for each of such other Loan Party, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties.  As of any date of determination, the “Allocable Amount” of each Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Loan Party hereunder without (a) rendering such Loan Party “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

2.26                        Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.27                        Incremental Facility.

(a)                                 At any time after the Closing Date during the Commitment Period, the Borrower may request from time to time from one or more existing Lenders or from other Eligible Assignees reasonably acceptable to the Administrative Agent, the Issuing Lender, the Swingline Lender and the Borrower (but subject to the conditions set forth in clause (b) below) the Total Commitments be increased by an amount not to exceed the Available Revolving Increase Amount at such time (each such increase, an “Increase”); provided that the Borrower may not request an Increase on more than three occasions (excluding any request for an Increase that is not effectuated) during the term of this Agreement.  No Lender shall be obligated to increase its Commitments in connection with a proposed Increase.  To the extent sufficient existing Lenders, as applicable, do not agree to increase their Commitments on terms acceptable to the Borrower, or to the extent such Lenders have not promptly responded to the Borrower’s request for such increase, the Borrower may invite any prospective lender that satisfies the criteria of being an “Eligible Assignee” to become a Lender pursuant to a joinder agreement in connection with the proposed Increase (provided that the joinder of any such “Lender” for the purpose of providing all or any portion of any such Increase shall require the consent (not to be unreasonably withheld or delayed) of Administrative Agent, the Issuing Lender and the Swingline Lender (but not any other Lender).  Any Increase shall be in an amount of at least $10,000,000 (or, if the Available Revolving Increase Amount is less than $10,000,000, such remaining Available Revolving Increase Amount) and integral multiples of $1,000,000 in excess thereof. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Commitments exceed the Available Revolving Increase Amount during the term of the Agreement.

(b)                                 Each of the following shall be conditions precedent to any Increase of the Commitments in connection therewith:

(i)                                     any Increase shall be on the same terms (including the pricing, and maturity date), as applicable, as, and pursuant to documentation applicable to, the Facility then in effect;

(ii)                                  the Borrower shall have delivered an irrevocable written request to the Administrative Agent for such Increase at least ten (10) Business Days prior to the requested funding date of such Increase;

(iii)                               [reserved];

(iv)                              each Lender (including any prospective lenders agreeing to become a Lender hereunder) agreeing to such Increase, the Borrower and the Administrative Agent have signed an Increase Joinder (any Increase Joinder may, with the consent of the Administrative Agent, the Borrower and the Lenders agreeing to such Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.27) and the Borrower shall have executed any Notes requested by any Lender in connection with the making of the Increase.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, an Increase Joinder reasonably satisfactory to the Administrative Agent, and the amendments to this Agreement effected thereby, shall not require the consent of any Lender other than the Lender(s) agreeing to fund such Increase;

(v)                                 each of the conditions precedent set forth in Section 5.2(a) and (e) are satisfied with respect to such Increase;

(vi)                              after giving pro forma effect to such Increase and the use of proceeds thereof and assuming that the Total Commitments are fully drawn, (A) no Default or Event of Default shall have occurred and be continuing at the time of such Increase and (B) the Borrower shall be in compliance with the then applicable financial covenants set forth in Section 7.1 hereof as of the end of the most recently ended quarter for which financial statements are required to be delivered prior to such Increase (provided that the Consolidated Leverage Ratio shall not be greater than 0.25x less than the covenant set forth in Section 7.1(c) for such period), and the Borrower shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent evidencing compliance with the requirements of this clause (vi) and clause (v) above;

(vii)                           in connection with such Increase, the Borrower shall pay to Administrative Agent all fees required to be paid pursuant to the terms of the Fee Letter; and

(viii)                        upon each Increase in accordance with this Section 2.27, all outstanding Loans, participations hereunder in Letters of Credit and participations hereunder in Swingline Loans held by each Lender shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Revolving Percentages, pursuant to procedures reasonably determined by the Administrative Agent.

(c)                                  Upon the effectiveness of any Increase, (i) all references in this Agreement and any other Loan Document to the Loans shall be deemed, unless the context otherwise requires, to include such Increase advanced pursuant to this Section 2.27 and (ii) all references in this Agreement and any other Loan Document to the Commitment shall be deemed, unless the context otherwise requires, to include the commitment to advance an amount equal to such Increase pursuant to this Section 2.27.

(d)                                 The Loans and Commitments established pursuant to this Section 2.27 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents.  The Loan Parties shall take any actions reasonably required by Administrative Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Commitments, which actions may include re-granting Liens and entering into supplements, amendments, restatements or replacements of the Security Documents and executing and delivering all documents, instruments and legal opinions in connection therewith reasonably requested by the Administrative Agent.

SECTION 3
LETTERS OF CREDIT

3.1                               L/C Commitment.

(a)                                 Subject to the terms and conditions hereof, the Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower (or, with the consent of the applicable Issuing Lender, any Group Member) on any Business Day during the Letter of Credit Availability Period in such form as may reasonably be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Exposure would exceed the Total L/C Commitments at such time or the Available Commitments would be less than zero at such time, or (ii) an Overadvance would exist at such time. Except as otherwise agreed by the Issuing Lender and the Administrative Agent in their sole discretion, each Letter of Credit shall expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the Letter of Credit Maturity Date, provided that (i) any Letter of Credit may provide for the renewal thereof for additional one-year periods (which, except as otherwise agreed by the Issuing Lender and the Administrative Agent in their sole discretion, shall in no event extend beyond the date referred to in clause (y) above) and (ii) in the event that the Issuing Lender and the Administrative Agent agree to issue a Letter of Credit with an expiration date that is after the Letter of Credit Maturity Date, such Letter of Credit shall be required to be Cash Collateralized on or prior to the Letter of Credit Maturity Date in an amount equal to 105% of the L/C Exposure attributable to such Letter of Credit in accordance with Section 3.10.  Each Letter of Credit shall be denominated in Dollars, or, in the sole discretion of the Issuing Lender with respect to any particular Letter of Credit, an alternative foreign currency.  For purposes of this Agreement, the stated amount of any Letter of Credit issued in an alternative currency shall be converted into Dollars from time to time by the Issuing Lender and upon any drawing under such Letter of Credit.

(b)                                 The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if:

(i)                                     such issuance would conflict with, or cause the Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law;

(ii)                                  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(iii)                               the Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.2 shall not then be satisfied (which notice shall contain a description of any such condition asserted not to be satisfied);

(iv)                              any requested Letter of Credit is not in form and substance reasonably acceptable to the Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of the Issuing Lender;

(v)                                 such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder;

(vi)                              except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial face amount less than $25,000; or

(vii)                           any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral pursuant to Section 3.10, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.24(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

3.2                               Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit for the account of the Borrower (or with the consent of the applicable Issuing Lender, any other Group Member) by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3                               Fees and Other Charges.

(a)                                 The Borrower agrees to pay, (i) with respect to each outstanding Letter of Credit (including each Existing Letter of Credit), upon the issuance or renewal thereof, a fronting fee of 0.125% of the amount available to be drawn under each such Letter of Credit to the Issuing Lender for its own account (a “Letter of Credit Fronting Fee”), and (ii) with respect to each outstanding Letter of Credit (including each Existing Letter of Credit) a letter of credit fee equal to the Applicable Margin for ABR Loans per annum multiplied by the daily amount available to be drawn under each such Letter of Credit to the Administrative Agent for the ratable account of the L/C Lenders (determined in accordance with their respective Revolving Percentages) (a “Letter of Credit Fee”), payable quarterly in arrears on the last Business Day of each quarter of each year and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit, and (iii) the Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (the fees in this clause (iii), collectively, the “Issuing Lender Fees”).  All Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)                                 In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are reasonably incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c)                                  The Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as the Issuing Lender or the Administrative Agent may reasonably require.  This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(d)                                 Any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 3.10 shall be payable, to the maximum extent permitted by applicable law, to the other L/C Lenders in accordance with the upward adjustments in their respective Revolving Percentages allocable to such Letter of Credit pursuant to Section 2.23(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account unless the Borrower has Cash Collateralized such Letter of Credit pursuant to Section 3.10(a).

(e)                                  All fees payable under this Section 3.3 shall be fully earned on the date paid and nonrefundable.

3.4                               L/C Participations; Existing Letters of Credit.

(a)                                 L/C Participations.  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower pursuant to Section 3.5(a), such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5.2, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)                                 Existing Letters of Credit.  On and after the Closing Date, the Existing Letters of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to Sections 3.3(a)(ii) and 3.3(b), reimbursement of costs and expenses to the extent provided herein and for purposes of being secured by the Collateral, a Letter of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement (which shall control in the event of a conflict).

3.5                               Reimbursement.

(a)                                 If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof and the Borrower shall pay or cause to be paid to the Issuing Lender an amount equal to the entire amount of such L/C Disbursement not later than (i) the immediately following Business Day if the Issuing Lender issues such notice before 10:00 A.M. on the date of such notice or (ii) on the second following Business Day if the Issuing Lender issues such notice on or after 10:00 A.M. on the date of such L/C Disbursement.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds; provided that the Borrower may request that such payment be financed with a Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligations to make such payment shall be discharged and replaced by the resulting Loan or Swingline Loan.

(b)                                 If the Issuing Lender shall not have received from the Borrower the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, the Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its Revolving Percentage thereof, and each such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s Revolving Percentage of such L/C Disbursement (and the Administrative Agent may apply Cash Collateral provided for this purpose); upon such payment pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement, the Borrower shall be required to reimburse the L/C

Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Loans that are ABR Loans plus 2% per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Loan Conversions set forth in Section 5.2 are satisfied, the Borrower may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Loans (a “Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and the Borrower shall be deemed to have accepted, a Loan in the aggregate principal amount of such payment without further action on the part of any party; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Loans for all purposes hereunder; provided that the Issuing Lender, at its option, may effectuate a Loan Conversion regardless of whether the conditions to borrowings and Loan Conversions set forth in Section 5.2 are satisfied.

3.6                               Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

In addition to amounts payable as elsewhere provided in the Agreement, the Borrower hereby agrees to pay and to protect, indemnify, and save Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

3.7                               Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8                               Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9                               Interim Interest.  If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either the Borrower shall have reimbursed such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall have reimbursed such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of the Issuing Lender, for each day from and including the date of such L/C Disbursement to but excluding the date of payment by the Borrower, at the rate per annum that would apply to such amount if such amount were a Loan that is an ABR Loan; provided that the provisions of Section 2.15(c) shall be applicable to any such amounts not paid when due.

3.10                        Cash Collateral.

(a)                                 Certain Credit Support Events.  Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by the L/C Lenders that is not reimbursed by the Borrower or converted into a Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then effective L/C Exposure in an amount equal to 105% of such L/C Exposure.

At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 105% of the Fronting Exposure relating to the Letters of Credit (after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(b)                                 Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.  The Borrower, and to the extent provided by any Lender or Defaulting Lender, such Lender or Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the L/C Lenders, and agrees to maintain, a first priority security interest and Lien in all such Cash Collateral and in all proceeds thereof, as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than 105% of the L/C Exposure, Fronting Exposure and other Obligations secured thereby, the Borrower or the relevant Lender or Defaulting Lender, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.24 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure in respect of Letters of Credit or other Obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 3.10 following (i) the elimination of the applicable Fronting Exposure and other Obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender), or (ii) a determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) that, subject to Section 2.24, the Person providing such Cash Collateral and the Issuing Lender may agree that such Cash Collateral shall not be released but instead shall be held to support future anticipated Fronting Exposure or other obligations, and provided further, that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to any security interest and Lien granted pursuant to the Loan Documents.

3.11                        Additional Issuing Lenders.  The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement.  Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit.

3.12                        Resignation of the Issuing Lender.  The Issuing Lender may resign at any time by giving at least 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower.  Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it.  At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 3.3.  The acceptance of any appointment as the Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents (other than with respect to the rights of the retiring Issuing Lender with respect to Letters of Credit issued by such retiring Issuing Lender) and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the resignation of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

3.13                        Applicability of UCP and ISP.  Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to (a) with respect to standby Letters of Credit, the rules of the ISP, and (b) with respect to commercial Letters of Credit, the rules of the Uniform Customs and Practice for Documentary Credits, as published in its most recent version by the International Chamber of Commerce on the date any commercial Letter of Credit is issued.

SECTION 4
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, Holdings and Borrower hereby represent and warrant to the Administrative Agent and each Lender, as to themselves and each of their respective Subsidiaries, that:

4.1                               Financial Condition.

(a)                                 The internally prepared pro forma income statement of Holdings and its Subsidiaries as of September 30, 2017 has been prepared giving effect to the consummation of the combination of the GENBAND and Sonus businesses and presents fairly in all material respects on a pro forma basis the combined revenues, expenses and net earnings of Holdings and its consolidated Subsidiaries as of September 30, 2017 and for the trailing 9-month period then ended, assuming that such business combination had actually occurred on January 1, 2017.

(b)                                 The audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2016, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.  The audited consolidated balance sheet of GENBAND Holdings Company and its Subsidiaries as of December 31, 2016, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, present fairly in all material respects the consolidated financial condition of GENBAND Holdings Company and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.  The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2017, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments).  The unaudited consolidated balance sheet of GENBAND Holdings Company and its Subsidiaries as at September 30, 2017, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of the GENBAND Holdings Company and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein, and except, in the case of any unaudited financial statements, for the omission of notes or other textual disclosures that may be required by GAAP).  No Group Member has, as of the Closing Date, any material Guarantee Obligations, contingent liabilities, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.  During the period from December 31, 2016 to and including the date hereof, there has been no Disposition by any Group Member of any material part of the business or property of the Group Members, taken as a whole.

4.2                               No Change.  Since December 31, 2016, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3                               Existence; Compliance with Law.  Each Group Member (a) other than any Immaterial Subsidiary that is not a Loan Party is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4                               Power, Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational or corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and any other filings from time to time required under the Guarantee and Collateral Agreement, and (iii) routine Tax filings.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                               No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law (except as set forth on Schedule 4.5), its Operating Documents or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any Contractual Obligation (other than the Liens created by the Security Documents).  No Group Member has violated any Requirement of Law or violated or failed to comply with any Contractual Obligation or any provision of an Operating Document applicable to Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.  The violations of Requirements of Law referenced on Schedule 4.5 shall not have a material adverse effect on any rights of the Lenders or the Administrative Agent pursuant to the Loan Documents.

4.6                               Litigation.  (a) No litigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings and the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues, and (b) to the knowledge of the Group Members, no investigation concerning any Group Member is pending or threatened, in each case of (a) and (b), (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) that could reasonably be expected to have a Material Adverse Effect.

4.7                               No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested credit extension under this Agreement.

4.8                               Ownership of Property; Liens; Investments.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.  No Loan Party owns any Investment except as permitted by Section 7.8.  Section 10 of the Collateral Information Certificate sets forth a complete and accurate list of all real property owned by each Loan Party as of the Closing Date, if any.  Section 11 of the Collateral Information Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee as of the Closing Date.

4.9                               Intellectual Property.  Each Group Member owns, or is licensed to use, to the knowledge of such Group Member, all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as listed on Schedule 4.9, no claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity of any Group Member’s Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect.  The use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement or violation could not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of Holdings and the Borrower, threatened to such effect, unless such claim could not reasonably be expected to have a Material Adverse Effect.

4.10                        Taxes.  Each Group Member has filed or caused to be filed all income and all other material state and other material tax returns that are required to be filed by it and has paid all material taxes shown to be due and payable by it on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority that are due and payable (other than (a) any taxes, fees or charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member or (b) amounts not to exceed $500,000 at any time); no tax Lien has been filed on any property of a Loan Party that is still in effect (other than Liens permitted by Section 7.3(a)), and, to the knowledge of Holdings and the Borrower, no claim is being asserted by any Governmental Authority, with respect to any such tax, fee or other charge that is not being contested in good faith and by appropriate proceedings.

4.11                        Federal Regulations.  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of “buying’ or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for buying or carrying any such margin stock or for extending credit to others for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X of the Board.  If any margin stock directly or indirectly constitutes Collateral securing the Obligations, if requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12                        Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings and the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13                        ERISA.

(a)                                 Each Loan Party and, to each Loan Party’s knowledge, each of its respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Pension Plan, and have performed all their obligations in all material respects under each Pension Plan;

(b)                                 no ERISA Event has occurred or is reasonably expected to occur;

(c)                                  each Loan Party and, to each Loan Party’s knowledge, each of its respective ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan;

(d)                                 as of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $5,000,000;

(e)                                  all liabilities under each Pension Plan are (i) funded to at least the minimum level required by law, (ii) insured with a reputable insurance company; (iii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto or (iv) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and

(f)                                   (i) no Loan Party is nor will any such Loan Party be a “plan” within the meaning of Section 4975(e) of the Code; (ii) the respective assets of the Loan Parties do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101, as modified by ERISA 3(42); (iii) no Loan Party is nor will any such Loan Party be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with any Loan Party are not and will not be subject to state statutes applicable to such Loan Party regulating investments of fiduciaries with respect to governmental plans.

4.14                        Investment Company Act; Other Regulations.  No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.  Except as set forth on Schedule 4.5, no Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.15                        Subsidiaries.

(a)                                 Except as disclosed to the Administrative Agent by Holdings in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization or incorporation of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) except as set forth on Schedule 4.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings or any Subsidiary, except as may be created by the Loan Documents (other than non-consensual Liens permitted by Section 7.3).

(b)                                 No Immaterial Subsidiary (a) holds assets representing more than 1.0% of Holdings’ consolidated total assets (excluding Investments in Subsidiaries and intercompany receivables that would be eliminated in consolidated financial statements, and goodwill) (determined in accordance with GAAP), (b) has generated more than 1.0% of Holdings’ consolidated total revenues (excluding any intercompany revenue that would be eliminated in consolidated financial statements) determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(c); provided that all Subsidiaries that are individually Immaterial Subsidiaries do not have aggregate consolidated total assets (excluding Investments in Subsidiaries and intercompany receivables that would be eliminated in consolidated financial statements, and goodwill) that would represent 2.5% or more of Holdings’ consolidated total assets nor have generated 2.5% or more of Holdings’ consolidated total revenues (excluding any intercompany revenue that would be eliminated in consolidated financial statements) for such four fiscal quarter period, in each case determined in accordance with GAAP, or (c) owns any material Intellectual Property.

4.16                        Use of Proceeds. The proceeds of the Loans shall be used to refinance the obligations of the Group Members outstanding under the Existing SVB Credit Facility, to pay fees and expenses related to the Existing SVB Credit Facility and to this Agreement and for general corporate purposes.

4.17                        Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)                                 To the knowledge of Holdings, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of Holdings and the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b)                                 no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)                                  no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)                                 no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of Holdings and the Borrower, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)                                  there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f)                                   the Properties and all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and, to the knowledge of Holdings and the Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)                                  no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18                        Accuracy of Information, etc.  No statement or information (other than projections and other forward looking information and information of a general economic or industry nature) contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings and the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19                        Security Documents.

(a)                                 The Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Security Documents, when financing statements and other filings and registrations specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan

Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3, and in the case of Pledged Stock, Liens permitted by Section 7.3(a)).  As of the Closing Date, none of the Loan Parties that is a limited liability company or partnership has any Capital Stock that is a Certificated Security.

(b)                                 Each of the Mortgages, if any, delivered after the Closing Date will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except for Liens permitted by Section 7.3).

4.20                        Solvency; Voidable Transaction.  The Borrower is, and the Loan Parties are, when taken as a whole, and immediately after giving effect to the incurrence of all Indebtedness, Obligations and obligations being incurred in connection herewith, will be Solvent.  No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party

4.21                        Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

4.22                        [Reserved].

4.23                        [Reserved].

4.24                        Insurance.  All insurance maintained by the Loan Parties is in full force and effect, all premiums thereon have been duly paid (which, for the avoidance of doubt, includes premiums paid on a periodic basis), no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance.  Each Loan Party maintains insurance with financially sound and reputable insurance companies on its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.25                        No Casualty.  No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.

4.26                        [Reserved].

4.27                        Capitalization.  Schedule 4.27 sets forth as of the Closing Date the record owners of all Capital Stock of each Subsidiary of Holdings, the amount of Capital Stock and percentage of total Capital Stock held by each such owner of any Subsidiary that is a Loan Party and each first-tier Subsidiary of any Loan Party, and the percentage of total Capital Stock owned with respect to each other Subsidiary that is a Group Member as of the Closing Date.

4.28                        OFAC.  Neither Holdings, the Borrower, nor any of their respective Subsidiaries, nor, to the knowledge of Holdings and each Group Member, any director, officer, employee, agent (in its capacity as agent for any Group Member), Controlled Affiliate of Holdings or representative (in its capacity as representative for any Group Member) thereof, is an individual or an entity that is, or is owned or controlled by an individual or entity that is (a) currently the subject of any Sanctions, or (b) located, organized or resident in a Designated Jurisdiction.

4.29                        Anti-Corruption Laws. Each of Holdings, the Borrower and their respective Subsidiaries have conducted their businesses in all material respects in compliance with applicable anti-corruption laws (including the Anti-Corruption Law (as amended) of the Cayman Islands) and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

4.30                        Ribbon Shareholder Loan Documents.

(a)                                 The Loan Parties have delivered to the Administrative Agent a complete and correct copy of the material Ribbon Shareholder Loan Documents.

(b)                                 The Obligations constitute “Senior Indebtedness” under the Ribbon Shareholder Promissory Notes.

(c)                                  The Credit Agreement and the other Loan Documents constitute “Senior Indebtedness Documents” under the Ribbon Shareholder Promissory Notes.

(d)                                 The restrictions on payment of the Ribbon Shareholder Indebtedness set forth herein constitute a “Payment Restriction” under the Ribbon Shareholder Promissory Notes.

SECTION 5
CONDITIONS PRECEDENT

5.1                               Conditions to Initial Extension of Credit.  The effectiveness of this Agreement and the obligation of each Lender to make its initial extension of credit hereunder shall be subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)                                 Loan Documents.  The Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i)                                     this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrower and each Lender listed on Schedule 1.1A;

(ii)                                  the Collateral Information Certificate, executed by a Responsible Officer;

(iii)                               if required by any Lender, one or more Notes executed by the Borrower in favor of such Lender;

(iv)                              if required by the Swingline Lender, the Swingline Loan Note executed by the Borrower in favor of such Swingline Lender;

(v)                                 the Guarantee and Collateral Agreement, executed and delivered by each Grantor named therein;

(vi)                              each Intellectual Property Security Agreement, executed by the applicable Grantor related thereto;

(vii)                           each other Security Document, executed and delivered by the applicable Loan Party party thereto;

(viii)                        a Notice of Borrowing, attaching a funds flow, executed by the Borrower.

(b)                                 [Reserved].

(c)                                  Financial Statements; Projections.  The Lenders shall have received (i) projected financial statements of the Loan Parties on a quarterly basis through 2018, and on an annual basis for each fiscal year thereafter through the Revolving Termination Date, and (ii) each of the Loan Parties’ financial statements set forth in Section 4.1(b).

(d)                                 Approvals.  All Governmental Approvals and consents and approvals of, or notices to, any other Person (including board approvals and approvals the holders of any Capital Stock issued by any Loan Party) required in connection with the execution and performance of the Loan Documents, the consummation of the transactions contemplated hereby, shall have been obtained and be in full force and effect.

(e)                                  Secretary’s or Managing Member’s Certificates; Certified Operating Documents; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by the Secretary, Managing Member or equivalent officer or other Responsible Officer of such Loan Party, substantially in the form of Exhibit C, attaching (A) the Operating Documents of such Loan Party, (B) the relevant board resolutions, shareholder resolutions (if required) or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party and (C) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party, (ii) a good standing certificate for each Loan Party from its respective jurisdiction of organization or incorporation, and (iii) a certificate of foreign qualification (or similar certificate) for each Loan Party from each jurisdiction (other than its jurisdiction of incorporation or organization) where the failure of such Loan Party to be qualified could reasonably be expected to have a Material Adverse Effect.

(f)                                   Responsible Officer’s Certificates.

(i)                                     The Administrative Agent shall have received a certificate signed by a Responsible Officer of Holdings, in form and substance reasonably satisfactory to it, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(ii)                                  The Administrative Agent shall have received a certificate signed by a Responsible Officer of Holdings, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying (A) that the conditions specified in Sections 5.2(a) and (e) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2016, that has had or that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(g)                                  Patriot Act, etc.  The Administrative Agent and each Lender shall have received, prior to the Closing Date, all documentation and other information requested to comply with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party (or its tax owner, in the case of a Loan Party that is a disregarded entity for U.S. federal income tax purposes).

(h)                                 Due Diligence Investigation.  The Administrative Agent shall have completed a business and legal due diligence investigation of Holdings and its Subsidiaries in scope, and with results, satisfactory to the Administrative Agent and shall have been given such access to the management, records, books of account, contracts and properties of Holdings and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as it shall have reasonably requested.

(i)                                     Reports.  The Administrative Agent shall have received, in form and substance satisfactory to it, all asset appraisals, field audits, and such other reports and certifications, as it has reasonably requested.

(j)                                    Existing Credit Facilities, Etc.  (A) All obligations (other than contingent indemnification obligations) of the Group Members in respect of the Existing SVB Credit Facility shall, substantially contemporaneously with the funding of certain Loan proceeds on the Closing Date have been paid in full, (B) the Liens of the Existing SVB Agent in the assets of the Group Members securing obligations under the Existing SVB Credit Facility shall have been, or substantially contemporaneously with the Closing Date, shall be, terminated, and (C) the Administrative Agent shall have received an executed copy of the Payoff Letter (SVB) and such other documents and information related thereto or to the termination of the Existing SVB Credit Facility as it may reasonably request.

(k)                                 Collateral Matters.

(i)                                     Lien Searches.  The Administrative Agent shall have received the results of recent lien searches of the Loan Parties from each jurisdiction reasonably requested by the Administrative Agent, and such searches shall reveal no liens on any of the assets of the Group Members except for Liens permitted by Section 7.3, or Liens to be discharged on or prior to the Closing Date.

(ii)                                  [Reserved].

(iii)                               Filings, Registrations, Recordings, Agreements, Etc.   Except as expressly set forth in Section 5.3, each document (including any UCC financing statements, Intellectual Property Security Agreements, Deposit Account Control Agreements, and Securities Account Control Agreements) required by the Security Documents or under applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create in favor of the Administrative Agent (for the benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed and delivered to the Administrative Agent or, as applicable, be in proper form for filing, registration or recordation, or satisfactory arrangements shall have been made or agreed for such execution, delivery, filing or registration.

(iv)                              [Reserved].

(v)                                 Satisfaction of Requirements under Security Documents.  The Administrative Agent shall have received all documents, notices or other items required to be delivered as of the Closing Date under each Security Document.

(l)                                     Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.6 hereof and Section 5.2(b) of the Guarantee and Collateral Agreement, in form and substance satisfactory to the Administrative Agent.

(m)                             Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date (including pursuant to the Fee Letter), and all reasonable and documented fees and expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) for payment on or before the Closing Date.

(n)                                 Legal Opinions.  The Administrative Agent shall have received the executed legal opinions of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.  Such legal opinions shall cover such matters incident to the transactions contemplated by this Agreement and the other Loan Documents as the Administrative Agent may reasonably require.

(o)                                 Minimum Liquidity.  The Borrower’s Liquidity (after giving effect to the use of proceeds on the Closing Date) shall be not less than $50,000,000.

(p)                                 Solvency Certificate.  The Administrative Agent shall have received a Solvency Certificate from the chief financial officer or treasurer of Holdings and the Borrower.

(q)                                 No Material Adverse Effect.  There shall not have occurred since December 31, 2016, any event or condition that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(r)                                    No Litigation.  No litigation or proceeding before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened, that could reasonably be expected to have a Material Adverse Effect.  No investigation of any Governmental Authority is pending or, to the knowledge of any Group Member, threatened, that could reasonably be expected to have a Material Adverse Effect.

(s)                                   [Reserved].

(t)                                    [Reserved].

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such

Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any extension of credit on the Closing Date has been requested, such Lender shall not have made available to the Administrative Agent on or prior to the Closing Date such Lender’s Revolving Percentage of such requested extension of credit.

5.2                               Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)                                 Representations and Warranties.  Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct in all respects, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date (or all respects to the extent such representation and warranty is qualified by materiality).

(b)                                 [Reserved].

(c)                                  Availability.  With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 shall be complied with.

(d)                                 Notices of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for extension of credit which complies with the requirements hereof.

(e)                                  No Default.  No Default or Event of Default shall have occurred and be continuing as of or on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder and each Loan Conversion shall constitute a representation and warranty by the Borrower as of the date of such extension of credit or Loan Conversion, as applicable, that the conditions contained in this Section 5.2 have been satisfied.

5.3                               Post-Closing Conditions Subsequent.  The Borrower shall satisfy each of the conditions subsequent to the Closing Date specified in on Schedule 5.3 to the reasonable satisfaction of the Administrative Agent, in each case by no later than the date specified therein for such condition (or such later date as the Administrative Agent shall agree in its sole discretion).

SECTION 6
AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby agree that, at all times prior to the Discharge of Obligations, each of Holdings and the Borrower shall, and, where applicable, shall cause each of its Subsidiaries to:

6.1                               Financial Statements.  Furnish to the Administrative Agent for distribution to each Lender:

(a)                                 as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings (or such later date as the Administrative Agent may agree in its sole discretion), a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (other than as a result of the upcoming maturity of the Obligations), or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing and reasonably acceptable to the Administrative Agent;

(b)                                 [Reserved]

(c)                                  as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters (or such later date as the Administrative Agent may agree in its sole discretion) occurring during each fiscal year of Holdings, the unaudited consolidated and consolidating (showing separate results for the Loan Parties, collectively, and Subsidiaries that are not Loan Parties, collectively) balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating (showing separate results for the Loan Parties, collectively, and Subsidiaries that are not Loan Parties, collectively) statements of income and of cash flows (for such month and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects (subject to normal year-end audit adjustments)).

All such financial statements shall be prepared in accordance with GAAP applied (except (i) in the case of interim financial statements, for year-end adjustments and the absence of footnotes, or (ii) as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Additionally, documents required to be delivered pursuant to this Section 6.1 and Section 6.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which Holdings posts such documents, or provides a link thereto, either: (i) on Holdings’ website on the Internet at the website address: http://investors.ribboncommunications.com/sec.cfm; or (ii) when such documents are posted electronically on Holdings’ behalf on an internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any; provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender; and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2                               Certificates; Reports; Other Information.  Furnish to the Administrative Agent, for distribution to each Lender (or, in the case of clause (k), to the) within the time periods set forth below (or such later date as the Administrative Agent may agree in its sole discretion):

(a)                                 [reserved];

(b)                                 concurrently with the delivery of any financial statements pursuant to Section 6.1, a Compliance Certificate (x) containing all information and calculations necessary for determining compliance by each Loan Party with the provisions of Section 7.1 of this Agreement referred to therein as of the last day of the quarter or fiscal year of Holdings, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any registered Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c)                                  no later than 45 days after the end of each fiscal year of Holdings, consolidated projections and a model for the following fiscal year set forth on a quarterly basis in a form (and containing detail) consistent with the projections and model delivered to the Administrative Agent and distributed to the Lenders prior to the Closing Date, and, as soon as available, significant revisions, if any, of such projections and model with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of Holdings stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)                                 promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to any Group Members’ filings with the SEC or information that would violate confidentiality obligations to a Governmental Authority);

(e)                                  within five (5) Business Days after the same are sent, without duplication for any information already provided to the Administrative Agent, copies of each annual report, proxy or financial statement or other material report that Holdings or the Borrower sends to the holders of any class of their respective Indebtedness with a principal amount in excess of $5,000,000 or public equity securities and, within five (5) Business Days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)                                   within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of material Governmental Approvals or material Requirements of Law or that could reasonably be expected to have a Material Adverse Effect on any of the material Governmental Approvals or otherwise on the operations of the Group Members;

(g)                                  [reserved];

(h)                                 within five (5) Business Days after the execution, delivery, or receipt thereof, as applicable, copies of any amendments, supplements, consent letters, waivers, forbearances, restatements or modifications to, or any material notices (including, without limitation, any notices of default), certificates or reports pursuant to the terms of or in connection with, any Ribbon Shareholder Loan Document;

(i)                                     promptly after renewal thereof, but in no event less frequently than once every twelve months, a report of a reputable insurance broker with respect to the insurance coverage required to be maintained pursuant to Section 6.6, together with any supplemental reports with respect thereto which the Administrative Agent may reasonably request; and

(j)                                    [reserved];

(k)                                 promptly such additional financial and other information the Administrative Agent or any Lender may from time to time reasonably request, including, without limitation, any certification or other evidence confirming the Borrower’s compliance with the terms of this Agreement.

6.3                               [Reserved].

6.4                               Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent (after giving effect to any extensions granted or grace periods in effect), as the case may be, all its material obligations of whatever nature (other than the Ribbon Shareholder Indebtedness unless such payment is permitted by the terms hereof and the subordination provisions thereof), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.5                               Maintenance of Existence; Compliance.  (a)(i) Preserve, renew and keep in full force and effect its organizational existence (other than (x) in the reasonable discretion of Holdings with respect to Subsidiaries that are Immaterial Subsidiaries that are not Loan Parties, and (y) Permitted Restructuring Transactions) and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business or necessary for the performance by such Person of its Obligations under any Loan Document, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrower) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its ERISA Affiliates to:  (1) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal or state law; (2) cause each Pension Plan to maintain its qualified status in all material respects under Section 401(a) of the Code; (3) not become a party to any Multiemployer Plan if doing so could reasonably be expected to result in a material liability to any Loan Party or its ERISA Affiliates; (4) ensure that all liabilities under each Pension Plan are either (w) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Pension Plan; (x) insured with a reputable insurance company; or (y) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; or (z) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (5) ensure that the contributions or premium payments to or in respect of each Pension Plan are and continue to be promptly paid at no less than the rates required under the rules of such Pension Plan and in accordance with the most recent actuarial advice received in relation to such Pension Plan and applicable law.

6.6                               Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.7                               Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) at reasonable times on five Business Days’ prior written notice to the Borrower (provided that no notice is required if an Event of Default has occurred and is continuing), permit representatives and independent contractors of the Administrative Agent and any Lender to visit and inspect any of its properties, perform field examinations and audits, and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants; provided that such inspections, field examinations and audits shall not be undertaken more frequently once every twelve (12) months (in the Administrative Agent’s discretion), unless an Event of Default has occurred and is continuing, in which case such inspections, field examinations and audits shall occur as often as the Administrative Agent shall reasonably determine. The foregoing inspections, field examinations and audits shall be at the Borrower’s expense, and the charge therefor shall be $1,000 per person per day (or such higher amount as shall represent the Administrative Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.

6.8                               Notices.  Give prompt written notice to each of the Administrative Agent and each Lender of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) it becoming aware of any litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, would reasonably be expected to have a Material Adverse Effect;

(c)                                  any litigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Group Member or (iii) which relates to any Loan Document;

(d)                                 (i)  promptly after the Borrower has knowledge or becomes aware of the occurrence of any of the following ERISA Events affecting the Borrower or any ERISA Affiliate (but in no event more than ten days after such event), the occurrence of any of the following ERISA Events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:  (A) an ERISA Event, (B) the adoption of any new Pension Plan by the Borrower or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by the Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the Code; and

(ii)                                  (A) promptly after the giving, sending or filing thereof, or the receipt thereof, copies of (1) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning an ERISA Event, and (2) copies of such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request; and (B), without limiting the generality of the foregoing, such certifications or other evidence of compliance with the provisions of Sections 4.13 and 7.9 as any Lender (through the Administrative Agent) may from time to time reasonably request;

(e)                                  [reserved];

(f)                                   [reserved];

(g)                                  [reserved];

(h)                                 any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer of Holdings setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.9                               Environmental Laws.

(a)                                 Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)                                 Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.10                        Operating Accounts.  Within ninety (90) days after the Closing Date (or such longer amount of time as the Administrative Agent shall agree in its sole discretion), except as agreed by the Administrative Agent, maintain Holdings’ and each Domestic Subsidiary’s (other than Sonus Securities Corp.) (i) primary domestic operating accounts with SVB or with SVB’s Affiliates and (ii) other operating accounts and depository accounts with any Lender or with any Lender’s Affiliates; provided that, for the avoidance of doubt, Holdings and its Domestic Subsidiaries shall not be required to maintain accounts with SVB or its Affiliates (in the case of clause (i)) or any Lender or its Affiliates (in the case of clause (ii)) in jurisdictions or for products or services not offered by SVB or its Affiliates (in the case of clause (i)) or any Lender or its Affiliates (in the case of clause (ii)) that are required for Holdings and such Subsidiaries to operate their business in the ordinary course of business.

6.11                        [Reserved].

6.12                        Additional Collateral, Etc.

(a)                                 With respect to any property (to the extent included in the definition of Collateral) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g), and (z) any other Excluded Assets (as defined in the Guarantee and Collateral Agreement) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within three Business Days (or such later date as the Administrative Agent may agree in its sole discretion)) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, other applicable Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property as credit support for the Obligations and (ii) take all actions as may be reasonably necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the benefit of the Secured Parties as credit support for the Obligations, a perfected first priority (except as permitted by Section 7.3) security interest and Lien in such property, including, but not limited to, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b)                                 With respect to any fee interest in any real property having a fair market value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (and in any event within 30 Business Days (or such longer period as the Administrative Agent may agree in its sole discretion), to the extent requested by the Administrative Agent, (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties as credit support for the Obligations, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.  The parties acknowledge that there are no Mortgages or Mortgaged Properties as of the Closing Date.  In the event that after the Closing Date the Loan Parties are required by the terms of this Section 6.12(b) to execute and delivery any Mortgage in respect of any Mortgaged Property, the Loan Parties covenant and agree to comply with the mortgage requirements of each of the Lenders.  In furtherance of the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by the Borrower or any other Loan Party after the Closing Date until (1) the date that occurs 30 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Party of such notice; and (iii) if such notice is required to be provided to the applicable Loan Party and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Administrative Agent shall have received written confirmation from the Designated Lender that flood insurance due diligence and flood insurance compliance has been completed by the Designated Lender (such written confirmation not to be unreasonably conditioned, withheld or delayed).  Each of the Loan Parties acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Commitments or Loans, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon): (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by all applicable flood insurance laws and as otherwise reasonably required by the Administrative Agent and (2) the Administrative Agent shall have received written confirmation from the Designated Lender, flood insurance due diligence and flood insurance compliance has been completed by the Designated Lender (such written confirmation not to be unreasonably withheld, conditioned or delayed), (ii) each of the Loan Parties covenants that with respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under applicable flood insurance laws, the applicable Loan Party (A) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Property of the Loan Party ceases to be financially sound and reputable, in which case, the applicable Loan Party shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent and the Designated Lender may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the flood insurance laws and (B) promptly upon request of the Administrative Agent or the Designated Lender, will deliver to the Administrative Agent or the Designated Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and the Designated Lender, including, without limitation, evidence of annual renewals of such insurance.  As used herein, “Designated Lender” shall mean each of SVB and JPMorgan Chase Bank, N.A., with respect to each for so long as such Person is a Lender.

(c)                                  With respect to any Immaterial Subsidiary that ceases to qualify as an Immaterial Subsidiary or any new direct or indirect Subsidiary (other than (w) any Foreign Subsidiary, (x) with respect to clauses (i) and (ii) below, any Subsidiary to the extent it is not directly owned by a Loan Party and (y) any Immaterial Subsidiary (to the extent not required to become a Guarantor pursuant to the definition of Guarantor)) created or acquired after the Closing Date by any Loan Party (including pursuant to a Permitted Acquisition), promptly, and in any event within 30 Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or other applicable Security Document as the Administrative Agent may reasonably deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties as credit support for the Obligations, a perfected first priority security interest in the Capital Stock (to the extent not constituting Excluded Assets (as defined in the Guarantee and Collateral Agreement)) of such new Subsidiary that is owned directly or indirectly by such Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement or other applicable Security Documents, (B) to take such actions as are reasonably necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest as credit support for the Obligations in the Collateral described in the Guarantee and Collateral Agreement or other applicable Security Document, with respect to such Subsidiary, including, but not limited to, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, other applicable Security Document or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary attaching the information required in Section 5.2(e) with respect to such Subsidiary, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)                                 With respect to any new Foreign Subsidiary (other than an Immaterial Subsidiary) created or acquired after the Closing Date by any Loan Party, promptly, and in any event within 30 Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or other applicable Security Documents, as the Administrative Agent may reasonably deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock (to the extent not constituting Excluded Assets (as defined in the Guarantee and Collateral Agreement)) of such new Foreign Subsidiary that is owned directly by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock (including any “stock entitled to vote” within the meaning of U.S. Treasury Regulation Section 1.956-2(c)) of any such new Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action (including, as applicable, the delivery of any foreign law pledge documents reasonably requested by the Administrative Agent) as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)                                  At the request of the Administrative Agent, each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral with a value in excess of $1,000,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims (subject to agreed upon exceptions) that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent.  Each Loan Party shall pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.13                        [Reserved].

6.14                        Use of Proceeds.  Use the proceeds of each credit extension only for the purposes specified in Section 4.16.

6.15                        [Reserved].

6.16                        Anti-Corruption Laws.  Conduct its business in compliance in all material respects with all applicable anti-corruption laws of the type described in Section 4.29 and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.17                        Further Assurances.  Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 7
NEGATIVE COVENANTS

Holdings and the Borrower hereby agree that, at all times prior to the Discharge of Obligations, neither Holdings nor the Borrower shall, nor shall Holdings or the Borrower permit any of their respective Subsidiaries, to, directly or indirectly:

7.1                               Financial Condition Covenants.

(a)                                 Minimum Consolidated Quick Ratio.  Permit the Group Member’s Consolidated Quick Ratio as at the last day of any fiscal quarter to be less than 1.00:1.00, the calculation of which must include at least $10,000,000 of unrestricted cash and Cash Equivalents held at such time by the Loan Parties in Deposit Accounts subject to Control Agreements (or otherwise subject to a perfected first priority Lien) in favor of the Administrative Agent, which amount shall be reduced to $5,000,000 if the Consolidated Leverage Ratio as of the last day of such fiscal quarter is less than or equal to 2.50:1.00.

(b)                                 Minimum Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio, as at the last day of any period of four consecutive trailing fiscal quarters of Holdings to be less than the ratio set forth below opposite such period:

Four Fiscal Quarter Period Ending	Minimum Consolidated Interest Coverage Ratio
December 31, 2017 and each fiscal quarter ending thereafter	3.00:1.00

(c)                                  Maximum Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio, as at the last day of any period of four consecutive trailing fiscal quarters of Holdings to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarter Period Ending	Maximum Consolidated Leverage Ratio
December 31, 2017	2.75:1.00
March 31, 2018	2.75:1.00
June 30, 2018	2.50:1.00
September 30, 2018	2.50:1.00
December 31, 2018	2.50:1.00
March 31, 2019	2.50:1.00
June 30, 2019	2.50:1.00
September 30, 2019	2.50:1.00
December 31, 2019	2.50:1.00
March 31, 2020 and each fiscal quarter ending thereafter	2.00:1.00

7.2                               Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness of any Loan Party pursuant to any Loan Document and any Cash Management Agreement;

(b)                                 (i) Indebtedness of any Loan Party owing to any other Loan Party, (ii) Indebtedness of any Group Member (which is not a Loan Party) owing to any other Group Member (which is not a Loan Party), (iii) Indebtedness of any Group Member that is not a Loan Party owing to any Loan Party to the extent constituting an Investment permitted by Section 7.8(f)(iii), and (iv) Indebtedness of any Loan Party owing to any Group Member that is not a Loan Party that is Subordinated Indebtedness.

(c)                                  Guarantee Obligations (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) of any Group Member (which is not a Loan Party) of the Indebtedness of any other Group Member, provided that, in any case (i) or (ii), the Indebtedness so guaranteed is otherwise permitted by the terms hereof;

(d)                                 Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof);

(e)                                  Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof);

(f)                                   Surety Indebtedness and any other Indebtedness in respect of letters of credit, banker’s acceptances or similar arrangements, provided that (i) the aggregate amount of any such Indebtedness outstanding at any time shall not exceed $7,500,000 and (ii) the aggregate amount of any such Indebtedness outstanding at any time that is secured shall not exceed $1,000,000;

(g)                                  the Ribbon Shareholder Indebtedness in an aggregate principal amount not to exceed $22,500,000, plus any increase in principal thereof solely to the extent resulting from non-cash paid-in-kind interest;

(h)                                 (i) unsecured Subordinated Indebtedness of Holdings and its Subsidiaries in an aggregate principal amount, for all such Indebtedness taken together, not to exceed $10,000,000 at any one time outstanding and (ii) other unsecured Indebtedness of Holdings and its Subsidiaries in an aggregate principal amount, for all such Indebtedness taken together, not to exceed $5,000,000 at any one time outstanding;

(i)                                     obligations (contingent or otherwise) of any Group Member existing or arising under any Specified Swap Agreement or any other Swap Agreement, provided that, in each case, such obligations are (or were) entered into by such Person in accordance with Section 7.13 and not for purposes of speculation;

(j)                                    Indebtedness of a Person (other than a Group Member) existing at the time such Person is merged with or into the Borrower or a Subsidiary or becomes a Subsidiary in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, and (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness;

(k)                                 Indebtedness in the form of purchase price adjustments, earn-outs, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investments permitted by Section 7.8 (collectively, “Deferred Payment Obligations”);

(l)                                     Indebtedness to trade creditors incurred in the ordinary course of business; provided that no more than $1,000,000 of such Indebtedness outstanding at any time in the aggregate may be more than 60 days past due;

(m)                             Indebtedness of any Group Member, if any, arising in connection with the factoring of Accounts in connection with programs in effect on the Closing Date and set forth on Schedule 7.2(m) (or otherwise with the consent of the Administrative Agent); provided that such Indebtedness is recourse solely to the Accounts being factored and non-recourse to any Group Member;

(n)                                 Indebtedness to the extent constituting Investments permitted under Section 7.8(d) and (e); and

(o)                                 Indebtedness incurred in connection with (and constituting part of) a Permitted Restructuring Transaction.

7.3                               Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)                                 Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(b)                                 carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)                                 deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds, performance bonds and other obligations of a like nature (but specifically excluding Indebtedness described in Section 7.2(f)) incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(e)                                  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members as a whole;

(f)                                   Liens in existence on the date hereof listed on Schedule 7.3(f) and any Liens granted as a replacement or substitute therefor; provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);

(g)                                  Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition, improvement or construction of fixed or capital assets, or any refinancings thereof; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased;

(h)                                 Liens created pursuant to the Security Documents;

(i)                                     any interest or title of a lessor or sublessor or licensor or sublicensor under any lease or license entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed;

(j)                                    judgment, attachment, order or decree Liens that do not constitute a Default or an Event of Default under Section 8.1(h) of this Agreement;

(k)                                 bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management (including but not limited to any security interest or right to set-off arising under articles 24 or 25 respectively of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken)) or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(l)                                     (i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 7.2(f)(ii), (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 7.2(f)(ii) that encumber documents and other property relating to such letters of credit, (iii) Liens securing Obligations under any Specified Swap Agreements permitted by Section 7.2(i), and (iv) Liens securing obligations under any other Swap Agreements permitted by Section 7.2(i) not to exceed $3,500,000 notional amount at any time outstanding;

(m)                             Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Group Member or becomes a Subsidiary of a Group Member or acquired by a Group Member; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness secured by such Lien is permitted under Section 7.2(j);

(n)                                 the replacement, extension or renewal of any Lien permitted by clause (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(o)                                 the filing of UCC financing statements solely as precautionary measures in connection with operating leases or consignment of goods;

(p)                                 Liens on insurance policies or the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect to such insurance policies;

(q)                                 Liens granted by a Group Member that is not a Loan Party in favor of any Loan Party;

(r)                                    Liens constituting deposits to secure real property lease obligations as a lessee incurred by any Loan Party in the ordinary course of business;

(s)                                   (i) non-exclusive licenses of Intellectual Property granted by or in favor of any Group Member in the ordinary course of business or otherwise not interfering in any material respect with the ordinary course of business and (ii) exclusive licensing of Intellectual Property so long as the revenue attributable to the products (whether or not manufactured, sold or distributed by a Group Member) incorporating such Intellectual Property do not in the aggregate exceed 5% of total revenue of the Group Members in any year;

(t)                                    Liens to secure Indebtedness permitted under Section 7.2(m), provided that such Liens, if any, are limited to the Accounts being factored;

(u)                                 other Liens so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all Group Members) $5,000,000 at any one time.; and

(v)                                 Liens in connection with any Intellectual Property escrow agreement in the ordinary course of business.

7.4                               Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except:

(a)                                 (i) any Group Member that is not a Loan Party may be merged, amalgamated or consolidated with or into (A) any Loan Party (provided that a Loan Party shall be the continuing or surviving Person, or the continuing or surviving Person shall become a Loan Party substantially contemporaneous with such merger, amalgamation or consolidation) or (B) any Group Member that is not a Loan Party, and (ii) any Loan Party (other than Holdings) may be merged, amalgamated or consolidated with or into with any other Loan Party (provided that if such merger, amalgamation or consolidation involves the Borrower, the Borrower shall be the continuing or surviving Person);

(b)                                 (i) any Group Member that is not a Loan Party may Dispose of any or all of its assets (at any time upon voluntary liquidation, dissolution or otherwise) (A) to any other Group Member or (B) pursuant to a Disposition permitted by Section 7.5; and (ii) any Loan Party (other than Holdings) may Dispose of any or all of its assets (at any time upon voluntary liquidation, dissolution or otherwise) (A) to any other Loan Party or (B) pursuant to a Disposition permitted by Section 7.5;

(c)                                  any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(d)                                 Investments in connection with a Permitted Restructuring Transaction.

7.5                               Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of Holdings, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)                                 Dispositions of obsolete or worn out property in the ordinary course of business;

(b)                                 Dispositions of Inventory in the ordinary course of business;

(c)                                  Dispositions permitted by Sections 7.4(b)(i)(A), 7.4(b)(ii)(A), and Section 7.6;

(d)                                 the sale or issuance of the Capital Stock of any Group Member (i) to any Loan Party, or (ii) in connection with any transaction that does not result in a Change of Control;

(e)                                  the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f)                                   (i) the non-exclusive licensing of Intellectual Property in the ordinary course of business, and (ii) exclusive licensing of Intellectual Property so long as the revenue attributable to the products (whether or not manufactured, sold or distributed by a Group Member) incorporating such Intellectual Property do not in the aggregate exceed 5% of total revenue of the Group Members in any year;

(g)                                  Dispositions of property subject to a Casualty Event;

(h)                                 leases or subleases of Real Property;

(i)                                     the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof (other than factoring or early pay discount arrangements);

(j)                                    any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(k)                                 Dispositions of Accounts in connection with factoring arrangements, early pay discount arrangements or similar arrangements existing on the Closing Date (or otherwise with the consent of the Administrative Agent);

(l)                                     Dispositions of property by any Loan Party to any other Loan Party;

(m)                             Dispositions of other property having a fair market value not to exceed $1,000,000 in the aggregate for any fiscal year of Holdings; and

(n)                                 Dispositions as part of a Permitted Restructuring Transaction.

provided, however, that any Disposition made pursuant to this Section 7.5 shall be made in good faith on an arm’s length basis for fair value unless otherwise permitted pursuant to Section 7.11.

7.6                               Restricted Payments.  Make any payment with respect to any Deferred Payment Obligation, make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted

Payments”), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)                                 (i) any Subsidiary may make Restricted Payments to any Loan Party and (ii) any Subsidiary that is not a Loan Party may make Restricted Payments to any other Group Member or to any other holder of its Capital Stock on a pro rata basis or a basis more favorable to the Loan Parties;

(b)                                 each Loan Party may (i) purchase Capital Stock or Capital Stock options from present or former directors, officers or employees of any Group Member, including, without limitation, upon the death, disability or termination of employment of such director, officer or employee; provided that the aggregate amount of payments made under this clause (i) shall not exceed $1,000,000 during any fiscal year Holdings, (ii) declare and make dividend payments or other distributions payable solely in the common stock or other common Capital Stock of Holdings; and (iii) make Restricted Payments to pay employee taxes in connection with its employee Retirement Savings Plan, company stock plan or equity plan.

(c)                                  the Borrower or any other Subsidiary of Holdings may make Restricted Payments to Holdings to permit Holdings to facilitate intercompany transfers of funds between Group Members to the extent such payments are permitted under Section 7.11;

(d)                                 any Subsidiary of Holdings may make Restricted Payments to permit Holdings to pay any Taxes that are due and payable by Holdings;

(e)                                  each Group Member may purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Capital Stock; provided that any such issuance is otherwise permitted hereunder (including by Section 7.5(d));

(f)                                   (i) each Group Member may make repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such repurchased Capital Stock represents a portion of the exercise price of such options or warrants, and (ii) repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof); and

(g)                                  Holdings and its Subsidiaries may make Restricted Payments not otherwise permitted by one of the foregoing clauses of this Section 7.6; provided that the aggregate amount of all such Restricted Payments made pursuant to this clause (f) shall not exceed $1,000,000;

(h)                                 the Group Members may make payments in respect of Subordinated Indebtedness (including the Ribbon Shareholder Indebtedness) solely to the extent permitted by Section 7.22;

(i)                                     Holdings and its Subsidiaries may make payments in respect of Deferred Payment Obligations consisting of purchase price adjustments in connection with a Permitted Acquisition;

(j)                                    the Group Members may make payments in respect of other Deferred Payment Obligations and the earn-out obligations described on Schedule 7.2(d) so long as immediately before and immediately after giving effect to any payment, (i) the Loan Parties have Liquidity of at least $50,000,000 and (ii) Holdings and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 7.1 (provided that the Consolidated Leverage Ratio shall not be greater than 0.25x less than the covenant set forth in Section 7.1(c) for such period); and

(k)                                 Group Members may Restricted Payments to other Group Members as part of a Permitted Restructuring Transaction.

7.7                               [Reserved].

7.8                               Investments.  Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)                                 extensions of trade credit in the ordinary course of business;

(b)                                 Investments in cash and Cash Equivalents;

(c)                                  (i) Guarantee Obligations permitted by Section 7.2 and (ii) Investments listed on Schedule 7.8 and any refinancings, refundings, renewals or extensions thereof which do not increase the principal amount thereof;

(d)                                 loans and advances to employees, officers and directors of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e)                                  solely to the extent funded entirely with the proceeds of a substantially contemporaneous equity investment in Holdings (which may be subsequently contributed directly or indirectly to the applicable Group Member making such Investment) or Capital Stock of Holdings that is not Disqualified Stock, Investments in joint ventures or a minority interest in the Capital Stock of any Person (other than an Affiliate of the Borrower), in the same or similar business to that of the Group Members, in an aggregate amount not to exceed at any time outstanding $20,000,000;

(f)                                   intercompany Investments by (i) any Loan Party in any other Loan Party, (ii) any Group Member that is not a Loan Party in any other Group Member, or (iii) any Loan Party in any Group Member that is not a Loan Party to the extent (with respect to this clause (iii) either (A) such Investments exists on the Closing Date, (B) such Investments are made after the Closing Date and (x) no Default or Event of Defaults exists or would result therefrom and (y) such Investments do not exceed $5,000,000 in the aggregate in any fiscal year, or (C) such Investments are made after the Closing Date and (x) no Default or Event of Default shall have occurred and be continuing, (y) immediately after giving effect to Investment, Holdings and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 7.1 (provided that the Consolidated Leverage Ratio shall not be greater than 0.25x less than the covenant set forth in Section 7.1(c) for such period), and (z) immediately after giving effect to such Investment Liquidity is at least $50,000,000;

(g)                                  Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(h)                                 Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;

(i)                                     (i) Investments constituting Permitted Acquisitions, and (ii) Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment;

(j)                                    in addition to Investments otherwise expressly permitted by this Section, so long as no Default or Event of Defaults exists or would result therefrom, Investments by the Group Members the aggregate amount of all of which Investments (valued at cost) does not exceed $1,000,000 during any fiscal year of Holdings;

(k)                                 deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;

(l)                                     the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(m)                             promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions;

(n)                                 purchases or other acquisitions by any Group Member of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition:

(i)                                     the newly-created or acquired Subsidiary (or assets acquired in connection with such asset sale) shall be (x) in the same or a related line of business as that conducted by the Borrower on the date hereof, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Group Members on the date hereof;

(ii)                                  all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(iii)                               no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, could reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;

(iv)                              the Borrower shall give the Administrative Agent at least ten (10) Business Days’ (or such lesser amount as the Administrative Agent may agree in its sole discretion) prior written notice of any such purchase or acquisition;

(v)                                 the Borrower shall provide to the Administrative Agent as soon as available but in any event not later than five (5) Business Days (or such later date as the Administrative Agent may agree in its sole discretion) after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(vi)                              any such newly-created or acquired Subsidiary, or the Loan Party that is the acquirer of assets in connection with an asset acquisition, shall comply with the requirements of Section 6.12, except to the extent compliance with Section 6.12 is prohibited by pre-existing Contractual Obligations or Requirements of Law binding on such Subsidiary or its properties;

(vii)                           (A)                               Liquidity shall equal or exceed $50,000,000 as of the date the definitive agreements relating to any such acquisition or other purchase are executed (after giving effect, on a Pro Forma Basis, to the consummation of such acquisition or other purchase);

(viii)                        (x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such purchase or other acquisition, Holdings and its Subsidiaries shall be in compliance with each of the covenants set forth in Section 7.1 (provided that the Consolidated Leverage Ratio shall not be greater than 0.25x less than the covenant set forth in Section 7.1(c) for such period), based upon financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis reasonably satisfactory to the Administrative Agent, to such acquisition or other purchase;

(ix)                              the Borrower shall not, based upon the knowledge of the Borrower as of the date any such acquisition or other purchase is consummated, reasonably expect such acquisition or other purchase to result in a Default or an Event of Default under Section 8.1(c), at any time during the term of this Agreement, as a result of a breach of any of the financial covenants set forth in Section 7.1;

(x)                                 no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.2(j);

(xi)                              such purchase or acquisition shall not constitute an Unfriendly Acquisition;

(xii)                           (A) the aggregate amount of the cash consideration (including Deferred Payment Obligations) paid by such Group Member in connection with any particular Permitted Acquisition shall not exceed $25,000,000, and (B) the aggregate amount of the cash consideration (including Deferred Payment Obligations) paid by all Group Members in connection with all such Permitted Acquisitions consummated from and after the Closing Date shall not exceed $50,000,000;

(xiii)                        other than (i) acquisitions for which the cash consideration (including Deferred Payment Obligations) paid by the Group Members in connection with such acquisitions shall not exceed $10,000,000 in the aggregate or (ii) any acquisition by any Group Member that is not a Loan Party, each such Permitted Acquisition is of a Person that becomes a Guarantor hereunder or assets that become Collateral hereunder; provided that the foregoing limitation shall not be applicable to the extent such acquisition is funded entirely with the proceeds of a substantially contemporaneous equity investment in Holdings (which may be subsequently contributed to the applicable Group Member making such acquisition) or Capital Stock of Holdings that is not Disqualified Stock;

(xiv)                       the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is consummated (or such later date as is agreed by the Administrative Agent in its sole discretion), a certificate of a Responsible Officer of Holdings, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(xv)                          the assets being acquired or the target whose stock is being acquired did not have pro forma Consolidated Adjusted EBITDA that is negative during the 12 month consecutive period most recently concluded prior to the date such acquisition or other purchase is consummated;

(o)                                 Investments constituting part of a Permitted Restructuring Transaction; and

(p)                                 intercompany cost-plus or transfer pricing transactions in connection with the ongoing business operations of Subsidiaries of Holdings, consistent with past practices and which are on arm’s length terms.

7.9                               ERISA.  Neither Holdings nor the Borrower shall, nor shall Holdings or the Borrower permit any of its respective ERISA Affiliates to:  (a) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any of their respective ERISA Affiliates, (b) enter into any new Pension Plan or modify any existing Pension Plan so as to increase its obligations thereunder which could result in any material liability to any such Person or any of its respective ERISA Affiliates, or (c) permit the present value of all nonforfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Pension Plan) materially to exceed the fair market value of Pension Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan.

7.10                        Optional Payments and Modifications of Certain Preferred Stock.  Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock (a) that would move to an earlier date the scheduled redemption date or increase the amount of any scheduled redemption payment or increase the rate or move to an earlier date any date for payment of dividends thereon or (b) that would be otherwise materially adverse to any Lender or any other Secured Party.

7.11                        Transactions with Affiliates.  Enter into any transaction (other than Permitted Restructuring Transactions, the transactions contemplated by the Principal Stockholders Agreement, a transaction scheduled on Schedule 7.11, a transaction permitted under Section 7.2, 7.4, 7.6 or 7.8, or any agreement for the sharing of Taxes in the ordinary course of business or otherwise reasonable and customary for similar businesses), including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions solely between Group Members that are not Loan Parties and transactions solely between Group Members that are Loan Parties) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.12                        Sale Leaseback Transactions.  Enter into any Sale Leaseback Transaction unless (a) the Disposition of the applicable property subject to such Sale Leaseback Transaction is permitted under Section 7.5 and (b) any Liens in the property of any Loan Party incurred in connection with any such Sale Leaseback Transaction are permitted under Section 7.3.

7.13                        Swap Agreements.  Enter into any Swap Agreement, except Swap Agreements which are entered into by a Group Member to (a) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member.

7.14                        Accounting Changes.  Make any change in its (a) accounting policies or reporting practices, except as required by GAAP or permitted by GAAP and recommended by the auditors of Holdings, or (b) fiscal year.

7.15                        Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), and (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of Holdings, so long such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, (e) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.2(i), Sections 7.3(c), (l), (m), (n), (r) and (t) or any agreement or option to Dispose any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreements (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed), and (f) any restriction set forth on Schedule 7.16(f).

7.16                        Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Holdings to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (v) any agreement in effect at the time any Subsidiary becomes a Subsidiary of Holdings, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein, (vi) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.2(i), Section 7.3(c),(l)  (m),  (n) and (t) (provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed), or (vii) any restriction set forth on Schedule 7.17(vii).

7.17                        Lines of Business.  Enter into any business, either directly or through any Subsidiary or pursuant to an acquisition, except for those businesses in which Holdings and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.

7.18                        [Reserved].

7.19                        [Reserved].

7.20                        Amendments to Organizational Agreements and Material Contracts.  (a) Amend or permit any amendments to any Loan Party’s organizational documents if such amendment would be adverse to Administrative Agent or the Lenders in any material respect; or (b) amend or permit any amendments to, or terminate or waive any provision of, any material Contractual Obligation if such amendment, termination or waiver could reasonably be expected to have a Material Adverse Effect.

7.21                        Use of Proceeds.  Use the proceeds of any Loan or extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board; (b) to finance an Unfriendly Acquisition; (c) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, Issuing Lender, Swingline Lender, or otherwise) of Sanctions (or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity in violation of the foregoing); or (d) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions applicable to the Group Members.

7.22                        Subordinated Indebtedness.

(a)                                 Amendments. Amend, modify, supplement, waive compliance with, or consent to noncompliance with, any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent (i) does not adversely affect the Loan Parties’ ability to pay and perform each of its Obligations at the time and in the manner set forth herein and in the other Loan Documents and is not otherwise adverse to the Administrative Agent and the Lenders in any material manner, and (ii) is in compliance with the subordination provisions therein and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

(b)                                 Payments.  Make any voluntary or optional payment, prepayment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or any other payment with respect to, any Subordinated Indebtedness, except as permitted by the subordination provisions in the applicable Subordinated Debt Documents and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders; provided that no payments of principal, interest, fees or other amounts shall be made in respect of the Ribbon Shareholder Indebtedness, other than non-cash paid-in-kind interest.

7.23                        Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent (in such agent’s capacity as agent of a Group Member) of any Loan Party within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (a “Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act.

SECTION 8
EVENTS OF DEFAULT

8.1                               Events of Default.  The occurrence of any of the following shall constitute an Event of Default:

(a)                                 the Borrower shall fail to pay any amount of principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or pursuant to this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c)                                  (i) any Loan Party shall default in the observance or performance of any agreement contained in, Section 5.3, Section 6.1, Section 6.2, clause (i) or (ii) of Section 6.5(a), Section 6.6(b), Section 6.8(a), Section 6.10, Section 6.16 or Section 7 of this Agreement or (ii) an “Event of Default” under and as defined in any Security Document shall have occurred and be continuing; or

(d)                                 any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document applicable to it (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days thereafter; or

(e)                                  (i) any Group Member shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; (B) default in making any payment of any interest, fees, costs or expenses on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (C) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; or (D) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause (1) or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated, or (2) with the giving of notice if required, any Group Member to purchase, redeem, mandatorily prepay or make an offer to purchase, redeem or mandatorily prepay such Indebtedness prior to its stated maturity; provided that, unless such Indebtedness constitutes a Specified Swap Agreement, a default, event or condition described in clauses (i)(A), (B),  (C), or (D) of this Section 8.1(e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in any of clauses (i)(A), (B), (C), or (D) of this Section 8.1(e) shall have occurred with respect to Indebtedness, the outstanding principal amount (and, in the case of Swap Agreements, other than Specified Swap Agreements, the Swap Termination Value) of which, individually or in the aggregate for all such Indebtedness, exceeds $5,000,000; or (ii) any default or event of default (however designated) shall occur with respect to any Subordinated Indebtedness of any Group Member; or

(f)                                   (i)  any Group Member shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, administration, examinership or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator, examiner, administrator, or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding, or other procedure, step or action of a nature referred to in clause (i) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of 60 days (provided that, during such 60 day period, no Loan shall be advanced or Letters of Credit issued hereunder); or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof (provided that, during such 30 day period, no Loan shall be advanced or Letters of Credit issued hereunder); or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                                  there shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Loan Party or any ERISA Affiliate thereof in excess of $5,000,000 during the term of this Agreement; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $5,000,000; or

(h)                                 there is entered against any Group Member (i) one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied or contested coverage) of $5,000,000 or more, or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i)                                     any of the Security Documents or any financing statements (other than immaterial commercial tort claim filings), material fixture filings, Patent, Trademark and Copyright filings, assignments, acknowledgements and other similar filings, documents and assignments made or delivered pursuant to the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(i)                                     there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that represents a material portion of the Collateral that results in the entry of a final order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within 45 days from the entry thereof; or

(ii)                                  any court order enjoins, restrains or prevents a Loan Party from conducting all or any material part of its business; or

(j)                                    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k)                                 a Change of Control shall occur; or

(l)                                     any of the Governmental Approvals shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term, or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal has, or could reasonably be expected to have, a Material Adverse Effect; or

(m)                             any Loan Document not otherwise referenced in Section 8.1(i) or (j), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document; or

(n)                                 any material term of the subordination provisions in the Ribbon Shareholder Promissory Note or any other agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, any Ribbon Shareholder Lender shall breach any material term of the subordination provisions thereof, or the Majority Payees (as defined in the Ribbon Shareholder Promissory Note) shall contest in writing any material terms of the subordination provisions thereof.

8.2                               Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                 if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to the Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b)                                 if such event is any other Event of Default, any of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; (iii) any Cash Management Bank may terminate any Cash Management Agreement then outstanding and declare all Obligations then owing by any Loan Party under any such Cash Management

Agreements then outstanding to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iv) the Administrative Agent may exercise on behalf of itself, any Cash Management Bank, the Lenders and the Issuing Lender all rights and remedies available to it, any such Cash Management Bank, the Lenders and the Issuing Lender under the Loan Documents.

(c)                                  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this clause (b), the Borrower shall Cash Collateralize an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents in accordance with Section 8.3.

(d)                                 In addition, (x) the Borrower shall also cash collateralize the full amount of any Swingline Loans then outstanding, and (y) to the extent elected by any applicable Cash Management Bank, the Borrower shall also cash collateralize the amount of any Obligations in respect of Cash Management Services then outstanding, which cash collateralized amounts shall be applied by the Administrative Agent to the payment of all such outstanding Cash Management Services, and any unused portion thereof remaining after all such Cash Management Services shall have been fully paid and satisfied in full shall be applied by the Administrative Agent to repay other Obligations of the Loan Parties hereunder and under the other Loan Documents in accordance with the terms of Section 8.3.

(e)                                  After all such Letters of Credit and Cash Management Agreements shall have been terminated, expired or fully drawn upon, as applicable, and all amounts drawn under any such Letters of Credit shall have been reimbursed in full and all other Obligations of the Borrower and the other Loan Parties (including any such Obligations arising in connection with Cash Management Services) shall have been paid in full, the balance, if any, of the funds having been so cash collateralized shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.3                               Application of Funds.  After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.19, 2.20 and 2.21 (including interest thereon)) payable to the Administrative Agent, in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and Letter of Credit Fees) payable to the Lenders and the Issuing Lender ((including any Letter of Credit Fronting Fees and Issuing Lender Fees), and the reasonable documented out-of-pocket fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender, and amounts payable under Sections 2.19, 2.20 and 2.21), in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to the extent that the Swingline Lender has advanced any Swingline Loans that have not been refunded by each Lender’s Swingline Participation Amount, payment to the Swingline

Lender of that portion of the Obligations constituting the unpaid principal of and interest upon the Swingline Loans advanced by the Swingline Lender;

Fourth, to the payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Disbursements which have not yet been converted into Loans, in each case, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Disbursements which have not yet been converted into Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;

Seventh, for the account of any applicable Qualified Counterparty and any applicable Cash Management Bank, to repay or cash collateralize Obligations arising under any then outstanding Specified Swap Agreements and Cash Management Services, in each case, ratably among them in proportion to the respective amounts described in this clause Seventh payable to them;

Eighth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations described in this clause Eighth payable to them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been cash collateralized in accordance with the terms hereof), to the Loan Parties or as otherwise required by Law.

Subject to Sections 2.24(a), 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral for Letters of Credit after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, no Excluded Swap Obligation of any Guarantor shall be paid with amounts received from such Guarantor or from any Collateral in which such Guarantor has granted to the Administrative Agent a Lien (for the benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement; provided, however, that each party to this Agreement hereby acknowledges and agrees that appropriate adjustments shall be made by the Administrative Agent (which adjustments shall be controlling in the absence of manifest error) with respect to payments received from other Loan Parties to preserve the allocation of such payments to the satisfaction of the Obligations in the order otherwise contemplated in this Section 8.3.

SECTION 9
THE ADMINISTRATIVE AGENT

9.1                               Appointment and Authority.

(a)                                 Each of the Lenders hereby irrevocably appoints SVB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)                                 The provisions of Section 9 are solely for the benefit of the Administrative Agent, the Lenders, the Issuing Lender, and the Swingline Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or obligations, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c)                                  The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty and provider of Cash Management Services) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement and any Subordination Agreements, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto.  Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2                               Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as the Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

9.3                               Exculpatory Provisions.  The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)                                 be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b)                                 have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4                               Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5          Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6          Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement.  Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7          Indemnification.  Each of the Lenders agrees to indemnify each of the Administrative Agent, the Issuing Lender and the Swingline Lender and each of its Related Parties in its capacity as such (to the extent not reimbursed by Holdings, the Borrower or any other Loan Party and without limiting the obligation of Holdings, the Borrower, or any other Loan Party to do so) according to its Revolving Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Revolving Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by Holdings, the Borrower or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8          Agent in Its Individual Capacity.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9          Successor Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent with an office in the United States and, so long as no Event of Default has occurred and is continuing, that is reasonably acceptable to the Borrower.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

9.10        Collateral and Guaranty Matters.

(a)           The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)            to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) upon the Discharge of Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements have been made in accordance with this Agreement or otherwise reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)           to subordinate any Lien on any Collateral or other property (including, without limitation, to enter into any intercreditor agreement, subordination agreement or similar agreement) granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.3(f), (g), (i), (m), (n) and (t); and

(iii)          to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the guaranty pursuant to this Section 9.10.

(b)           The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)           Notwithstanding anything contained in any Loan Document, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guaranty of the Obligations (including any such guaranty provided by the Guarantors pursuant to the Guarantee and Collateral Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that, for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law or any other judicial proceeding.  In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of such Secured Party (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, to have agreed to the foregoing provisions.  In furtherance of the foregoing, and not in limitation thereof, no Specified Swap Agreement and no Cash Management Agreement, the Obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the Obligations of any Loan Party under any Loan Document except as expressly provided herein or in the Guarantee and Collateral Agreement.  By accepting the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, any Secured Party that is a Cash Management Bank or a Qualified Counterparty shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and to have agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.11        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations in respect of any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.12        No Other Duties, etc..  Anything herein to the contrary notwithstanding, the “Lead Arranger” listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Issuing Lender or the Swingline Lender hereunder.

9.13        Cash Management Bank and Qualified Counterparty Reports.  Each Cash Management Bank and each Qualified Counterparty agrees to furnish to the Administrative Agent, as frequently as the Administrative Agent may reasonably request, with a summary of all Obligations in respect of Cash Management Services and/or Specified Swap Agreements, as applicable, due or to become due to such Cash Management Bank or Qualified Counterparty, as applicable.  In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Cash Management Bank or Qualified Counterparty (in its capacity as a Cash Management Bank or Qualified Counterparty and not in its capacity as a Lender) unless the Administrative Agent has received written notice thereof from such Cash Management Bank or Qualified Counterparty and if such notice is received, the Administrative Agent shall be entitled to assume that the only amounts due to such Cash Management Bank or Qualified Counterparty on account of Cash Management Services or Specified Swap Agreements are set forth in such notice.

9.14        Survival.  This Section 9 shall survive the Discharge of Obligations.

SECTION 10
MISCELLANEOUS

10.1        Amendments and Waivers.

(a)           Neither this Agreement, any other Loan Document (other than any L/C Related Document or any Specified Swap Agreement), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case, without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the value of the guarantees (taken as a whole) provided by the Guarantors under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D) amend, modify or waive the pro rata requirements of Section 2.18 without the written consent of each Lender; (E) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (F) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (G) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; or (H) (i) amend or modify the application of prepayments set forth in Section 2.12(e) or the application of payments set forth in Section 8.3 without the written consent of each Lender and each L/C Lender, or (iii) amend or modify the application of payments provisions set forth in Section 8.3 in a manner that adversely affects the Issuing Lender, any Cash Management Bank or any Qualified Counterparty, as applicable, without the written consent of the Issuing Lender, such Cash Management Bank or any such Qualified Counterparty, as applicable.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Issuing Lender, each Cash Management Bank, each Qualified Counterparty, and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)           Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that the Borrower requests that this Agreement or any of the other Loan Documents be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrower, the Required Lenders and the Administrative Agent, then, with the consent of the Borrower, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i)            the termination of the Commitment of each such Minority Lender;

(ii)           the assumption of the Loans and Commitment of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.23; and

(iii)          the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c)           Notwithstanding any provision herein or in any Loan Document to the contrary, no amendment, supplement, modification, consent or waiver of this Agreement or any Loan Document altering the treatment of Obligations arising under Specified Swap Agreements or Cash Management Agreements resulting in such Obligations being subordinated to the other Obligations (other than as contemplated by Section 8.3) or resulting in the Obligations owing to any Qualified Counterparty or Cash Management Bank becoming unsecured (other than releases of Liens permitted in accordance with Section 10.16), shall be effective without the written consent of such Qualified Counterparty or Cash Management Bank, as applicable.

(d)           Notwithstanding any provision herein to the contrary, any Cash Management Agreement may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Administrative Agent or any Lender.

(e)           Notwithstanding any provision herein or in any other Loan Document to the contrary, no Cash Management Bank and no Qualified Counterparty shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of Cash Management Services or Specified Swap Agreements or Obligations owing thereunder, nor shall the consent of any such Cash Management Bank or Qualified Counterparty, as applicable, be required for any matter, other than in their capacities as Lenders, to the extent applicable.

(f)            The Administrative may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the Loan Documents to cure any omission, mistake or defect.

10.2        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of electronic mail notice, when received, addressed as follows in the case of the Borrower, Holdings and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower/Holdings:	Sonus Networks, Inc. 3605 E. Plano Pkwy., Suite 100 Plano, TX 75074 Attention: Bill Bryan Telephone No.: (972) 265-3569 E-Mail: Bill.Bryan@genband.com with a copy to:

E-Mail: generalcounsel@sonusnet.com

with a copy (which shall not constitute notice) to:

WilmerHale
60 State Street
Boston, Massachusetts 02109
Attention: Jamie N. Class, Esq.
E-Mail: jamie.class@wilmerhale.com

Administrative Agent:

Silicon Valley Bank
380 Interlocken Crescent, Suite 600
Broomfield, Colorado 80021
Attention: Danny Harrison
E-Mail: dharrison@svb.com

with a copy to

Riemer & Braunstein, LLP
3 Center Plaza
Boston, Massachusetts 02108
Attention: Charles W. Stavros, Esq.
E-Mail: Cstavros@Riemerlaw.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(a)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(b)           Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

(c)           (i)  Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.

(ii)           The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.3        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5        Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of outside counsel for the Administrative Agent), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including all reasonable and documented fees, charges and disbursements of any outside counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued or participated in hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender (including the Issuing Lender), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party, (y) arise solely from disputes between or among Indemnitees to the extent that any such dispute did not arise due to an act or omission by Holdings or any of its Subsidiaries or (z) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fail indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 2.4 and 2.20(e).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any

Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.  Absent the gross negligence or willful misconduct of an Indemnitee, as determined by a court of competent jurisdiction by a final and non-appealable judgment, no Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

(f)                                   Survival.  Each party’s obligations under this Section shall survive the Discharge of Obligations.

10.6                        Successors and Assigns; Participations and Assignments.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (which, for purposes of this Section 10.6, shall include any Cash Management Bank and any Qualified Counterparty, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(e).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)                               the consent of the Issuing Lender and the Swingline Lender shall be required for any assignment.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) so long as no Event of Default has occurred and is continuing, an Excluded Lender.

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person).

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or, so long as no Event of Default has occurred and is continuing, an Excluded Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.20(e) and 9.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1).  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19 (other than Section 2.19(a)), 2.20 and 2.21 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered by such Participant to the Lender granting such participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.22 and 2.23 as if it were an assignee under Section 10.6(b); and (B) shall not be entitled to receive any greater payment under Sections 2.19 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.23 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(k) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6.

(g)                                  Representations and Warranties of Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

10.7                        Adjustments; Set-off.

(a)                                 Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 Upon (i) the occurrence and during the continuance of any Event of Default and (ii) obtaining the prior written consent of the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

10.8                        Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Discharge of Obligations.

10.9                        Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Electronic Execution of Assignments.

(a)                                 This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)                                 The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.11                 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative

Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12                 Integration.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.13                 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  This Section 10.13 shall survive the Discharge of Obligations.

10.14                 Submission to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits to the exclusive jurisdiction of the State and Federal courts in the Southern District of the State of New York; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender.  Each of Holdings and the Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each of Holdings and the Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each of Holdings and the Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Borrower or Holdings at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrower’s or Holdings’, as applicable, actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b)                                 WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(c)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

This Section 10.14 shall survive the Discharge of Obligations.

10.15                 Acknowledgements.  Each of Holdings and the Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.16                 Releases of Guarantees and Liens.

(a)                                 Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.16(b) below.

(b)                                 Upon the Discharge of Obligations, the Collateral (other than any cash collateral securing any Specified Swap Agreements, any Cash Management Services or outstanding Letters of Credit) shall be released from the Liens created by the Security Documents and Cash Management Agreements (other than any Cash Management Agreements used to cash collateralize any Obligations arising in connection with Cash Management Agreements), and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents and Cash Management Agreements (other than any Cash Management Agreements used to cash collateralize any Obligations arising in connection with Cash Management Agreements) shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.17                 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (other than, so long as no Event of Default has occurred and is continuing, to an Excluded Lender), or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Holdings or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.  In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may (A) disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments; and (B) use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the credit facilities contemplated by this Agreement in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws, rules, and regulations.

For purposes of this Section, “Information” means all information received from Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Holdings or any of its Subsidiaries; provided that, in the case of information received from Holdings or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Without limiting the foregoing, the list of Excluded Lenders may be made available to prospective Lenders and participants on a confidential basis in connection with any bona fide assignment or participation of the Obligations or any portion thereof.

10.18                 Automatic Debits.  With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of the Administrative Agent or any Lender payable by the Borrower hereunder) due and payable to the Administrative Agent or any Lender under the Loan Documents by the Borrower, the Borrower hereby irrevocably authorizes the Administrative Agent to debit any deposit account of the Borrower maintained with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense.  If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid.  No such debit under this Section 10.18 shall be deemed a set-off.

10.19                 Judgment Currency; Exchange Rates.

(a)                                 Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower and each other Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower or any other Loan Party in the Agreement Currency, the Borrower and each other such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower or other Loan Party, as applicable (or to any other Person who may be entitled thereto under applicable law).

(b)                                 Currency Conversion.  All payments under this Agreement or any other Loan Document shall be made in Dollars.  If any payment by the Borrower or the proceeds of any Collateral shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate reasonably determined by the Administrative Agent or the Issuing Lender, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office (including, in the case of the Administrative Agent, any Affiliate) at approximately 11:00 A.M. (local time at such office) two Business Days prior to the effective date of such conversion, provided that the Administrative Agent or the Issuing Lender, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or the Issuing Lender, as applicable, does not then have a spot rate for the required currency.

10.20                 Patriot Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies Holdings and the Borrower and each other Loan Party that, pursuant to the requirements of “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower and each other Loan Party, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower and each other Loan Party in accordance with such rules and regulations.  Each of Holdings and the Borrower and each other Loan Party will, and will cause each of its respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent or any such Lender in maintaining compliance with such applicable rules and regulations.

10.21                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution;

(b)           a conversion of all, or a portion of, such liability into Equity Interests in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such Equity Interests will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)           the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HOLDINGS:

RIBBON COMMUNICATIONS INC.

By:	/s/ Daryl Raiford
Name:	Daryl Raiford
Title:	Chief Financial Offer

BORROWER:

SONUS NETWORKS, INC.

By:	/s/ Daryl Raiford
Name:	Daryl Raiford
Title:	President and Secretary

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:

SILICON VALLEY BANK,
as the Administrative Agent

By:	/s/ Robert Clouse
Name:	Robert Clouse
Title:	Director

Signature Page to Credit Agreement

LENDERS:

SILICON VALLEY BANK,
as Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Robert Clouse
Name:	Robert Clouse
Title:	Director

Signature Page to Credit Agreement

PACIFIC WESTERN BANK,
as a Lender

By:	/s/ John Wroton
Name:	John Wroton
Title:	SVP

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Daglas P. Panchal
Name:	Daglas P. Panchal
Title:	Executive Director

Signature Page to Credit Agreement

CADENCE BANK, N.A.,
as a Lender

By:	/s/ Steve Prichett
Name:	Steve Prichett
Title:	EVP

Signature Page to Credit Agreement

SCHEDULE 1.1A

COMMITMENTS
AND REVOLVING PERCENTAGES

COMMITMENTS

Lender	Commitment	Revolving Percentage

Silicon Valley Bank	$35,000,000.00	35.000000000%
Pacific Western Bank	$25,000,000.00	25.000000000%
Cadence Bank	$25,000,000.00	25.000000000%
JPMorgan Chase Bank, N.A.	$15,000,000.00	15.000000000%
Total	$100,000,000.00	100.000000000%

L/C COMMITMENT

Lender	L/C Commitment	L/C Percentage

Silicon Valley Bank	$5,250,000.00	35.000000000%
Pacific Western Bank	$3,750,000.00	25.000000000%
Cadence Bank	$3,750,000.00	25.000000000%
JPMorgan Chase Bank, N.A.	$2,250,000.00	15.000000000%
Total	$15,000,000.00	100.000000000%

SWINGLINE COMMITMENT

Lender	Swingline Commitment

Silicon Valley Bank	$15,000,000.00
Total	$15,000,000.00

SCHEDULE 1.1B

EXISTING LETTERS OF CREDIT

The following letters of credit issued by Silicon Valley Bank for the account of GENBAND US LLC:

SVBSF011116

SVBSF011506

SVBSF011611

SVBSF012406

SVBSP001360

SVBSP001361

The following letters of credit issued by Silicon Valley Bank for the account of GENBAND Ireland Limited:

SVBSF012092

SVBSP001247

SVBSP001334

SVBSP001346

SVBSP001347

SVBSP001348

SVBSP001349

SVBSP001350

SVBSP001351

SVBSP001352

SVBSP001353

SVBSP001354

SVBSP001355

SVBSP001356

SVBSP001357

SVBSP001358

SVBSP001359

SVBSP001369

SVBSP001386

SCHEDULE 4.4

GOVERNMENTAL APPROVALS, CONSENTS,

AUTHORIZATIONS, FILINGS AND NOTICES

None.

SCHEDULE 4.5

REQUIREMENTS OF LAW

None.

SCHEDULE 4.9

INTELLECTUAL PROPERTY

None.

SCHEDULE 4.15

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization or Incorporation	Equity Interest Owner	Percentage of Each Class of Capital Stock Owned by any Loan Party
GENBAND Holdings Company	Cayman Islands	Ribbon Communications Inc.	~100%(1)
		Green Sapphire LLC
GENBAND US LLC	Delaware, United States	GENBAND Holdings Company	100%
Kandy Communications LLC	Delaware, United States	GENBAND US LLC	100%
GENBAND Management Services Corp.	Delaware, United States	GENBAND Holdings Company	100%
GENBAND International Holding Company	Cayman Islands	GENBAND Holdings Company	100%
GENBAND NS Company	Cayman Islands	GENBAND International Holding Company	100%
GENBAND Coöperatie U.A.	Netherlands	GENBAND NS Company	0.001%
		GENBAND International Holdings Company	99.999%
GENBAND Ireland Limited	Ireland	GENBAND Coöperatie U.A.	100%
GENBAND Holdings B.V.	Netherlands	GENBAND Ireland Limited	100%
GENBAND Canada B.V.	Netherlands	GENBAND Holdings B.V.	100%
GENBAND Netherlands B.V.	Netherlands	GENBAND Holdings B.V.	100%
GENBAND SRL	Argentina	GENBAND Holdings B.V.	100%
GENBAND Belgium SPRL	Belgium	GENBAND Holdings B.V.	100%
GENBAND Telecommunications (France) Sarl	France	GENBAND Holdings B.V.	100%
GENBAND Telecommunications (Hong Kong) Ltd.	Hong Kong	GENBAND Holdings B.V.	100%
GENBAND Israel Limited	Israel	GENBAND Holdings B.V.	100%
GENBAND Japan GK	Japan	GENBAND Holdings B.V.	100%

(1)         Green Sapphire LLC, a wholly-owned subsidiary of Ribbon Communications Inc., and Ribbon Communications Inc., together own 100% of GENBAND Holdings Company.

Name of Subsidiary	Jurisdiction of Organization or Incorporation	Equity Interest Owner	Percentage of Each Class of Capital Stock Owned by any Loan Party
GENBAND Belgium SPRL	Belgium	GENBAND Holdings B.V.	100%
GBT Portugal Unipessoal, Lda	Portugal	GENBAND Holdings B.V.	100%
GENBAND (Singapore) Telecommunications Pte. Ltd.	Singapore	GENBAND Holdings B.V.	100%
GENBAND Taiwan Ltd Co	Taiwan	GENBAND Holdings B.V.	100%
GENBAND Telecommunications (Australia) Pty Ltd	Australia	GENBAND Holdings B.V.	100%
GENBAND Telecommunication and Technology (Shanghai) Co., Ltd.	China	GENBAND Holdings B.V.	100%
GENBAND Telecommunications (Germany) GmbH	Germany	GENBAND Holdings B.V.	100%
GENBAND Telecommunications Private Limited	India	GENBAND Holdings B.V.	100%
GBT Italy SRL	Italy	GENBAND Holdings B.V.	100%
GENBAND Korea Yuhan Huesa	South Korea	GENBAND Holdings B.V.	100%
GENBAND Spain SRL	Spain	GENBAND Holdings B.V.	100%
GENBAND Switzerland GmbH	Switzerland	GENBAND Holdings B.V.	100%
GENBAND Telecommunications (UK) Limited	United Kingdom	GENBAND Holdings B.V.	100%
GENBAND Netherlands NS B.V.	Netherlands	GENBAND Holdings B.V.	100%
GENBAND Telecomunicacoes do Brasil Ltda	Brazil	GENBAND Holdings B.V.	99.99%
GENBAND Mexico, S. de R.L. de C.V.	Mexico	GENBAND Holdings B.V.	99.99%
“GENBAND RUS” LLC	Russia	GENBAND Holdings B.V.	99%
GENBAND Saudi Arabia Limited	Saudi Arabia	GENBAND Holdings B.V.	95%
GENBAND New Zealand Company	New Zealand	GENBAND Netherlands B.V.	100%

Name of Subsidiary	Jurisdiction of Organization or Incorporation	Equity Interest Owner	Percentage of Each Class of Capital Stock Owned by any Loan Party
GENBAND Canada ULC	Canada	GENBAND Canada B.V.	100%
Sonus Networks, Inc.	Delaware, United States	Ribbon Communications Inc.	100%
Green Sapphire LLC	Delaware, United States	Ribbon Communications Inc.	100%
Sonus International, Inc.	Delaware, United States	Sonus Networks, Inc.	100%
Network Equipment Technologies, Inc.	Delaware, United States	Sonus Networks, Inc.	100%
Sonus Securities Corp.	Massachusetts, United States	Sonus Networks, Inc.	100%
Sonus Networks Limited	United Kingdom	Sonus Networks, Inc.	100%
Sonus Federal, Inc.	Delaware, United States	Network Equipment Technologies, Inc.	100%
N.E.T. APLA, Inc.	Delaware, United States	Network Equipment Technologies, Inc.	100%
Quintum Technologies, LLC	Delaware, United States	Network Equipment Technologies, Inc.	100%
N.E.T. APLA, Inc. — Uruguay Branch Office	Uruguay	Branch office of N.E.T. APLA, Inc., which is 100% owned by Network Equipment Technologies, Inc.	100%
N.E.T. Europe Ltd.	United Kingdom	Sonus Networks Limited	100%
Sonus Networks Corp.	Canada	Sonus Networks, Inc.	100%
Sonus Networks India Private Limited	India	Sonus Networks, Inc.	100%
Nihon Sonus Networks K.K.	Japan	Sonus Networks, Inc.	100%
Sonus Networks Pte. Ltd.	Singapore	Sonus Networks, Inc.	100%
Sonus Networks (Shanghai) Limited	China	Sonus Networks, Inc.	100%
Sonus Networks s.r.o.	Czech Republic	Sonus International, Inc.	100%
Sonus Networks Trading Private Limited	India	Sonus International, Inc.	100%
Sonus Networks EURL	France	Sonus International, Inc.	100%
Sonus Networks Espana S.R.L.	Spain	Sonus International, Inc.	100%

Name of Subsidiary	Jurisdiction of Organization or Incorporation	Equity Interest Owner	Percentage of Each Class of Capital Stock Owned by any Loan Party
Sonus Networks GmbH	Germany	Sonus International, Inc.	100%
Sonus Networks Korea LLC	S. Korea	Sonus International, Inc.	100%
Westford Networks Mexico, S. De R.L. de C.V.	Mexico	Sonus International, Inc.	~100%(2)
Sonus Networks Malaysia Sdn. Bhd.	Malaysia	Sonus International, Inc.	100%
Sonus Networks Switzerland GmbH	Switzerland	Sonus International, Inc.	100%
Sonus Networks (HK) Limited	Hong Kong	Sonus International, Inc.	100%
Sonus Networks (HK) Limited Taiwan Branch Office	Taiwan	Branch office of Sonus Networks (HK) Limited	100%
Sonus Networks Australia Pty. Limited	Australia	Sonus International, Inc.	100%
Sonus International, Inc. Sede Secondaria Italiana	Italy	Branch office of Sonus International, Inc.	100%
Sonus International, Inc. Dubai Branch Office	U.A.E.	Branch office of Sonus International, Inc.	100%

(b)

(i)            Principal Stockholders Agreement, dated October 27, 2017, by and among Solstice Sapphire Investments, Inc., a Delaware corporation, Heritage PE (OEP) II, L.P., a Cayman Islands exempted limited partnership, Heritage PE (OEP) III, L.P., a Cayman Islands exempted limited partnership, and any other stockholder who from time to time becomes party to such agreement by execution of a joinder agreement.

(ii)           Registration Rights Agreement, dated October 27, 2017, by and among Solstice Sapphire Investments, Inc., a Delaware corporation, Heritage PE (OEP) II, L.P., a Cayman Islands exempted limited partnership, Heritage PE (OEP) III, L.P., a Cayman Islands exempted limited partnership, and any other stockholder who from time to time becomes party to such agreement by execution of a joinder agreement.

(iii)          Earn-out Agreement, dated September 26, 2016, by and among Sonus Networks, Inc., Taqua Holdings, LLC and Jeffrey B. Brawner as the seller representative.

(2)  One share is owned by a director to comply with Mexican law.

(iv)          Earn-out Agreement, dated as of January 2, 2015, by and among Sonus Networks, Inc., Treq Labs, Inc. and Karl F. May as the Seller Representative.

SCHEDULE 4.19(a)

FINANCING STATEMENTS AND OTHER FILINGS AND REGISTRATIONS

Loan Party	Filing Office*
Ribbon Communications Inc.	Delaware Secretary of State
Sonus Networks, Inc.	Delaware Secretary of State United States Patent and Trademark Office United States Copyright Office
GENBAND US LLC	Delaware Secretary of State United States Patent and Trademark Office United States Copyright Office

* Note: Additional filings or recordations under laws of certain foreign jurisdictions may be required.

See also Schedule 5.3(a).

SCHEDULE 4.27

CAPITALIZATION

Name of Loan Party or Subsidiary(3) of Loan Party	Record Owner	Percentage of Total Capital Stock Owned	Amount of Capital Stock Owned
Ribbon Communications Inc.*	The common stock of Ribbon Communications Inc. is quoted on the NASDAQ Global Select Market under the symbol “RBBN”.	N/A (publicly traded)	N/A (publicly traded)
Green Sapphire LLC	Ribbon Communications Inc.	100%	Ribbon Communications Inc. is the sole member
GENBAND Holdings Company	Ribbon Communications Inc. Green Sapphire LLC	100%(4)	1 ordinary share 521,225,553 ordinary shares
Sonus Networks, Inc.*	Ribbon Communications Inc.	100%	1,000 shares of common stock
GENBAND US LLC*	GENBAND Holdings Company	100%	GENBAND Holdings Company is the sole member
Kandy Communications LLC	GENBAND US LLC	100%	GENBAND US LLC is the sole member
Network Equipment Technologies, Inc.	Sonus Networks, Inc.	100%	1,000 shares of common stock
Sonus International, Inc.	Sonus Networks, Inc.	100%	3,000 shares of common stock
Sonus Securities Corp.	Sonus Networks, Inc.	100%	100 shares of common stock
Sonus Networks Limited	Sonus Networks, Inc.	100%	100 ordinary shares
Sonus Networks Corp.	Sonus Networks, Inc.	100%	204 shares of common stock
Sonus Networks India Private Limited	Sonus Networks, Inc.	100%	660,594 equity shares
Nihon Sonus Networks K.K.	Sonus Networks, Inc.	100%	200 shares of common stock

(3)  Includes only first-tier subsidiaries of Loan Parties. See Schedule 4.15 for record owners of all Capital Stock of Holdings, the Borrower, and their consolidated Subsidiaries.

(4)  Green Sapphire LLC, a wholly-owned subsidiary of Ribbon Communications Inc., and Ribbon Communications Inc., together own 100% of GENBAND Holdings Company.

Name of Loan Party or Subsidiary(3) of Loan Party	Record Owner	Percentage of Total Capital Stock Owned	Amount of Capital Stock Owned
Sonus Networks Pte. Ltd.	Sonus Networks, Inc.	100%	100,000 ordinary shares
Sonus Networks (Shanghai) Limited	Sonus Networks, Inc.	100%	USD140,000

* Indicates Loan Party.

SCHEDULE 5.3

POST-CLOSING CONDITIONS SUBSEQUENT

(a)                                 To the extent not delivered on the Closing Date, as soon as practicable but no later than 15 Business Days after the Closing Date, the Administrative Agent shall have received the certificates representing the shares of Capital Stock of the Borrower required to be delivered pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate or share transfer form executed in blank by a duly authorized officer of the pledgor or chargor thereof.

(b)                                 Within 30 days after the Closing Date, the Administrative Agent shall have received additional insured and lender loss payable endorsements (and to the extent not included in the foregoing endorsements, notice of cancellation endorsements) satisfying the requirements of Section 6.6 hereof and Section 5.2(b) of the Guarantee and Collateral Agreement, in form and substance satisfactory to the Administrative Agent.

(c)                                  To the extent not delivered on the Closing Date, as soon as practicable but no later than January 31, 2018, the Administrative Agent shall have received (A) the certificates representing the shares of Capital Stock of each Group Member other than the Borrower required to be delivered pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate or share transfer form executed in blank by a duly authorized officer of the pledgor or chargor thereof, and (B) each promissory note required to be delivered pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor or chargor thereof.

(d)                                 On or prior to January 31, 2018, the “GENBAND US Restructuring” (as defined in the definition of “Permitted Restructuring Transactions”) shall have been consummated and the Loan Parties shall have taken all steps reasonably required by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority Lien on 100% of the Capital Stock of all Subsidiaries being transferred in connection therewith.

(e)                                  Within 45 days after the Closing Date, the Administrative Agent shall have received an intercreditor agreement, which may be in the form of a Lien Release and Acknowledgment Agreement, between the Administrative Agent and Citibank, N.A., in respect of certain Citibank Receivables (to be defined therein).

(f)                                   Within 60 days after the Closing Date, all of the Loan Parties’ Deposit Accounts and Security Accounts (other than Excluded Accounts (as defined in the Guarantee and Collateral Agreement)) maintained with JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Comerica Bank and Bank of America, N.A. or any applicable Affiliate thereof shall either be closed or subject to a Control Agreement in form and substance satisfactory to the Administrative Agent, or otherwise subject to a first priority Lien in favor of the Administrative Agent.

(g)                                  Within 90 days after the Closing Date, the Loan Parties shall have used commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral with a value in excess of $1,000,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims (subject to agreed upon exceptions) that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent.

(h)                                 Within 30 days after the Closing Date, the Loan Parties shall have executed and delivered to the Agent the Patent Security Agreement in the form agreed on the Closing Date with Schedule A completed for filing in the US Patent  and Trademark office.

SCHEDULE 7.2(d)

EXISTING INDEBTEDNESS

Capital Leases of GENBAND US LLC (“GENBAND Capital Leases”):

Lessor	Lease Number	Lease Asset(s)	Location	Address	Balance as of 5/31/2016
Marlin Leasing	838826	CTB In-Circuit Test Fixture (qty. 1) POTS In-Circuit Test Fixture (qty. 1) ESS Chamer (qty. 1)	3 Sanmina	Sanmina Plant 02 GDL Tlajomulco de Zuñiga, Jal 45640 Mexico	8,124.10
Dell Financial Services	001-7696808-519	PowerEdge R620 (qty. 9)	1 Billerica 8 RTP	3 Federal St., Billerica, MA 1821 4001E Chapel Hill-Nelson, RTP, NC 27709	30,016.48
Dell Financial Services	001-7696808-520	T1700 MT CTO (qty. 29) S4820T (qty. 8) PowerEdge R720 (qty. 8) PV NX3200 (qty. 1)	29 Durham 8 Billerica 8 Durham 1 Plano	4001 NC 54 HWY, Durham, NC 27709 3 Federal St., Billerica, MA 1821 4001 NC 54 HWY, Durham, NC 27709 3601 E Plano Pkwy, Plano, TX 75074	105,830.64
Dell Financial Services	001-7696808-521	PowerEdge R620 (qty. 1)	1 Plano	3605 E Plano Pkwy, Plano, TX, 75074	16,286.02
Dell Financial Services	001-7696808-522	PowerEdge R630 (qty. 11) Latitude E7440 CTO (qty. 20)	11 RTP 20 Durham	4001E Chapel Hill-Nelson, RTP, NC 27709 3 Federal St., Billerica, MA 1821	64,040.49
Dell Financial Services	001-7696808-523	VL vSphere 5 ESS (qty. 3) PowerEdge R630 (qty. 6) Latitude E7440 CTO (qty. 20) T1700 MT CTO (qty. 1)	3 RTP 6 Richardson 20 RTP 1 RTP	4001E Chapel Hill-Nelson, RTP, NC 27709 1232 Alma Rd., Richardson, TX 75081 4001E Chapel Hill-Nelson, RTP, NC 27709 4001E Chapel Hill- Nelson, RTP, NC 27709	63,762.02

Lessor	Lease Number	Lease Asset(s)	Location	Address	Balance as of 5/31/2016
Dell Financial Services	011-7696808-524	VPP L1 v Center Server 6 (qty. 1) VPP L1 vSphere 6 (qty. 14)	1 RTP 14 RTP	4001E Chapel Hill-Nelson, RTP, NC 27709	25,389.07
Winmark Capital Corporation	GE011917 — Lease Schedule 001	13 Servers HPE DL 360 9 Server DDC C6220 9 Server Force 10 S4820T 5 Networking S3148	11 Billerica, 2 Plano 2 Billerica, 7 Plano 8 Billerica, 1 Plano 4 Billerica, 1 Plano	3 Federal Street Billerica, MA 01821 3605 E. Plano Pkwy Plano, TX 75074	500,000
Winmark Capital Corporation	GE011917 — Lease Schedule 002	9 Server GBRY41LA 2 Server GBRY41LB 14 Server GBRY41LG 1 Server SKY-8100BS 7 Server 210-ACXS 2 Server 175-00020-01 2 Server GBRY87AA	9 Canada 2 Canada 8 Plano, 6 Billerica 2 Durham, 5 Billerica 2 Durham 2 Canada	500 Palladium Dr. 2100 Ottawa, ON 3605 E. Plano Pkwy Plano, TX 75074	400,000

Capital Leases of Sonus Networks, Inc. (“Sonus Capital Leases”):

Lessor	Lease Number	Lease Assets	Location	Address	Balance as of 11/30/17
Canon Financial Services	S0450252.03	IRADVC3325I (qty 9) IRADVC5235A (qty 6) IRADVC7260 (qty 1) IRADVC350 (qty 1)	2 IRAD-25I Freehold 6 IRAD-35A Westford 1 IRAD-260 Westford 5 IRAD-25I Westford 1 IRAD-350 Westford 2 IRAD-25I Richardson	3 Paragon Way, Freehold, NJ 07728 4 Technology Park Drive, Westford, MA 01886 1130 East Arapaho Road Suite 200, Richardson, TX 75081	66,392.59
De Lage Landen Financial Services	25440060	Ricoh MPC 4503 (qty 1)	1 - Fremont	47370 Fremont Blvd, Fremont, CA 94538	20,131.24

Earn-out Agreement, dated September 26, 2016, by and among Sonus Networks, Inc., Taqua Holdings, LLC and Jeffrey B. Brawner as the seller representative.

Earn-out Agreement, dated as of January 2, 2015, by and among Sonus Networks, Inc., Treq Labs, Inc. and Karl F. May as the Seller Representative.

Intercompany revolving loans issued by (i) GENBAND US LLC to GENBAND Ireland Limited in the original principal amount of $100 million ($71 million outstanding as of Closing Date) and (ii) GENBAND US LLC to GENBAND International Holding Company in the original principal amount of $150 million ($47 million outstanding as of Closing Date) (the “GENBAND Intercompany Loans”).

SCHEDULE 7.2(m)

FACTORING ARRANGEMENTS

None.

SCHEDULE 7.3(f)

EXISTING LIENS

Liens in respect of GENBAND Capital Leases described on Schedule 7.2(d).

Liens in respect of Sonus Capital Leases described on Schedule 7.2(d).

Liens of GENBAND US LLC in respect of account receivables as described below:

Name of Lienholder	Method of Lien Perfection (i.e. UCC Filing, Control, Possession, etc.)	UCC Filing Jurisdiction	UCC Filing Date and No.	Description of Collateral Covered by Lien
Citibank, N.A., its Branches, Subsidiaries and Affiliates	UCC Filing	Delaware Secretary of State	08/26/2013; 20133334381

All right, title and interest of US in and to all accounts and all other forms of obligations (“AR”) owing to US by AT&T Services, Inc. and its subsidiaries and affiliates (“Debtor”), whether now existing or hereafter created, arising out of US’ sale and delivery of good and services to Debtor, to the extent such AR are purchased by Citibank under that certain Supplier Agreement between Citibank and US, as such agreement may be amended, supplemented or modified from time to time, and all collections thereon and proceeds thereof.

SCHEDULE 7.8

INVESTMENTS

The GENBAND Intercompany Loans described on Schedule 7.2(d).

SCHEDULE 7.11

TRANSACTIONS WITH AFFILIATES

None.

SCHEDULE 7.16(f)

EXISTING NEGATIVE PLEDGE CLAUSES

None.

SCHEDULE 7.17(vii)

EXISTING CLAUSES RESTRICTING SUBSIDIARY DISTRIBUTIONS

None.

EXHIBIT A

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

(Please see attached form)

GUARANTEE AND COLLATERAL AGREEMENT

dated as of December [       ], 2017

made by

RIBBON COMMUNICATIONS INC.,

as Holdings,

SONUS NETWORKS, INC.,

as the Borrower,

and the other Grantors referred to herein,

in favor of

SILICON VALLEY BANK,

as Administrative Agent

i

(continued)

(continued)

		Page

8.14	Additional Grantors	34
8.15	Releases	34
8.16	Excluded Assets	34
8.17	WAIVER OF JURY TRIAL	34
8.18	Patriot Act	34

(continued)

SCHEDULES

Schedule 1            Notice Addresses

Schedule 2            Investment Property

Schedule 3            Perfection Matters

Schedule 4            Jurisdictions of Organization and Chief Executive Offices, etc.

Schedule 5            Equipment and Inventory Locations

Schedule 6            Intellectual Property

Schedule 7            Letter of Credit Rights

Schedule 8            Commercial Tort Claims

ANNEXES

Annex 1                 Form of Assumption Agreement

Annex 2                 Form of Pledge Supplement

GUARANTEE AND COLLATERAL AGREEMENT

This GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”), dated as of December [  ], 2017, is made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, each a “Grantor” and, collectively, the “Grantors”), in favor of SILICON VALLEY BANK, as administrative agent and collateral agent (together with its successors and assigns, in such capacities, the “Administrative Agent”) for the banks and other financial institutions or entities (each a “Lender” and, collectively, the “Lenders”) from time to time parties to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), by and among, among others, RIBBON COMMUNICATIONS INC., a Delaware corporation (“Holdings”), SONUS NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders and the Administrative Agent.

INTRODUCTORY STATEMENTS

WHEREAS, Holdings and the Borrower are members of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, certain of the Qualified Counterparties may enter into Specified Swap Agreements with the Grantors and their Subsidiaries;

WHEREAS, certain of the Cash Management Banks may enter into Cash Management Agreements with the Grantors and their Subsidiaries;

WHEREAS, the Borrower, each Grantor and the other Loan Parties are engaged in related businesses, and each Grantor derives substantial direct and indirect benefit from the extensions of credit under the Credit Agreement and from the Specified Swap Agreements and Cash Management Services;

WHEREAS, the Borrower has agreed to secure all of the Secured Obligations (as defined herein) by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of its personal property assets as provided herein;

WHEREAS, each Grantor has agreed to guarantee the Secured Obligations of the Borrower, and to secure its respective Secured Obligations in respect of such guarantee by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of its personal property assets as provided herein; and

WHEREAS, it is a condition precedent to the Closing Date that the Grantors shall have executed and delivered this Agreement in favor of the Administrative Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

1

SECTION 1.  DEFINED TERMS.

1.1                               Definitions.

(a)                                 Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the respective meanings given to such terms in the Credit Agreement, and the following terms are used herein as defined in the UCC:  Account, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Document, Equipment, Farm Products, Fixtures, General Intangible, Goods, Instrument, Inventory, Letter-of-Credit Rights, Money, Securities Account and Supporting Obligation.

(b)                                 The following terms shall have the following meanings:

“Agreement”:  as defined in the preamble hereto.

“Books”: all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for any Grantor in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Collateral, including:  (a) ledgers or share register; (b) records indicating, summarizing, or evidencing such Grantor’s assets (including Inventory and Rights to Payment), business operations or financial condition; (c) computer programs and software; (d) computer discs, tapes, files, manuals, spreadsheets; (e) computer printouts and output of whatever kind; (f) any other computer prepared or electronically stored, collected or reported information and equipment of any kind; and (g) any and all other rights now or hereafter arising out of any contract or agreement between such Grantor and any service bureau, computer or data processing company or other Person charged with preparing or maintaining any of such Grantor’s books or records or with credit reporting, including with regard to any of such Grantor’s Accounts.

“Borrower”:  as defined in the preamble hereto.

“Collateral”: as defined in Section 3.1.

“Collateral Account”:  any collateral account established by the Administrative Agent as provided in Section 6.4.

“Commodity Exchange Act”:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyright License”:  any written agreement which (a) names a Grantor as licensor or licensee, and (b) grants any right under any Copyright to a Grantor, including any rights to manufacture, distribute, exploit and sell materials derived from any Copyright, including, without limitation, any of the forgoing referred to on Schedule 6 (which contains a list of each material Copyright License).

“Copyrights”:  (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, together with the underlying works of authorship (including titles), whether registered or unregistered and whether published or unpublished (including, without limitation, any of the forgoing referred to on Schedule 6), all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all registrations and recordings thereof, and all applications in connection

2

therewith, including, without limitation, all registrations, recordings and applications in the U.S. Copyright Office, and (b) the right to obtain any renewals thereof.

“Deposit Account”:  as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including any demand, time, savings, passbook or like account maintained with a depositary institution.

“Discharge of Obligations”: as defined in the Credit Agreement.

“Excluded Accounts”: payroll accounts, tax escrow accounts and employee benefits accounts maintained in the ordinary course of business.

“Excluded Assets”:  collectively,

(a)                                 Equipment owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capital Lease Obligation not prohibited by the terms of the Credit Agreement if the contract or other agreement pursuant to which such Lien is granted (or the documentation providing for such purchase money obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such Equipment and proceeds of such Equipment;

(b)                                 any Collateral with respect to which the Administrative Agent has determined, in consultation with the Borrower, that is specified in writing that the costs of obtaining a security interest in such Collateral are excessive in relation to the benefits provided to the Secured Parties by such security interest;

(c)                                  any leasehold interests of any Grantor;

(d)                                 margin stock (within the meaning of Regulation U issued by the Board) to the extent the creation of a security interest therein in favor of the Administrative Agent (for the benefit of the Secured Parties) will result in a violation of Regulation U issued by the Board;

(e)                                  motor vehicles and other equipment covered by certificates of title;

(f)                                   Excluded Stock;

(g)                                  Excluded Accounts;

(h)                                 any property to the extent that such grant of a security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that at such time if any as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, such property shall not longer constitute Excluded Assets under this clause (h) and any

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security interest shall attach immediately to any portion of the Collateral that does not result in such consequences; and

(i)                                     any United States intent-to-use trademark or service mark application only to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under Federal law.  After such period, each Grantor acknowledges that such interest in such trademark or service mark application shall be subject to a security interest in favor of the Administrative Agent and shall not be an Excluded Asset under this clause (i);

provided, however, that in each case, any Proceeds, substitutions or replacements of any Excluded Assets shall not be Excluded Assets (unless such Proceeds, substitutions or replacements are otherwise, in and of themselves, Excluded Assets).

“Excluded Stock”: Capital Stock of any Foreign Subsidiary to the extent in excess of 65% of the voting Capital Stock (including any “stock entitled to vote” within the meaning of U.S. Treasury Regulation Section 1.956-2(c)).  Excluded Stock shall not include any non-voting Capital Stock of such Foreign Subsidiary.

“Excluded Swap Obligation”:  with respect to any Grantor, any obligation to pay or perform under any Specified Swap Agreement, if and to the extent that all or a portion of the guarantee of such Grantor of, or the grant by such Grantor of a security interest to secure, such obligations under a Specified Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Grantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Grantor or the grant of such security interest becomes effective with respect to such obligations under a Specified Swap Agreement or such guarantee.  If any obligation to pay or perform under any Specified Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such obligations under a Specified Swap Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Grantor”:  as defined in the preamble hereto.

“Guarantor”: as defined in Section 2.1(a).

“Investment Account”:  any of a Securities Account, a Commodity Account or a Deposit Account.

“Investment Property”:  the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC (other than any voting Capital Stock or other ownership interests excluded from the definition of “Pledged Stock”), and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Collateral.

“Issuer”:  with respect to any Investment Property, the issuer of such Investment Property.

“Patent License”:  any written agreement which (a) names a Grantor as licensor or licensee and (b) grants to a Grantor any right under a Patent, including the right to manufacture, use or sell any

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invention covered in whole or in part by such Patent, including, without limitation, any of the forgoing referred to on Schedule 6 (which contains a list of each material Patent License).

“Patents”:  (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to on Schedule 6, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to on Schedule 6, and (c) all rights to obtain any reissues or extensions of the foregoing.

“Pledged Collateral”:  (a) any and all Pledged Stock; (b) all warrants, options or other rights entitling any Grantor to acquire any interest in Capital Stock or other securities of the direct or indirect Subsidiaries of such Grantor or of any other Person; (c) all Instruments; (d) all securities, property, interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, any of the foregoing; (e) all certificates and instruments now or hereafter representing or evidencing any of the foregoing; (f) all rights, interests and claims with respect to the foregoing, including under any and all related agreements, instruments and other documents, and (g) all cash and non-cash proceeds of any of the foregoing, in each case whether presently existing or owned or hereafter arising or acquired and wherever located, and as from time to time received or receivable by, or otherwise paid or distributed to or acquired by, any Grantor.  Notwithstanding the above, the term “Pledged Collateral” shall not include any Excluded Stock or Excluded Assets.

“Pledged Collateral Agreements”: as defined in Section 5.21.

“Pledged Notes”:  all promissory notes listed on Schedule 2 and all other promissory notes issued to or held by any Grantor.

“Pledged Stock”:  all of the issued and outstanding shares of Capital Stock, whether certificated or uncertificated, of any Grantor’s direct Subsidiaries now or hereafter owned by any such Grantor and including the Capital Stock listed on Schedule 2 hereof (as amended or supplemented from time to time); provided however, in no event shall Excluded Stock or Capital Stock of any Immaterial Subsidiary be Pledged Stock required to be pledged hereunder.

“Proceeds”:  all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from any Investment Property constituting Collateral and all collections thereon or distributions or payments with respect thereto.

“Qualified ECP Guarantor”: in respect of any Specified Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant Lien becomes effective with respect to such Specified Swap Obligation or constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”:  any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Account).

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“Rights to Payment”: any and all of any Grantor’s Accounts and any and all of any Grantor’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its Chattel Paper, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Proceeds and Supporting Obligations.

“Secured Obligations”:  collectively, the “Obligations”, as such term is defined in the Credit Agreement; provided that the Secured Obligations of a particular Grantor shall not include any Excluded Swap Obligations of such Grantor.

“Secured Parties”:  as defined in the Credit Agreement.

“Trademark License”:  any written agreement which (a) names a Grantor as licensor or licensee and (b) grants to such Grantor any right to use any Trademark, including, without limitation, any of the forgoing referred to on Schedule 6 (which contains a list of each Material Trademark License).

“Trademarks”:  (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, Internet domain names and other source or business identifiers, and all goodwill associated therewith, now existing and owned or exclusively licensed by a Grantor or hereafter adopted or acquired by a Grantor, all registrations and recordings thereof, and all applications in connection therewith, whether in the U.S. Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to on Schedule 6, and (b) the right to obtain all renewals thereof.

1.2                               Other Definitional Provisions.  The rules of interpretation set forth in Section 1.2 of the Credit Agreement are by this reference incorporated herein, mutatis mutandis, as if set forth herein in full.

SECTION 2.  GUARANTEE.

2.1                               Guarantee.

(a)                                 Each Grantor, including Holdings and the Borrower, who has executed this Agreement as of the date hereof, together with each Loan Party who accedes to this Agreement as a Grantor after the date hereof pursuant to Section 6.12 of the Credit Agreement (each a “Guarantor” and, collectively, the “Guarantors”), hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower and the other Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.  In furtherance of the foregoing, and without limiting the generality thereof, each Guarantor agrees as follows:

(i)                                     each Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon the Administrative Agent’s or any Secured Party’s exercise or enforcement of any remedy it or they may have against the Borrower, any other Guarantor, or any other Person, or all or any portion of the Collateral; and

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(ii)                                  the Administrative Agent may enforce this guaranty notwithstanding the existence of any dispute between any of the Secured Parties and the Borrower or any other Guarantor, with respect to the existence of any Event of Default.

(b)                                 Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.3).

(c)                                  Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d)                                 The guarantee contained in this Section 2 shall remain in full force and effect until the Discharge of Obligations, notwithstanding that from time to time during the term of the Credit Agreement the outstanding amount of the Secured Obligations may be zero.

(e)                                  No payment made by the Borrower, any Guarantor, or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any Guarantor, or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Discharge of Obligations.

2.2                               [Reserved].

2.3                               Right of Contribution.  If in connection with any payment made by any Guarantor hereunder any rights of contribution arise in favor of such Guarantor against one or more other Guarantors, such rights of contribution shall be subject to the terms and conditions of Section 2.4.  The provisions of this Section 2.3 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.4                               No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any setoff or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Guarantor or any Collateral or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, in each case, until the Discharge of Obligations.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Discharge of Obligations, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other

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Secured Parties, shall be segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied in such order as set forth in Section 6.5 hereof irrespective of the occurrence or the continuance of any Event of Default.

2.5                               Amendments, etc. with respect to the Secured Obligations.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, increased, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, and the Credit Agreement, the other Loan Documents, the Specified Swap Agreements, the Cash Management Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all of the Lenders, as the case may be) and the other parties to such documents that are required in connection therewith may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released in accordance with the Loan Documents and any other documents executed in connection therewith.  Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.6                               Guarantee Absolute and Unconditional; Guarantor Waivers; Guarantor Consents.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  Each Guarantor further waives:

(a)                                 diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the other Guarantors with respect to the Secured Obligations;

(b)                                 any right to require any Secured Party to marshal assets in favor of the Borrower, such Guarantor, any other Guarantor or any other Person, to proceed against the Borrower, any other Guarantor or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Secured Obligations or to comply with any other provisions of Section 9-611 of the UCC (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of any Secured Party whatsoever;

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(c)                                  the defense of the statute of limitations in any action hereunder or for the collection or performance of the Secured Obligations;

(d)                                 any defense arising by reason of any lack of corporate or other authority or any other defense of the Borrower, such Guarantor or any other Person;

(e)                                  any defense based upon the Administrative Agent’s or any Secured Party’s errors or omissions in the administration of the Secured Obligations;

(f)                                   any rights to set-offs and counterclaims;

(g)                                  any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against the Borrower or any other obligor of the Secured Obligations for reimbursement; and

(h)                                 without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits (other than defense of payment or performance) that may be derived from or afforded by applicable law that limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.

Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of the Credit Agreement, any other Loan Document, any Cash Management Agreement or any Specified Swap Agreement, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (ii) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any other Secured Party, (iii) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower and the Guarantors for the Secured Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance, (iv) any Insolvency Proceeding with respect to the Borrower, any Guarantor or any other Person, (v) any merger, acquisition, consolidation or change in structure of the Borrower, any Guarantor or any other Person, or any sale, lease, transfer or other disposition of any or all of the assets or voting Capital Stock of the Borrower, any Guarantor or any other Person, other than a Disposition of any Guarantor in a transaction permitted under the Credit Agreement, (vi) any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and rights under this Agreement or the other Loan Documents, in each case, in accordance with the terms of the Loan Documents, Cash Management Agreements and Specified Swap Agreements, as applicable, including any Secured Party’s right to receive payment of the Secured Obligations, or any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and to any of the Collateral, (vi) any Secured Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to any of the Secured Obligations, and (vii) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Secured Obligations or any other indebtedness, obligations or liabilities of any Guarantor to any Secured Party.

When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be

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under no obligation to make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto.  Any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Each Guarantor further unconditionally consents and agrees that, in accordance with the Loan Documents and without notice to or further assent from any Guarantor: (a) the principal amount of the Secured Obligations may be increased or decreased and additional indebtedness or obligations of the Borrower or any other Persons under the Loan Documents, Specified Swap Agreements and Cash Management Agreements may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise; (b) the time, manner, place or terms of any payment under any Loan Document, Specified Swap Agreement and Cash Management Agreement may be extended or changed, including by an increase or decrease in the interest rate on any Secured Obligation or any fee or other amount payable under such Loan Document, Specified Swap Agreement or Cash Management Agreement, as applicable, by an amendment, modification or renewal of any Loan Document, Specified Swap Agreement or Cash Management Agreement or otherwise; (c) the time for the Borrower’s (or any other Loan Party’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document, Specified Swap Agreement or Cash Management Agreement may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Administrative Agent may deem proper; (d) in addition to the Collateral, the Secured Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Secured Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; (e) any Secured Party may discharge or release, in whole or in part, any other Guarantor or any other Loan Party or other Person liable for the payment and performance of all or any part of the Secured Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral, nor shall any Secured Party be liable to any Guarantor for any failure to collect or enforce payment or performance of the Secured Obligations from any Person or to realize upon the Collateral, and (f) the Secured Parties may request and accept other guaranties of the Secured Obligations and any other indebtedness, obligations or liabilities of the Borrower or any other Loan Party to any Secured Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; in each case (a) through (f), as the Secured Parties may deem advisable, and without impairing, abridging, releasing or affecting this Section 2.

2.7                               Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation, examinership or

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reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, examiner, intervenor or conservator of, or trustee or similar officer for, the Borrower or any such Guarantor or any substantial part of its respective property, or otherwise, all as though such payments had not been made.

2.8                               Payments.  Subject to Section 2.20(a) of the Credit Agreement and the terms of any applicable Specified Swap Agreement, each Guarantor hereby guarantees that payments by it hereunder will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the Funding Office.

2.9                               Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Section 2 in respect of Secured Obligations under Specified Swap Agreements (provided that, each Qualified ECP Guarantor shall only be liable under this Section 2.9 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.9 or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.9 shall remain in full force and effect until Discharge of Obligations.  Each Qualified ECP Guarantor intends that this Section 2.9 constitute, and this Section 2.9 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

SECTION 3.  GRANT OF SECURITY INTEREST

3.1                               Grant of Security Interests.  Each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and wherever located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(a)                                 all Accounts and other Receivables;

(b)                                 all Chattel Paper;

(c)                                  all Commercial Tort Claims, including those referenced in Schedule 8 (as amended or supplemented from time to time);

(d)                                 all Deposit Accounts and all Securities Accounts;

(e)                                  all Documents;

(f)                                   all Equipment;

(g)                                  all Fixtures;

(h)                                 all General Intangibles;

(i)                                     all Goods;

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(j)                                    all Instruments;

(k)                                 all Intellectual Property;

(l)                                     all Inventory;

(m)                             all Investment Property (including all Pledged Collateral);

(n)                                 all Letter-of-Credit Rights, Letters of Credit (as defined in the UCC), Promissory Notes and Drafts;

(o)                                 all Money;

(p)                                 all Books and records pertaining to the Collateral;

(q)                                 all other property not otherwise described above; and

(r)                                    to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing; provided, however, that notwithstanding anything to the contrary contained in clauses (a) through (q) above, the security interests created by this Agreement shall not extend to, and the term “Collateral” (including all of the individual items comprising Collateral) shall not include, any Excluded Assets.

3.2                               Grantors Remains Liable.  Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights granted to the Administrative Agent hereunder shall not release any Grantor from any of its duties or obligations under any such contracts, agreements and other documents included in the Collateral, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

3.3                               Perfection and Priority.

(a)                                 Financing Statements.  Pursuant to any applicable law, each Grantor authorizes the Administrative Agent (and its counsel and its agents) to file or record at any time and from time to time any financing statements and other filing or recording documents or instruments with respect to the Collateral and each Grantor shall execute and deliver to the Administrative Agent and each Grantor hereby authorizes the Administrative Agent (and its counsel and its agents) to file (with or without the signature of such Grantor) at any time and from time to time, all amendments to financing statements, continuation financing statements, termination statements, security agreements relating to all or any part of the Collateral, assignments, fixture filings, affidavits, reports notices and all other documents and instruments, in such form and in such offices as the Administrative Agent or the Required Lenders determine appropriate to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in the Collateral under and to accomplish the purposes of this Agreement.  Each Grantor authorizes the Administrative Agent to use the collateral description “all

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personal property, whether now owned or hereafter acquired” or any other similar collateral description in any such financing statements.  Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent (and its counsel and its agents) of any financing statement with respect to the Collateral made prior to the date hereof.

(b)                                 Filing of Financing Statements.  Each Grantor shall deliver to the Administrative Agent, from time to time, such completed UCC-1 financing statements for filing or recording in the appropriate filing offices as may be reasonably requested by the Administrative Agent.

(c)                                  Transfer of Security Interest Other Than by Delivery.  If for any reason Pledged Collateral cannot be delivered to or for the account of the Administrative Agent as provided in Section 5.6(b), each applicable Grantor shall promptly take such other steps as may be necessary or as shall be reasonably requested from time to time by the Administrative Agent to effect a transfer of a perfected first priority security interest in and pledge and charge of the Pledged Collateral to the Administrative Agent for itself and on behalf of and for the benefit of the other Secured Parties pursuant to the UCC.  To the extent practicable, each such Grantor shall thereafter deliver the Pledged Collateral to or for the account of the Administrative Agent as provided in Section 5.6(b).

(d)                                 Intellectual Property.  Each Grantor shall, (i) in addition to executing and delivering this Agreement, take such other action as the Administrative Agent may reasonably request, to perfect the Administrative Agent’s security interest in the Intellectual Property; (ii) promptly after requested by the Administrative Agent, or quarterly with respect to registered Intellectual Property that has been created or acquired by any Grantor after the date hereof which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, provide a supplement to Schedule 6 to include any Intellectual Property which becomes part of the Collateral and which was not included on Schedule 6 as of the date hereof as supplemented hereunder and, if requested by the Administrative Agent, record an amendment to this Agreement or enter into and record an Intellectual Property Security Agreement (or an amendment to an Intellectual Property Security Agreement) with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, and take such other action as may be necessary, or as the Administrative Agent or the Required Lenders may reasonably request, to perfect the Administrative Agent’s security interest in such Intellectual Property.

(e)                                  Control.  Each Grantor will cooperate with the Administrative Agent in obtaining control (as defined in the UCC) of Collateral consisting of any Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights, including delivery of control agreements, as the Administrative Agent may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in such Collateral.

(f)                                   Additional Subsidiaries.  In the event that any Grantor acquires rights in any Subsidiary after the date hereof, to the extent required pursuant to Section 6.12 of the Credit Agreement, it shall deliver to the Administrative Agent a completed pledge supplement, substantially in the form of Annex 2 (the “Pledge Supplement”), together with all schedules thereto, reflecting the pledge and charge of the Capital Stock of such new Subsidiary (provided however, in no event shall any Capital Stock excluded from the definition of Pledged Stock be required to be pledged and charged thereunder).  Notwithstanding the foregoing, it is understood and agreed that the security interest of the Administrative Agent shall attach to the Pledged Collateral related to such Subsidiary immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a Pledge Supplement.

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SECTION 4.  REPRESENTATIONS AND WARRANTIES

In addition to the representations and warranties of (or on behalf of) the Grantors set forth in the Credit Agreement, which are incorporated herein by reference, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each other Secured Party that:

4.1                               Title; No Other Liens.  Except for the Liens permitted to exist on the Collateral by Section 7.3 of the Credit Agreement, such Grantor owns or has valid leaseholds in each item of the Collateral in which a Lien is granted by it free and clear of any and all Liens and other claims of others.  No financing statement, fixture filing or other public notice with respect to all or any part of the Collateral is on file or of record or will be filed in any public office, except such as have been filed as permitted by the Credit Agreement.  For the avoidance of doubt, it is understood and agreed that, to the extent permitted by the Credit Agreement, each Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by such Grantor.

4.2                               Perfected Liens.  The security interests granted to the Administrative Agent pursuant to this Agreement (a)(i)(x) as of the date hereof, upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered (or satisfactory post-closing arrangements under the other Security Documents for the delivery thereof have been agreed) to the Administrative Agent in completed and duly (if applicable) executed form) with respect to the type of Collateral in which a security interest may be perfected by filing a financing statement under the Uniform Commercial Code as enacted in any relevant jurisdiction or by a filing of an Intellectual Property Security Agreement in the United States Patent and Trademark Office or in the United States Copyright Office, or equivalent Governmental Authority in any other jurisdiction outside of the United States, or (y) from and after the Closing Date, upon completion of any actions required to be taken pursuant to this Agreement, (ii) upon the possession of the Collateral in which a security interest may be perfected by possession, and (iii) upon the “control” (as defined in the Uniform Commercial Code as in effect in the applicable jurisdiction) over the type of Collateral in which a security interest may be perfected by “control”, will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against any creditors of any Grantor and any Persons purporting to purchase any Collateral from any Grantor, and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens of the Administrative Agent on the Collateral (for the benefit of the Secured Parties) by operation of law, and in the case of Collateral other than Pledged Collateral, Liens permitted by Section 7.3 of the Credit Agreement.

4.3                               Jurisdiction of Organization; Chief Executive Office and Locations of Books.  On the date hereof, such Grantor’s jurisdiction of organization or incorporation, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office, sole place of business or registered office, as the case may be, are specified on Schedule 4.  As of the date hereof, all locations where Books pertaining to the Rights to Payment of such Grantor are kept, including all equipment necessary for accessing such Books and the names and addresses of all service bureaus, computer or data processing companies and other Persons keeping any Books or collecting Rights to Payment for such Grantor, are set forth in Schedule 4.

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4.4                               Inventory and Equipment.  On the date hereof (a) substantially all of the Inventory and (b) the Equipment constituting Collateral (other than mobile Goods or Equipment out for repair and any of the foregoing, along with Inventory, in transit) are kept at the locations listed on Schedule 5.

4.5                               Farm Products.  None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.6                               Pledged Collateral.  (a) All of the Pledged Stock held by such Grantor has been duly and validly issued, and is fully paid and non-assessable, subject in the case of Pledged Stock constituting partnership interests or limited liability company membership interests to future assessments required under applicable law and any applicable partnership or operating agreement, (b) such Grantor is or, in the case of any such additional Pledged Collateral will be, the legal record and beneficial owner thereof, (c) in the case of Pledged Stock of a Subsidiary of such Grantor or Pledged Collateral of such Grantor constituting Instruments issued by a Subsidiary of such Grantor, there are no restrictions on the transferability of such Pledged Collateral or such additional Pledged Collateral to the Administrative Agent or with respect to the foreclosure, transfer or disposition thereof by the Administrative Agent, except as provided under applicable securities or “Blue Sky” laws, (d) the Pledged Stock pledged and charged by such Grantor constitutes all of the issued and outstanding shares of Capital Stock of each Issuer owned by such Grantor (except for Capital Stock excluded from the definition of Pledged Stock), and such Grantor owns no securities convertible into or exchangeable for any shares of Capital Stock of any such Issuer that do not constitute Pledged Stock hereunder, (e) any and all Pledged Collateral Agreements relating to Pledged Stock of a Subsidiary of such Grantor which affect or relate to the voting or giving of written consents with respect to any of the Pledged Stock pledged and charged by such Grantor have been disclosed to the Administrative Agent, and (f) as to each such Pledged Collateral Agreement relating to the Pledged Stock pledged and charged by such Grantor, (i) to the best knowledge of such Grantor, such Pledged Collateral Agreement contains the entire agreement between the parties thereto with respect to the subject matter thereof and is in full force and effect in accordance with its terms, (ii) to the best knowledge of such Grantor party thereto, there exists no material violation or material default under any such Pledged Collateral Agreement by such Grantor or the other parties thereto, and (iii) such Grantor has not knowingly waived or released any of its material rights under or otherwise consented to a material departure from the terms and provisions of any such Pledged Collateral Agreement.

4.7                               Investment Accounts.

(a)                                 Schedule 2 (as it may be updated from time to time by delivery of written notice to the Administrative Agent) sets forth under the headings “Securities Accounts” and “Commodity Accounts”, respectively, all of the Securities Accounts and Commodity Accounts in which such Grantor has an interest.  Except as disclosed to the Administrative Agent, such Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or any securities or other property credited thereto;

(b)                                 Schedule 2 (as it may be updated from time to time by delivery of written notice to the Administrative Agent) sets forth under the heading “Deposit Accounts” all of the Deposit Accounts in which such Grantor has an interest and, except as otherwise disclosed to the Administrative Agent, such Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent) having either sole dominion and control (within the meaning of common law) or “control” (within the meaning

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of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and

(c)                                  In each case of Section 4.7(a) and 4.7(b) above, to the extent requested by the Administrative Agent (unless constituting an Excluded Asset), such Grantor has taken all actions necessary or reasonably desirable to: (i) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any Certificated Securities (as defined in Section 9-102 of the UCC); (ii) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Accounts constituting Securities Accounts, Commodity Accounts, Securities Entitlements or Uncertificated Securities (each as defined in Section 9-102 of the UCC); (iii) establish the Administrative Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts; and (iv) deliver all Instruments (as defined in Section 9-102 of the UCC) to the Administrative Agent to the extent required hereunder; provided that the Administrative Agent shall not send a notice of control or similar notice unless an Event of Default has occurred and is continuing.

4.8                               Receivables.  As of the date hereof, no amount payable in excess of $250,000 to such Grantor under or in connection with any Receivable or other Right to Payment is evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account) or Chattel Paper which has not been delivered to the Administrative Agent.  As of the date hereof, none of the account debtors or other obligors in respect of any Receivable in excess of $250,000 in the aggregate is the government of the United States or any agency or instrumentality thereof.

4.9                               Intellectual Property.  Schedule 6 (as it may be updated from time to time by delivery of written notice to the Administrative Agent in accordance with the terms of this Agreement) lists all Intellectual Property that is registered or subject of an application for registration with the U.S. Copyright Office, the U.S. Patent and Trademark Office or equivalent Governmental Authority in any other jurisdiction outside of the United States, in each case owned by a Grantor in its own name as of the date hereof other than any lapsed, expired or terminated Intellectual Property.  Except as set forth in Schedule 6, (i) no such Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor except non-exclusive licenses as granted in the ordinary course of business consistent with the sale or license of such Grantor’s products and services to its customers, (ii) no open source or public library software licensed pursuant to any GNU public license which requires any Grantor to license Grantor Intellectual Property to third parties, is, in the whole or in part, embodied or incorporated, in any manner, into any Grantor’s software, applications, products, source code or other Intellectual Property and (iii) no government funding or university or college facilities were used in the development of any Grantor’s software, applications, products, source code or other Intellectual Property.  All officers, employees and consultants of each Grantor who have access to material proprietary information have executed and delivered to such Grantor an agreement regarding the protection of proprietary information, and the assignment to or ownership by such Grantor of all Intellectual Property arising from the services performed for such Grantor by such Persons.  No current or prior officer, employee or consultant of any Grantor has claimed, and no Grantor has knowledge of any grounds to assert a claim to, or any ownership interest in, any Intellectual Property as a result of having been involved in the development of such property while employed by or consulting to any Grantor or otherwise.

4.10                        Instruments.  (i) Except for assignments or dispositions as are permitted under the Credit Agreement, such Grantor has not previously assigned any interest in any Instruments (including

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but not limited to the Pledged Notes) held by such Grantor (other than such interests as will be released on or before the date hereof), and (ii) no Person other than such Grantor owns an interest in such Instruments (whether as joint holders, participants or otherwise).

4.11                        Letter of Credit Rights.  Such Grantor does not have any Letter-of-Credit Rights having a face value in excess of $250,000 except as set forth in Schedule 7 or as have been notified to the Administrative Agent in accordance with Section 5.19.

4.12                        Commercial Tort Claims.  Such Grantor does not have any Commercial Tort Claims having a potential value in excess of $250,000 except as set forth in Schedule 8 or as have been notified to the Administrative Agent in accordance with Section 5.18.

SECTION 5.  COVENANTS

In addition to the covenants of the Grantors set forth in the Credit Agreement, which are incorporated herein by this reference, each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

5.1                               Delivery of Instruments, Certificated Securities and Chattel Paper.  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account), Certificated Security or Chattel Paper evidencing an amount in excess of $250,000 (excluding any promissory note that has a book value of less than $100,000), such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.2                               Maintenance of Insurance.

(a)                                 Such Grantor will maintain, with financially sound and reputable companies, insurance policies as required by Section 6.6 of the Credit Agreement, such policies to be in such form and amounts and having such coverage as is usually obtained in the same general area by similarly situated companies of a similar size engaged in the same or similar business.

(b)                                 All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least twenty (20) days after receipt by the Administrative Agent of written notice thereof (ten (10) days notice for cancellation due to non-payment) and (ii) to the extent applicable, name the Administrative Agent as an additional insured party and/or lender loss payee with respect to the Collateral.

5.3                               Maintenance of Perfected Security Interest; Further Documentation.

(a)                                 Except as otherwise permitted in the Credit Agreement or this Agreement, such Grantor shall maintain the security interests of the Administrative Agent (for the benefit of the Secured Parties) created by this Agreement as perfected security interests having at least the priority described in Section 4.2 and shall defend such security interests against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

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(b)                                 Upon reasonable request of the Administrative Agent, such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c)                                  At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Investment Accounts, Letter-of-Credit Rights and Deposit Accounts (other than Excluded Accounts) constituting Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the UCC) with respect thereto to the extent required hereunder.

5.4                               Changes in Locations, Name, Etc.  Such Grantor will not, except upon 15 days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent and delivery to the Administrative Agent of (a) all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, and (b) if applicable, a written supplement to Schedule 4 showing the relevant new jurisdiction of organization, location of chief executive office or sole place of business, as appropriate:

(i)                                     change its jurisdiction of organization, identification number from the jurisdiction of organization (if any) or the location of its chief executive office or sole place of business, as appropriate, from that referred to in Section 4.3; or

(ii)                                  change its name.

5.5                               Reserved.

5.6                               Instruments; Investment Property.

(a)                                 If such Grantor shall become entitled to receive or shall receive any certificate (including any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization, option or rights) in respect of the Pledged Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations; provided that in no event shall this Section 5.6(a) apply to any Excluded Assets.  Any sums paid upon or in respect of the Investment Property included in the Collateral upon the liquidation or dissolution of any Issuer shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any

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distribution of capital shall be made on or in respect of the Investment Property included in the Collateral or any property included in the Collateral shall be distributed upon or with respect to such Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations.  If any sums of money or property so paid or distributed in respect of such Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, hold such money or property in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations; provided, that, in no event shall Capital Stock excluded from the definition of Pledged Stock be required to be pledged hereunder.

(b)                                 In the case of any Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Capital Stock issued by it to the extent included in Collateral and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) and (b) with respect to the Pledged Collateral issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Capital Stock issued by it.

5.7                               Securities Accounts; Deposit Accounts.

(a)                                 With respect to any Securities Account, except as otherwise agreed by the Administrative Agent, cause such securities intermediary to enter into an agreement in form and substance reasonably satisfactory to the Administrative Agent with respect to such Securities Account pursuant to which such securities intermediary shall agree to comply with the Administrative Agent’s “entitlement orders” without further consent by such Grantor, as requested by the Administrative Agent.

(b)                                 Subject to Section 5.3 of the Credit Agreement, with respect to any Deposit Account (other than Excluded Accounts), and except as otherwise agreed by the Administrative Agent, such Grantor shall enter into and shall cause the depositary institution maintaining such account to enter into an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which the Administrative Agent shall be granted “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account.

(c)                                  The Administrative Agent agrees that it will only communicate “entitlement orders” with respect to the Deposit Accounts and Securities Accounts (other than Excluded Accounts) of the Grantors after the occurrence and during the continuance of an Event of Default.

(d)                                 Such Grantor shall give the Administrative Agent prompt notice of the establishment of any new Deposit Account and of any new Securities Account established by such Grantor with respect to any Investment Property constituting Collateral held by such Grantor.

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5.8                               Intellectual Property.

(a)                                 Such Grantor (either itself or through licensees) will, in the exercise of its reasonable business judgment, (i) continue to use each of its Trademarks that are material to the business of such Grantor, in order to maintain such material Trademark in full force free from any claim of abandonment for non-use, except as may be permitted by the Credit Agreement, (ii) maintain commercially reasonable quality of products and services offered under each such material Trademark, (iii) use each such material Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any trademark which is confusingly similar or a colorable imitation of any such material Trademark unless the Administrative Agent, for the benefit of the Secured Parties, shall obtain, to the extent available, a perfected security interest in such Trademark pursuant to this Agreement, and (v) not (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such material Trademark may become invalidated or impaired in any way.

(b)                                 Such Grantor will not (and will not permit any of its licensees or sublicensee thereof to), subject to the exercise of its reasonable business judgment, do any act, or omit to do any act, whereby any Patent material to the business of such Grantor, may become forfeited, abandoned or dedicated to the public, except as may be expressly permitted by the Credit Agreement.

(c)                                  Such Grantor will not (and will not permit any of its licensees or sublicensee thereof to), subject to the exercise of its reasonable business judgment, do any act or knowingly omit to do any act whereby any Copyrights material to the business of such Grantor may become invalidated or otherwise impaired.  Such Grantor will not (and will not permit any of its licensees or sublicensee thereof to) do any act whereby any material portion of such Copyrights may fall into the public domain.

(d)                                 Such Grantor will not (and will not permit any of its licensees or sublicensee thereof to) knowingly use any Intellectual Property material to the business of such Grantor to infringe the intellectual property rights of any other Person.

(e)                                  No Grantor shall permit open source or public library software licensed pursuant to any GNU public license which requires any Grantor to license Grantor Intellectual Property to third parties, or any other license which requires any Grantor to license Grantor Intellectual Property to third parties, to become, in whole or in part, embodied or incorporated, in each case, in a manner that would require such Grantor to disclose or make available Grantor Intellectual Property to third parties, into any Grantor software, applications, products, source code or other Intellectual Property.

(f)                                   Each Grantor shall cause all officers, employees and consultants of such Grantor who have access to proprietary information of such Grantor and develop, invent, program or design any Intellectual Property on behalf of such Grantor, to execute and deliver to such Grantor an agreement regarding the protection of proprietary information, and the assignment to or ownership by such Grantor of all Intellectual Property arising from the services performed for such Grantor by such Persons.

(g)                                  Such Grantor will notify the Administrative Agent promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the U.S. Patent and Trademark Office, the U.S. Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any such

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material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(h)                                 Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Patent or Trademark with the U.S. Patent and Trademark Office or any similar office or agency in any other country or political subdivision thereof or shall file an application for the registration of any Copyright with the U.S. Copyright Office or any similar office or agency in any other country or political subdivision thereof, such Grantor shall report (i) the initial application to and (ii) the corresponding grant, if any, of the Patent or Trademark from the U.S. Patent and Trademark Office (or similar office or agency) or of the Copyright from the U.S. Copyright Office (or similar office or agency) to the Administrative Agent, each within 45 days after the last day of the fiscal quarter in which such filing or grant, as applicable, occurs.  Upon request of the Administrative Agent, other than in respect of intent-to-use trademark or service mark applications, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in any Copyright, Patent or Trademark constituting Collateral and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(i)                                     Such Grantor will, subject to the exercise of its reasonable business judgment, take commercially reasonable and necessary steps, including, without limitation, in any proceeding before the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of Intellectual Property material to the business of such Grantor, including filing of applications for renewal, affidavits of use and affidavits of incontestability.

(j)                                    In the event that any Intellectual Property material to the business of such Grantor,  is infringed, misappropriated or diluted by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

5.9                               Receivables.  Other than in the ordinary course of business consistent with its past practice, or as permitted by the Credit Agreement, such Grantor will not (a) grant any extension of the time of payment of any Receivable, (b) compromise or settle any Receivable for less than the full amount thereof, (c) release, wholly or partially, any Person liable for the payment of any Receivable, (d) allow any credit or discount whatsoever on any Receivable or (e) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

5.10                        Defense of Collateral.  Grantors will use commercially reasonable efforts to appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or the Administrative Agent’s right or interest in, any material portion of the Collateral.

5.11                        Preservation of Collateral.  Grantors will do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral, other than Dispositions permitted by the Credit Agreement.

5.12                        Compliance with Laws, Etc.  Such Grantor will comply in all respects with all laws, regulations and ordinances, and all policies of insurance, relating to the possession, operation,

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maintenance and control of the Collateral, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13                        Location of Books and Chief Executive Office.  Such Grantor will, unless the Administrative Agent otherwise agrees: (a) keep all Books pertaining to the Rights to Payment of such Grantor at the locations set forth in Schedule 4; and (b) give at least 15 days’ prior written notice (or such shorter period as the Administrative Agent shall agree in its sole discretion) to the Administrative Agent of any changes in any location where Books pertaining to the Rights to Payment of such Grantor are kept.

5.14                        Location of Collateral.  Such Grantor will, unless the Administrative Agent otherwise agrees:  (a) keep the Collateral (other than Collateral with an aggregate value of less than $500,000) held by such Grantor at the locations set forth in Schedule 5 or at such other locations as may be disclosed in writing to the Administrative Agent pursuant to clause (b) and will not remove any such Collateral from such locations (other than in connection with sales of Inventory in the ordinary course of such Grantor’s business, the movement of Collateral as part of such Grantor’s supply chain and in the ordinary course of such Grantor’s business, other dispositions permitted by Section 7.5 of the Credit Agreement and movements of Collateral from one disclosed location to another disclosed location within the United States), except upon at least 10 days’ prior written notice (or such shorter period as the Administrative Agent shall agree in its sole discretion) of any removal to the Administrative Agent; and (b) give the Administrative Agent at least 10 days’ prior written notice (or such shorter period as the Administrative Agent shall agree in its sole discretion) of any change in the locations set forth in Schedule 5.

5.15                        Disposition of Collateral.  Such Grantor will not, sell, lease, rent, or otherwise dispose of or transfer any of the Collateral held by such Grantor or any right or interest therein, except to the extent permitted by the Loan Documents.

5.16                        Liens.  Such Grantor will keep the Collateral held by such Grantor free of all Liens except Liens permitted under Section 7.3 of the Credit Agreement.

5.17                        [Reserved]

5.18                        Commercial Tort Claims.  Such Grantor will give the Administrative Agent prompt notice if such Grantor obtains knowledge that it holds or acquires any Commercial Tort Claim with a potential value in excess of $250,000.

5.19                        Letter-of-Credit Rights.  Such Grantor will give the Administrative Agent prompt notice if such Grantor shall at any time hold or acquire any Letter-of-Credit Rights with a face value in excess of $250,000.

5.20                        Chattel Paper.  Such Grantor will give the Administrative Agent immediate notice if such Grantor at any time holds or acquires an interest in any Chattel Paper evidencing an amount in excess of $250,000, including any Electronic Chattel Paper and shall comply, in all respects, with the provisions of Section 5.1 hereof.

5.21                        Shareholder Agreements and Other Agreements.

(a)                                 Such Grantor shall comply in all material respects with all of its obligations under any shareholders agreement, operating agreement, partnership agreement, voting trust, proxy

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agreement or other agreement or understanding relating to any Pledged Collateral (collectively, the “Pledged Collateral Agreements”) to which it is a party and shall enforce all of its rights thereunder, except, with respect to any such Pledged Collateral Agreement relating to any Pledged Collateral issued by a Person other than a Subsidiary of a Grantor, to the extent the failure to enforce any such rights could reasonably be expected to materially and adversely affect the value of the Pledged Collateral to which any such Pledged Collateral Agreement relates.

(b)                                 Such Grantor agrees that no Pledged Stock of a Subsidiary of such Grantor (i) shall be dealt in or traded on any securities exchange or in any securities market, (ii) shall constitute an investment company security, or (iii) shall be held by such Grantor in a Securities Account.

(c)                                  Subject to the terms and conditions of the Credit Agreement, including Sections 7.4 and 7.5 thereof, such Grantor shall not vote to enable or take any other action to amend or terminate, or waive compliance with any of the terms of, any such Pledged Collateral Agreement, certificate or articles of incorporation, bylaws or other organizational documents in any way that is adverse to the interest of the Secured Parties.

5.22                        Maintenance of Records.  Such Grantor will keep separate, accurate and complete Books with respect to Collateral held by such Grantor, disclosing the Administrative Agent’s security interest hereunder.

5.23                        Expenses.  Such Grantor will pay all expenses of protecting, storing, warehousing, insuring, handling and shipping the Collateral held by such Grantor, to the extent the failure to pay any such expenses could reasonably be expected to materially and adversely affect the value of the Collateral.

5.24                        Government Receivables.  Such Grantor will notify the Administrative Agent of any Accounts in excess of $250,000 in the aggregate in which the Account Debtor is a United States government entity or any department, agency or instrumentality thereof, and, if requested by the Administrative Agent, Grantors shall submit the documentation required under the Assignment of Claims Act to the government of the United States seeking approval of the novation of each contract relating to such Accounts and deliver to the Administrative Agent such documentation reasonably necessary to comply with the Assignment of Claims Act with respect to the assignment of the right of payment in respect of all contracts relating to such Accounts.  The Administrative Agent shall not submit such documentation to any applicable Governmental Authority unless an Event of Default has occurred and is continuing.  In such event, such Grantor shall cooperate with the Administrative Agent to facilitate the submission of such documentation and use commercially reasonable efforts to obtain the consent of the applicable Governmental Authority party to each such contract in respect of the assignment of such claims, but any failure to receive such consent shall not constitute a Default.

SECTION 6.  REMEDIAL PROVISIONS

Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

6.1                               Certain Matters Relating to Receivables.

The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables constituting Collateral, and the Administrative Agent may curtail or terminate said authority at any time

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after the occurrence and during the continuance of an Event of Default.  Any payments of such Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Deposit Account over which the Administrative Agent has control, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties.  After the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent, each such deposit of Proceeds of such Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.  At the Administrative Agent’s request, after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to such Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2                               Communications with Obligors; Grantors Remain Liable.

(a)                                 During the continuance of an Event of Default, the Administrative Agent in its own name or in the name of others may at any time communicate with obligors under the Receivables constituting Collateral to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

(b)                                 Upon the request of the Administrative Agent, at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables constituting Collateral that the Receivables have been assigned to the Administrative Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c)                                  Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent nor any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3                               Investment Property.

(a)                                 Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends, payments or other Proceeds paid in respect of the Pledged Collateral and all payments made in respect of the Pledged Notes to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property of such Grantor; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would materially impair the Collateral

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or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b)                                 If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right (A) to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property (including the Pledged Collateral) of any or all of the Grantors and make application thereof to the Secured Obligations in the order set forth in Section 6.5, and (B) to exchange uncertificated Pledged Collateral for certificated Pledged Collateral and to exchange certificated Pledged Collateral for certificates of larger or smaller denominations, for any purpose consistent with this Agreement (in each case to the extent such exchanges are permitted under the applicable Pledged Collateral Agreements or otherwise agreed upon by the Issuer of such Pledged Collateral), (ii) any and all of such Investment Property shall be registered in the name of the Administrative Agent or its nominee, and (iii) the Administrative Agent or its nominee may exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of any such Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of such Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)                                  Each Grantor hereby authorizes and instructs each Issuer of any Pledged Collateral or Pledged Notes pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Collateral or, as applicable, the Pledged Notes directly to the Administrative Agent.

(d)                                 If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to apply the balance from any Deposit Account, Securities Account or Commodities Account or instruct the bank or intermediary, as applicable, at which any Deposit Account, Securities Account or Commodities Account is maintained to pay the balance of any such Deposit Account, Securities Account or Commodities Account to or for the benefit of the Administrative Agent.

6.4                               Proceeds to be Turned Over To Administrative Agent.  In addition to the rights of the Administrative Agent and the other Secured Parties specified in Section 6.1 of this Agreement with respect to payments of Receivables, during the continuation of an Event of Default, all Proceeds received by any Grantor consisting of cash, checks, Cash Equivalents and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to

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the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required).  All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account over which it maintains control, within the meaning of the UCC.  All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the other Secured Parties) shall continue to be held as collateral security for the Secured Obligations, as applicable, and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5                               Application of Proceeds.  If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s or Required Lender’s election (but subject to Section 8.3 of the Credit Agreement), the Administrative Agent may apply all or any part of Proceeds constituting Collateral realized through the exercise by the Administrative Agent of its rights hereunder, whether or not held in any Collateral Account, in payment of the Secured Obligations in accordance with Section 8.3 of the Credit Agreement.

6.6                               UCC and Other Remedies.  If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may, and shall at the direction of Required Lenders, exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law.  Without limiting the generality of the foregoing, after the occurrence and during the continuance of an Event of Default, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, in accordance with the provisions of Section 6.5, only after deducting all reasonable documented out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable documented out-of-pocket attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as is contemplated by Section 8.3 of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, but only to the extent of the surplus, if any, owing to any Grantor.  To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by any of them of any rights hereunder, except to the extent caused by the gross negligence or willful misconduct

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of the Administrative Agent or such Secured Party or their respective agents.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.  If an Event of Default has occurred and is continuing, Administrative Agent may, in addition to other rights and remedies provided for herein, in the other Loan Documents, the Specified Swap Agreements and the Cash Management Agreements, or otherwise available to it under applicable law and without the requirement of notice to or upon any Grantor or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), (i) with respect to any Grantor’s Deposit Accounts in which Administrative Agent’s Liens are perfected by control under Section 9-104 or any other section of the UCC, instruct the bank maintaining such Deposit Account for the applicable Grantor to pay the balance of such Deposit Account to or for the benefit of the Administrative Agent for the payment of the Secured Obligations, and (ii) with respect to any Grantor’s Securities Accounts in which Administrative Agent’s Liens are perfected by control under Section 9-106 or any other section of the UCC, instruct the securities intermediary maintaining such Securities Account for the applicable Grantor to (A) transfer any cash in such Securities Account to or for the benefit of Administrative Agent for the payment of the Secured Obligations, or (B)  liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Administrative Agent. Each Grantor hereby acknowledges that the Secured Obligations arise out of a commercial transaction, and agrees that if an Event of Default shall occur and be continuing Administrative Agent shall have the right to an immediate writ of possession without notice of a hearing.  Administrative Agent shall have the right to the appointment of a receiver for the properties and assets of each Grantor, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by Administrative Agent.

6.7                               Registration Rights.

(a)                                 [Reserved].

(b)                                 Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  Subject to its compliance with state securities laws applicable to private sales. the Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)                                  Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any applicable Requirement of Law.  Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect

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of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8                               Intellectual Property License.  Solely for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Section 6 after the occurrence and during the continuation of an Event of Default, and at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, an irrevocable, non-exclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property, now owned or hereafter acquired by the Grantors following such time; provided, that, (i) so long as the Borrower has not received notice from the Administrative Agent that an Event of Default has occurred and is continuing, each Grantor shall retain the sole right to use all such Trademarks and (ii) the license granted pursuant to this Section 6.8 shall terminate immediately upon the Discharge of Obligations.

6.9                               Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.

SECTION 7.  THE ADMINISTRATIVE AGENT

Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that:

7.1                               Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a)                                 Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, after the occurrence and during the continuation of an Event of Default, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor except as otherwise explicitly provided herein or required by law which cannot be legally waived, without notice to or assent by such Grantor, to do any or all of the following:

(i)                                     in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

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(ii)                                  in the case of any Intellectual Property which any Grantor has any right, title or interest, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)                               pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)                              execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)                                 (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (G) assign any Copyright, Patent or Trademark owned by such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; (H) exercise all voting, corporate and other rights pertaining to Investment Property; and (I) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)                                 If any Grantor fails to perform or comply with any of its agreements contained herein and such failure results in an Event of Default that is continuing, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)                                  The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR

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Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)                                 Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2                               Duty of Administrative Agent.  The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account.  Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers.  The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or resulting from a claim brought by any Grantor against Administrative Agent and the other Secured Parties for breach in bad faith of such party’s obligations hereunder, if such Grantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

7.3                               Authority of Administrative Agent.  Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.  MISCELLANEOUS

8.1                               Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2                               Notices.  All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

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8.3                               No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4                               Enforcement Expenses; Indemnification.

(a)                                 Each Guarantor agrees to pay or reimburse the Administrative Agent and each other Secured Party for all its reasonable and documented out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guaranty contained in Section 2 of this Agreement or otherwise enforcing or preserving any rights against such Guarantor under this Agreement, the other Loan Documents, the Specified Swap Agreements and the Cash Management Agreements to which such Guarantor is a party, including the reasonable and documented out-of-pocket fees and disbursements of counsel to the same extent required of the Borrower under Section 10.5 of the Credit Agreement.

(b)                                 Each Grantor agrees to pay, and to save the Administrative Agent and each other Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement to the same extent the Borrower would be required to do so pursuant to the Credit Agreement.  Any such payment pursuant to the preceding sentence shall appropriately reduce the Borrower’s obligation to make such payment under the Credit Agreement.

(c)                                  Each Guarantor agrees to pay, and to save the Administrative Agent and each other Secured Party harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to the Credit Agreement.  Any such payment pursuant to the preceding sentence shall appropriately reduce the Borrower’s obligation to make such payment under the Credit Agreement.

(d)                                 The agreements in this Section 8.4 shall survive the Discharge of Obligations.

8.5                               Successors and Assigns.  This Agreement shall be binding upon the successors and permitted assigns of each Grantor and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6                               Set Off.  Each Grantor hereby irrevocably authorizes the Administrative Agent and each other Secured Party thereof at any time and from time to time after the occurrence and during the

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continuance of an Event of Default, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Secured Party may elect, against and on account of the applicable Secured Obligations and liabilities of such Grantor to the Administrative Agent or such Secured Party hereunder and under the other Loan Documents, the Specified Swap Agreements and the Cash Management Agreements and claims of every nature and description of the Administrative Agent or such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document, any Specified Swap Agreement, any Cash Management Agreement or otherwise, as the Administrative Agent or such Secured Party may elect, whether or not the Administrative Agent or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  The Administrative Agent and each Secured Party shall endeavor to notify such Grantor promptly of any set-off and the application made by the Administrative Agent or such Secured Party of the proceeds thereof; provided that the failure to provide such notice shall not affect the validity of such set-off and application.   The rights of the Administrative Agent and each other Secured Party under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent or such other Secured Party may have.

8.7                               Counterparts.  This Agreement may be executed and delivered by one or more of the parties to this Agreement on any number of separate counterparts (including delivery by facsimile and/or electronic mail, which shall be effective as delivery of an original executed counterpart hereof), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8                               Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9                               Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10                        Integration.  This Agreement, the other Loan Documents, the Specified Swap Agreements and the Cash Management Agreements represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents, the Specified Swap Agreements and the Cash Management Agreements.

8.11                        GOVERNING LAW.  THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT, SPECIFIED SWAP AGREEMENT OR CASH MANAGEMENT

32

AGREEMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT, SPECIFIED SWAP AGREEMENT OR CASH MANAGEMENT AGREEMENT, AS APPLICABLE), AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  This Section 8.11 shall survive the Discharge of Obligations.

8.12                        Submission to Jurisdiction; Waivers.  Each Grantor hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the State and Federal courts of the State of New York located in the Southern District of the State of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages; and

(f)                                   (f)                                   acknowledges and agrees that Section 10.14(c) of the Credit Agreement is hereby incorporated by reference

8.13                        Acknowledgements.  Each Grantor hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)                                 neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement, any of the other Loan Documents, the Specified Swap Agreements and the Cash Management Agreements, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

33

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among any of the Secured Parties or among the Grantors and any of the Secured Parties.

8.14                        Additional Grantors.  Each Subsidiary of a Grantor that is required to become a party to this Agreement pursuant to Section 6.12 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15                        Releases.

(a)                                 Upon the Discharge of Obligations, the Collateral shall be released from the Liens created hereby, this Agreement shall terminate, and all obligations (other than those expressly stated to survive such termination) of each Grantor to the Administrative Agent or any other Secured Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.  At the sole expense of any Grantor following any such termination, the Administrative Agent shall deliver such documents as such Grantor shall reasonably request to evidence such termination.

(b)                                 If any of the Collateral shall be sold, transferred or otherwise disposed of to a Person other than a Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral, as applicable.  At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Grantor in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least five days, or such shorter period as the Administrative Agent may agree, prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with terms and provisions of the Credit Agreement and the other Loan Documents.

8.16                        Excluded Assets.  To ensure that a Lien and security interest is granted on assets or property otherwise excluded from Collateral under the definition of “Excluded Assets”, each Grantor shall, if reasonably requested by the Administrative Agent in writing, use its commercially reasonable efforts to obtain any required Governmental Approvals or other consents from any Person with respect to any material license or material Equipment lease with such Person entered into by such Grantor that requires such Governmental Approval or consent as a condition to the creation by such Grantor of a Lien on any right, title or interest in such license or Equipment lease.

8.17                        WAIVER OF JURY TRIAL.  EACH GRANTOR AND THE ADMINISTRATIVE AGENT EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.18                        Patriot Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies each Grantor that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Grantor, which information includes the names and addresses and other information that will allow such Lender or the

34

Administrative Agent, as applicable, to identify such Grantor in accordance with the Patriot Act.  Each Grantor will, and will cause each of its Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

[remainder of page intentionally left blank]

35

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

RIBBON COMMUNICATIONS INC.

By:
Name:	Daryl Raiford
Title:	Chief Financial Officer

SONUS NETWORKS, INC.

By:
Name:	Daryl Raiford
Title:	President and Secretary

GENBAND US LLC

By:
Name:	Daryl Raiford
Title:	Chief Financial Officer and Executive Vice President

[Signature Page to Guarantee and Collateral Agreement]

ADMINISTRATIVE AGENT:

SILICON VALLEY BANK

By:
Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

SONUS NETWORKS, INC.

Date:                  , 20

This Compliance Certificate is delivered pursuant to Section 6.2(b) of that certain Credit Agreement, dated as of December 21, 2017, by and among RIBBON COMMUNICATIONS INC., a Delaware corporation (“Holdings”), SONUS NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and SILICON VALLEY BANK, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of Holdings, hereby certifies, in his/her capacity as an officer of Holdings, and not in any personal capacity, as follows:

I have reviewed and am familiar with the contents of this Compliance Certificate.

I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings, the Borrowers and their respective Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).  Except as set forth on Attachment 2, such review did not disclose, and I have no knowledge of the existence as of the date of this Compliance Certificate of, any condition or event which constitutes a Default or an Event of Default.

Attached hereto as Attachment 3 are the computations showing compliance with the covenants set forth in Section 7.1 of the Credit Agreement.

[To the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party is as follows:

Loan Party	Former Jurisdiction	New Jurisdiction

[To the extent not previously disclosed to the Administrative Agent, a list of any registered Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered (or, in the case of the first such report, since the Closing Date) is attached hereto as Attachment 4.]

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

RIBBON COMMUNICATIONS INC.

By:
Name:
Title:

Attachment 1
to Compliance Certificate

[Attach Financial Statements]

Attachment 2
to Compliance Certificate

Except as set forth below, no Default or Event of Default has occurred.  [If a Default or Event of Default has occurred, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Borrowers to be taken on account thereof.]

Attachment 3
to Compliance Certificate

The information described herein is as of [            ], [    ] (the “Statement Date”).

I. Minimum Consolidated Quick Ratio (Section 7.1(a) of the Credit Agreement)
A.	Consolidated Quick Assets as of the Statement Date:

	1.	Aggregate amount of unrestricted cash and Cash Equivalents held as of the Statement Date by the Group Members:	$

	2.	All Accounts appearing on a consolidated balance sheet of Holdings and its consolidated Subsidiaries as of the Statement Date:	$

B.	Consolidated Quick Assets as of the Statement Date (Sum of Lines I.A.1 and I.A.2):		$

C.	Consolidated Current Liabilities as of the Statement Date (the sum, without duplication):

1.

All amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its consolidated Subsidiaries as of the Statement Date (including, in any event, the aggregate amount of the Group Members’ Consolidated Total Liabilities that mature within one (1) year following the Statement Date):

$

2.

All outstanding Indebtedness (other than Subordinated Indebtedness, undrawn surety bonds and undrawn letters of credit (including Letters of Credit issued under the Credit Agreement)) that mature within one (1) year following the relevant date of determination:(1)

$

D.	Consolidated Current Liabilities as of the Statement Date (Sum of Lines I.C.1 and I.C.2.):		$

E.	Deferred Revenue for such period as of the Statement Date:		$

F.	Consolidated Quick Ratio as of the Statement Date (Ratio of I.B to (I.D minus I.E.)):		:1.00

(1)  For the avoidance of doubt, Ribbon Shareholder Indebtedness shall not be included in Consolidated Current Liabilities.

Minimum Required:			1.00:1.00(2)

Covenant compliance:	Yes ☐	No ☐

II. Minimum Consolidated Interest Coverage Ratio (Section 7.1(b) of the Credit Agreement)

A.	Consolidated Adjusted EBITDA for the Subject Period:

(“Subject Period” means the four fiscal quarter period ending on the Statement Date)

	1.	Consolidated Net Income for the Subject Period:	$

	2.	Consolidated Interest Expense for the Subject Period:	$

	3.	Provision for taxes based on income for the Subject Period:	$

	4.	Total depreciation expense for the Subject Period:	$

	5.	Total amortization expense for the Subject Period:	$

6.

other non-cash items reducing Consolidated Net Income during the Subject Period (excluding any such non-cash item to the extent that it represents an accrual or reserve (“Accrual”) for potential cash items in any future period (“Future Cash Payments”); provided that, to the extent at the time such Future Cash Payment is made in the same trailing four quarter period, the amount actually paid in cash for such Future Cash Payment is less than the Accrual related thereto, an amount equal to such difference shall be added back hereto for the period in which such Future Cash Payment is made:

$

	7.	non-cash foreign exchange translation adjustments or other realized non-cash losses from foreign currency exchange for the Subject Period:	$

	8.	costs and expenses relating to the negotiation, preparation, execution and delivery of the Loan Documents for the Subject Period (subject to the 10% Cap):	$

	9.	losses in connection with casualty events to the extent covered by insurance with respect to which the applicable insurer has assumed responsibility (without regard to proceeds of business

(2)  The calculation must include at least $10,000,000 of unrestricted cash and Cash Equivalents held at such time by the Loan Parties in Deposit Accounts subject to Control Agreements (or otherwise subject to a perfected first priority Lien) in favor of the Administrative Agent, which amount shall be reduced to $5,000,000 if the Consolidated Leverage Ratio as of the last day of such fiscal quarter is less than or equal to 2.50:1.00

	interruption insurance) for the Subject Period (subject to the 10% Cap):	$

10.	restructuring and related costs (subject to the 10% Cap), for the Subject Period:	$

11.	acquisition and related costs (subject to the 10% Cap), for the Subject Period:	$

12.	non-cash extraordinary or non-cash nonrecurring losses or charges for the Subject Period:	$

13.	non-cash charges for employee compensation plans for the Subject Period:	$

14.	extraordinary losses from the Disposition of assets outside of the ordinary course of business for the Subject Period (subject to the 10% Cap):	$

15.	costs and expenses related to the Loan Parties’ Metaswitch and related patent litigation for the Subject Period (subject to the 10% Cap):	$

16.

non-cash purchase accounting adjustments consisting of a dollar-for-dollar adjustment for that portion of revenue that would have been recorded in the Subject Period had the balance of deferred revenue recorded on the closing balance sheet before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in conformity with GAAP purchase accounting rules:

$

17.

non-cash items increasing Consolidated Net Income for the Subject Period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period):

$

18.	interest income for the Subject Period:	$

19.	extraordinary gains from the Disposition of assets outside of the ordinary course of business for the Subject Period:	$

20.	Consolidated Adjusted EBITDA for the Subject Period ((Sum of Lines II.A.1 through II.A.16 minus the sum of Lines II.A.17 through II.A.19):(3)	$

(3)  Consolidated Adjusted EBITDA for any period shall be determined on a Pro Forma Basis to give effect to (x) any Permitted Acquisitions or (y) any disposition of any business or assets consummated during the Subject Period outside of the ordinary course of business, in each case as if such transaction occurred on the first day of the Subject Period.

B.	Cash taxes based on income, profits or capital paid during the Subject Period:			$

C.

Consolidated Capital Expenditures (excluding the amount thereof funded with cash proceeds of Indebtedness permitted under Section 7.2 of the Credit Agreement (other than Loans) incurred in connection with such expenditures):

$

D.	Deferred Payment Obligations for the Subject Period paid in cash:			$

E.	Lines II.A.20 minus II.B minus II.C minus II.D:			$

F.	Consolidated Interest Expense for the Subject Period:			$

G.	Consolidated Interest Coverage Ratio (Ratio of II.E to II.F):			:1.00(4)

Minimum required:

	Four Fiscal Quarter Period Ending		Minimum Consolidated Interest Coverage Ratio
	December 31, 2017 and each fiscal quarter ending thereafter		3.00:1.00

	Covenant compliance:	Yes ☐	No ☐

III. Maximum Consolidated Leverage Ratio (Section 7.1(c) of the Credit Agreement)
A.	Consolidated Funded Indebtedness (the sum, without duplication):

	1.	All Indebtedness of such Persons for borrowed money	$

Notwithstanding the above, (i) for any twelve-month period ending after September 30, 2017, the aggregate amount of all addbacks pursuant to lines II.A.8, II.A.9, II.A.10, II.A.11, and II.A.15 shall not exceed the higher of (x) $5,000,000 and (y) 10% of Consolidated Adjusted EBITDA (calculated prior to giving effect to any of the add-backs described above) (such limit, the “10% Cap”), and (ii) Consolidated Adjusted EBITDA for the fiscal quarter ending (A) March 31, 2017 shall be deemed to be ($11,070,000), (B) June 30, 2017, shall be deemed to be $2,984,000, (C) September 30, 2017 shall be deemed to be $19,835,000, and (D) December 31, 2017 shall be calculated (x) for October 2017, based on the Borrower and its Subsidiaries and GENBAND Holdings and its Subsidiaries in a manner consistent with the methodology set forth in clauses (A) through (C) immediately above and (y) based on November 2017 and December 2017 for Holdings and Subsidiaries.

(4)  Notwithstanding the above, for the purposes of calculating the Consolidated Interest Coverage Ratio for the trailing four quarter period ending (a) December 31, 2017, the amount set forth in line II.F. above shall be the result of such amount for the fiscal quarter ending December 31, 2017 multiplied by four (4), (b) March 31, 2018, the amount set forth in line II.F. above shall be the result of the sum of such amount for the fiscal quarters ending December 31, 2017 and March 31, 2018 and multiplied by two (2), and (c) June 30, 2018, the amount set forth in line II.F. above shall be the result of the sum of such amount for the fiscal quarters ending December 31, 2017, March 31, 2018 and June 30, 2018 and multiplied by four-thirds (4/3).

(excluding any capitalized or PIK interest on the Ribbon Shareholder Indebtedness) as at the Statement Date, including all current maturities and current sinking fund payments in respect of any such Indebtedness whether or not required to be paid within one year from the date of its creation:

2.	Indebtedness of such Persons in respect of each Loan and Letter of Credit issued under the Credit Agreement:	$

B.	Consolidated Funded Indebtedness as of the Statement Date (Sum of Lines III.A.1 and III.A.2):	$

C.	Consolidated Adjusted EBITDA for the Subject Period (Line II.A.20):	$

D.	Consolidated Leverage Ratio as of the Statement Date (Ratio of III.B to III.C):	:1.00

Maximum allowed:	:1.00

Four Fiscal Quarter Period Ending	Minimum Consolidated Interest Coverage Ratio
December 31, 2017	2.75:1.00
March 31, 2018	2.75:1.00
June 30, 2018	2.50:1.00
September 30, 2018	2.50:1.00
December 31, 2018	2.50:1.00
March 31, 2019	2.50:1.00
June 30, 2019	2.50:1.00
September 30, 2019	2.50:1.00
December 31, 2019	2.50:1.00
March 31, 2020 and each fiscal quarter ending thereafter	2.00:1.00

Covenant compliance:	Yes ☐	No ☐

Attachment 4

to Compliance Certificate

Registered Intellectual Property

[    ](5)

(5)  List registered Intellectual Property issued to or acquired by any Loan Party since the date of the most recently delivered Compliance Certificate.

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE

[NAME OF APPLICABLE LOAN PARTY]

This Certificate is delivered pursuant to Section 5.1(e) [and Section 5.1(f)](6) of that certain Credit Agreement, dated as of December 21, 2017, by and among RIBBON COMMUNICATIONS INC., a Delaware corporation (“Holdings”), SONUS NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and SILICON VALLEY BANK, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.  The undersigned Secretary of [insert the name of the certifying Loan Party, a [       ] [corporation][limited liability company] (the “Certifying Loan Party”) hereby certifies in [his][her] capacity as such, and not in [his][her] individual capacity, as follows:

1.                                      [The representations and warranties of the Certifying Loan Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Certifying Loan Party pursuant to any of the Loan Documents to which it is a party are, (i) to the extent qualified by materiality, true and correct, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date, and (ii) to the extent not qualified by materiality, true and correct in all material respects, in each case, on and as of the date hereof with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.](7)

2.                                      I am the duly elected and qualified Secretary of the Certifying Loan Party.

3.                                      [No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.](8)

4.                                      Attached hereto as Annex 1 is a true and complete copy of the resolutions duly adopted by the [Board of [Directors][Managers]][Shareholders] of the Certifying Loan Party authorizing the execution, delivery and performance of the Loan Documents to which the Certifying Loan Party is a party and all other agreements, documents and instruments to be executed, delivered and performed in connection therewith.  Such resolutions have not in any way been amended, modified, revoked or rescinded, and have been in full force and effect since their adoption up to and including the date hereof and are now in full force and effect, and have been or will be filed in the minute books of the Certifying Loan Party.

5.                                      Attached hereto as Annex 2 is a true and complete copy of the [By-Laws][Operating Agreement] of the Certifying Loan Party as in effect on the date hereof.

(6)  Holdings only.

(7)  Holdings only.

(8)  Holdings only.

6.                                      Attached hereto as Annex 3 is (i) a true and complete copy of the Certificate of [Incorporation][Formation] of the Certifying Loan Party as in effect on the date hereof, along with a long-form good-standing certificate (or the foreign equivalent thereof, if applicable) for the Certifying Loan Party from the jurisdiction of its organization, and (ii) a certificate of foreign qualification (or similar certificate) for the Certifying Loan Party from each jurisdiction (other than its jurisdiction of incorporation or organization) where the failure of the Certifying Loan Party to be qualified could reasonably be expected to have a Material Adverse Effect.

7.                                      The persons listed in Annex 4 are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers, acting alone, is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party.

[Signature page follows]

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first set forth above.

Name:
Title:	Secretary

I, [            ], in my capacity as the [            ] of the Certifying Loan Party, do hereby certify in the name and on behalf of the Certifying Loan Party that [            ] is the duly elected and qualified Secretary of the Certifying Loan Party and that the signature appearing above is [her][his] genuine signature.

Name:
Title:

ANNEX 1

RESOLUTIONS

ANNEX 2

[BY-LAWS][OPERATING AGREEMENT]

ANNEX 3

[CERTIFICATE OF INCORPORATION][CERTIFICATE OF FORMATION], AND

GOOD-STANDING CERTIFICATE

ANNEX 4

INCUMBENCY CERTIFICATE

Name	Office	Signature

[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

RIBBON COMMUNICATIONS INC.

SONUS NETWORKS, INC.

Date:                  , 20

To the Administrative Agent,
and each of the Lenders party
to the Credit Agreement referred to below:

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered pursuant to Section 5.1(p) of that certain Credit Agreement, dated as of December 21, 2017, by and among RIBBON COMMUNICATIONS INC., a Delaware corporation (“Holdings”), SONUS NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and SILICON VALLEY BANK, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.  The undersigned, [Name], [Chief Financial Officer/Treasurer] of Holdings and the Borrower, in such capacity only and not in her/his individual capacity, does hereby certify on behalf of the respective Loan Parties as of the date hereof that:

1.              On and as of the date hereof and immediately after giving effect to the incurrence of all Indebtedness, Obligations and obligations being incurred in connection with the Credit Agreement and the Loan Documents, it is my opinion that the Borrower is and the Loan Parties are, when taken as a whole, Solvent.

2.              The Loan Parties do not intend, in receiving the Loans to be made on the Closing Date and consummating the transactions contemplated by the Loan Documents, to delay, hinder, or defraud either present or future creditors.

(Signature page follows)

I represent the foregoing information to be, to the best of my knowledge and belief, true and correct and execute this Certificate as of the date first written above.

RIBBON COMMUNICATIONS INC.

By:
Name:
Title:	[Chief Financial Officer/Treasurer]

SONUS NETWORKS, INC.

By:
Name:
Title:	[Chief Financial Officer/Treasurer]

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

SONUS NETWORKS, INC.

This Assignment and Assumption Agreement (the “Assignment Agreement”) is dated as of the Assignment Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letter of credit deposits, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[for Assignee, if applicable, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	SONUS NETWORKS, INC., a Delaware corporation

4.	Administrative Agent:	SILICON VALLEY BANK

5.	Credit Agreement:	Credit Agreement, dated as of December 21, 2017, by and among RIBBON COMMUNICATIONS INC., a Delaware corporation

(“Holdings”), the Borrower, the Lenders from time to time party thereto, and the Administrative Agent

6.	Assigned Interest[s]:

Assignor	Assignee	Aggregate Amount of Commitment / Loans for all Lenders(1)	Amount of Commitment / Loans Assigned(2)	Percentage Assigned of Commitment / Loans(3)		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date: ](4)

Assignment Effective Date:                    , 20    [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature pages follow]

(1)                                 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.

(2)                                 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.

(3)                                 Set forth, to at least 9 decimals, as a percentage of the applicable Commitment/Loans of all Lenders thereunder.

(4)                                 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR(1)
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE(2)
[NAME OF ASSIGNEE]

By:
Name:
Title:

(1)                                 Add additional signature blocks as needed.

(2)                                 Add additional signature blocks as needed.

Consented to and Accepted:

SILICON VALLEY BANK,
as Administrative Agent

By

Name:
Title:

[Consented to:](3)

[NAME OF RELEVANT PARTY]

By

Name:
Title:

[NAME OF RELEVANT PARTY]

By

Name:
Title:

(3)                                 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or thereto.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Assignee under Section 10.6(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b)(iii) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, and (vii) attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on any of the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment

Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

3.  General Provisions.  This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy (or other electronic method of transmission) shall be effective as delivery of a manually executed counterpart of this Assignment Agreement.  This Assignment Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of December 21, 2017, by and among RIBBON COMMUNICATIONS INC., a Delaware corporation (“Holdings”), SONUS NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and SILICON VALLEY BANK, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Lender]

By
Name:
Title:

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of December 21, 2017, by and among RIBBON COMMUNICATIONS INC., a Delaware corporation (“Holdings”), SONUS NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and SILICON VALLEY BANK, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Participant]

By
Name:
Title:

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of December 21, 2017, by and among RIBBON COMMUNICATIONS INC., a Delaware corporation (“Holdings”), SONUS NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and SILICON VALLEY BANK, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Participant]

By
Name:
Title:

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of December 21, 2017, by and among RIBBON COMMUNICATIONS INC., a Delaware corporation (“Holdings”), SONUS NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and SILICON VALLEY BANK, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Lender]

By
Name:
Title:

EXHIBIT G

[RESERVED]

EXHIBIT H-1

FORM OF NOTE

SONUS NETWORKS, INC.

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[ ]	Santa Clara, California

[insert date]

FOR VALUE RECEIVED, the undersigned, SONUS NETWORKS, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [insert name of applicable Lender] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on the Revolving Termination Date the principal amount of (a) [insert amount of applicable Lender’s  Commitment] ($[       ]), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Section 2.4 of the Credit Agreement referred to below.  The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto.  Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed.  The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Loan.

This Note (a) is one of the Notes referred to in the Credit Agreement, dated as of December 21, 2017, among the Borrower, Ribbon Communications Inc., a Delaware corporation, as Guarantor, the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.  This Note is secured and guaranteed as provided in the Loan Documents.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SONUS NETWORKS, INC.

By:
Name:
Title:

Schedule A
to Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B
to Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT H-2

FORM OF SWINGLINE LOAN NOTE

SONUS NETWORKS, INC.

THIS SWINGLINE LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS SWINGLINE LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$15,000,000	Santa Clara, California
[insert date]

FOR VALUE RECEIVED, the undersigned, SONUS NETWORKS, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to SILICON VALLEY BANK (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on the Revolving Termination Date, the principal amount of (a) FIFTEEN MILLION DOLLARS ($15,000,000), or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans made by the Lender to the Borrower pursuant to Section 2.6 of the Credit Agreement referred to below.  The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Swingline Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swingline Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof.  Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed.  The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Swingline Loan.

This Note (a) is the Swingline Loan Note referred to in the Credit Agreement, dated as of December 21, 2017, among the Borrower, Ribbon Communications Inc., as Guarantor, the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.  This Note is secured and guaranteed as provided in the Loan Documents.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SONUS NETWORKS, INC.

By:
Name:
Title:

Schedule A
to Swingline Loan Note

LOANS AND REPAYMENTS

Date	Amount of Swingline Loans	Amount of Principal of ABR Loans Repaid	Unpaid Principal Balance of ABR Loans	Notation Made By

EXHIBIT I

[RESERVED]

EXHIBIT J

FORM OF COLLATERAL INFORMATION CERTIFICATE

(Please see attached form)

COLLATERAL INFORMATION CERTIFICATE

SONUS NETWORKS, INC.

as the Borrower

Dated as of December 21, 2017

COLLATERAL INFORMATION CERTIFICATE

To: Silicon Valley Bank, as Administrative Agent

THIS COLLATERAL INFORMATION CERTIFICATE is being delivered pursuant to Section 5.1(a) of that certain Credit Agreement, dated as of December 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sonus Networks, Inc., a Delaware corporation (the “Borrower”), Ribbon Communications Inc., a Delaware corporation (“Holdings”), the other Loan Parties party thereto, the lenders party thereto (the “Lenders”), and Silicon Valley Bank, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement or the other Loan Documents referenced therein.  Other terms which are used but not otherwise defined herein but which are defined in Article 8 or Article 9 of the UCC shall have the respective meanings set forth in such applicable Article of the UCC.

The undersigned, being the duly appointed Chief Financial Officer of the Borrower, hereby certifies on behalf of each Loan Party as of the date hereof that:

NAMES:

1.                                      The exact legal name of the Borrower and each other Loan Party as it appears in its respective organizational documents, its respective jurisdiction of formation, its respective organizational identification number, its respective Federal Employer Identification Number and its respective date of formation, is as follows:

Name of Loan Party	Jurisdiction of Formation	Organizational Identification No.	Federal Employer Identification Number	Date of Formation

2.                                      Set forth below is each other legal name that each Loan Party has had during the last five years, together with the date of the relevant change:

Loan Party	Prior Legal Name	Date/Details of Name Change

3.                                      Within the past five years, the following Persons have been merged into a Loan Party or such Loan Party has acquired all or a material portion of the assets of such Person (provide names, dates and brief description of transaction):

Loan Party	Name of Party Merged with or Acquired	Date of Merger or Asset Acquisition	Description of Transaction

4.                                      The following is a list of all other names (including trade names or similar appellations) used by a Loan Party or any of its divisions or other business units at any time during the past five years:

2

Loan Party	Other Names Used Within Last Five Years

5.                                      The following is a list of all the share or membership certificates evidencing equity interests (other than publicly traded equity interests) of each Loan Party (other than Holdings), including the record owners, the certificate numbers, the certificate dates and the number of shares or percentage of membership interests represented by such certificates:

Record Owner/Loan Party	Issuer	Jurisdiction of Issuer	Certificate Number	No. Shares or Ownership Percentage

6.                                      No stock, debt instruments, cash collateral or other property of any Loan Party is currently pledged to any Person, except as follows:

Loan Party	Description of Pledged Instrument

LOCATIONS:

7.                                      The chief executive office of each Loan Party is located at the addresses specified below:

Loan Party	Address of Chief Executive Office

8.                                      The following is a list of all locations not identified in Item 7, above, where each Loan Party maintains its books and records relating to the Collateral:

Loan Party	Address where Books and Records are Maintained

9.                                      The following is a list of all locations where any of the Collateral comprising Goods, including Inventory, Equipment or Fixtures (other than motor vehicles and other mobile goods to the extent in transit from time to time), is located:

Loan Party	Locations

10.                               The following is a list of all real property owned of record and beneficially by each Loan Party:

Loan Party	Description of Real Property

11.                               The following is a list of all real property leased or subleased by or to each Loan Party, whether by way of a ground lease, a master lease, a standard site lease, license or otherwise (each a “Lease”) (include the name of each of the parties to each Lease as it appears on the Lease, and the

3

address of the relevant premises under such Lease).

Loan Party	Parties to Lease	Address of Leased Premises	Description of Lease

12.                               Each of the following firms provides insurance services for the Loan Parties:

Loan Party	Name of Insurance Provider

13.                               Each Loan Party maintains the following insurance with respect to itself and its properties:

Loan Party	Insurance Provider	Policy Type	Policy Number	Description of Coverage Amounts

INFORMATION ABOUT COLLATERAL:

Material Contracts:

14.                               The following is a list of all material licenses or sublicenses pursuant to which any third-party licenses or sublicenses to a Loan Party the right to use any intellectual property rights, including any right to use any software or any patent, trademark or copyright exclusive of any mass market, non-customized licenses or sublicenses (collectively, the “Inbound Licenses”).

For purposes of this Section 14, the Loan Parties have considered licenses or sublicenses with an annual cost of greater than $200,000 or the loss of which could reasonably be expected to have a Material Adverse Effect, as “material”.

Loan Party	Licensor	Name and Date of License Agreement	Description of Licensed Intellectual Property Rights

15.                               The following is a list of all material licenses or sublicenses pursuant to which each Loan Party licenses or sublicenses to any third party the right to use any intellectual property rights, including any right to use any software or any Patent, Trademark or Copyright (collectively, the “Outbound Licenses”):  Excludes ordinary course licensing of our software products.

Loan Party	Licensee	Name and Date of License Agreement	Description of Licensed Intellectual Property Rights

16.                               The following is a list of (and the location of) all material equipment and other personal property leased or subleased by each Loan Party from any third party, whether leased individually or jointly with others (include the name of the lessor or sublessor as it appears on the lease or sublease, the title of the applicable lease or sublease as amended to date, including all schedules

4

thereto, and a general description of leased equipment and other property, the address at which such equipment and other property is located (collectively, the “Personal Property Leases”)):

Ribbon Communications Inc.

Lessor/Sublessor	Title of Lease/Sublease	Description of Leased/Subleased Equipment	Address where Leased/Subleased Equipment is Located
None.

Sonus Networks, Inc.

Lessor/Sublessor	Title of Lease/Sublease	Description of Leased/Subleased Equipment	Address where Leased/Subleased Equipment is Located

GENBAND US LLC

Lessor/Sublessor	Title of Lease/Sublease	Description of Leased/Subleased Equipment	Address where Leased/Subleased Equipment is Located

17.                               The following is a list of all material contracts and agreements, including collective bargaining agreements, and employment agreements, to which each Loan Party is a party or in which it has an interest relating to material employees (collectively, the “Employee Contracts”):

Loan Party	Description of “Employee Contract”

18.                               The following is a list of all other material contracts and agreements of any kind or nature (to the extent not otherwise previously listed in this Collateral Information Certificate) to which any Loan Party is a party or in which it has an interest (collectively, the “Other Material Contracts”):

Loan Party	Description of “Other Material Contract”

Government Licenses:

19.                               The following is a list of all material federal, state and other governmental licenses or authorizations required or reasonably necessary to operate each Loan Party’s business as currently conducted or as contemplated by such Loan Party to be operated immediately after the Closing Date (collectively, the “Governmental Licenses”):

5

Loan Party	Description of Governmental License/Authorization

Intellectual Property:

20.                               The following is a list of domestic and foreign registered patents and patent applications owned, licensed or otherwise used by each Loan Party, whether individually or jointly with others:

Issued Patents and Pending Patent Applications of Ribbon Communications Inc.

Issued Patents and Pending Patent Applications of Sonus Networks, Inc.

Issued Patents and Pending Patent Applications of GENBAND US LLC

21.                               The following is a list of domestic and foreign registered trademarks, trademark registrations, service mark registrations or applications therefor owned by each Loan Party, whether individually or jointly with others:

Registered Trademarks and Pending Trademark Applications of Ribbon Communications Inc.

Registered Trademarks and Pending Trademark Applications of Sonus Networks, Inc.

Registered Trademarks and Pending Trademark Applications of GENBAND US LLC

22.                               The following is a list of domestic and foreign registered copyrights and applications therefor, owned by each Loan Party, whether individually or jointly with others:

Registered Copyrights and Pending Copyright Applications of Ribbon Communications Inc.

Registered Copyrights of Sonus Networks, Inc.

Registered Copyrights of GENBAND US LLC

23.                               The following is a list of all domain names owned or used by each Loan Party, together with, with respect to each such domain name, the domain name registrar, administrative contact, and any agreements  between any Loan Party and any Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any website relating to such domain name, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery

6

services to any Loan Party:

Loan Party	Domain Name	Registrar	Administrative Contact	Website Agreements

Investment Property, Deposits, and Payment Transmitter Accounts:

24.                               The Loan Parties hold notes payable from the following Persons:

Loan Party	Date of Note	Maturity Date of Note	Principal Amount of Note	Obligor	Are Note Obligations Secured (Y or N)

25.                               The Loan Parties maintain the following deposit accounts (including demand, time, savings, passbook or similar accounts) with depositary banks:

Loan Party	Type of Account (i.e. Payroll, Operations, Cash Management, etc.)	Name of Depository Bank	Account No.	Is Account Currently Blocked or Restricted (Y/N)

26.                               The Loan Parties hold, deposit, or transmit funds through or with the following payment transmitters or services (including, but not limited to, PayPal, Stripe, Square, Dwolla, Bitcoin, or similar services):

Loan Party	Type of Account	Name of Payment Transmitter/Service	Account ID/Name	Average Monthly Balance in Account

27.                               The Loan Parties beneficially own “investment property” in the following securities accounts held with securities intermediaries:

Loan Party	Name of Securities Intermediary	Account No.	Description of Investment Property	Is Account Currently Blocked or Restricted (Y/N)

28.                               The Loan Parties beneficially own the following stocks, bonds, investment securities, partnership and joint venture investments and other investments:

Limited Liability Company Interests

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Loan Party	Issuer of Interests	Number of Units Owned	Dates Units Issued	Percentage Ownership Interest

Partnership Interests

Loan Party	Issuer of Interests	Number of Units Owned	Date Units Issued	Percentage Ownership Interest	Type of Partnership Interest (GP/LP)

Corporate Stock/Shares

Record Owner/Loan Party	Issuer of Shares	Jurisdiction of Issuer	Certificate Number	Percentage Ownership Interest	Number/Class of Shares Owned

Other Assets

29.                               The Loan Parties own the following types of assets:

Loan Party	Aircraft (Y/N)	Motor Vehicles (Y/N)	Vessels, Boats, Ships (Y/N)	Franchise Agreements (Y/N)	Commercial Tort Claims (Y/N)

30.                               The following is a list of all letters of credit as to which any Loan Party is the beneficiary or otherwise has any right to payment or performance:

Loan Party Beneficiary	Name of Issuer	Name of Account Party	Letter of Credit No. and Amount	Standby or Commercial Letter of Credit?

INFORMATION ABOUT THE LOAN PARTIES:

31.                               Each Loan Party is qualified to do business in the following jurisdictions as of the Closing Date; provided that the failure to be so qualified in any jurisdiction could not reasonably be expected to have a Material Adverse Effect:

Loan Party	Jurisdictions in which Qualified to do Business

32.                               Each Loan Party has the following direct subsidiaries in addition to those disclosed previously in Section 5:

Ribbon Communications Inc.

8

Name of Subsidiary	Jurisdiction of Organization or Formation	Organizational Identification Number	Percentage of Equity Interests Owned

Sonus Networks, Inc.

Name of Subsidiary	Jurisdiction of Organization or Formation	Organizational Identification Number	Percentage of Equity Interests Owned

GENBAND US LLC

Name of Subsidiary	Jurisdiction of Organization or Formation	Organizational Identification Number	Percentage of Equity Interests Owned

33.                               List all formation documents and material equity holders agreements pertaining to each Loan Party or to which any Loan Party is a party, including operating agreements, partnership agreements, bylaws, certificates of formation, certificates or articles of organization, certificates or articles of incorporation, shareholder or other equityholders agreements, trust or voting rights agreements,  registration rights agreements, warrants and warrant purchase agreements, convertible debt documents and options and other equity incentive plans.  The undersigned certifies that each such agreement is in full force and effect, and has not been modified, amended, supplemented or restated except as listed.

Loan Party	Description of Document/Agreement

34.       The following is a complete list of (a) litigation or proceeding of or before any arbitrator or Governmental Authority that is pending or, to the knowledge of Holdings and the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues, and (b) to the knowledge of the Group Members, any investigation concerning any Group Member that is pending or threatened, in each case of (a) and (b), (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) that could reasonably be expected to have a Material Adverse Effect:

The Borrower undertakes to notify the Administrative Agent of any change or modification to any of the foregoing information occurring prior to the Closing Date.

[signature page follows]

9

The undersigned hereby certifies the foregoing information to be true and correct in all material respects and executes this Collateral Information Certificate as of the date first written above on behalf of the Borrower and each other Loan Party.

SONUS NETWORKS, INC.

By:
Name:
Title:

RIBBON COMMUNICATIONS INC.

By:
Name:
Title:

GENBAND US LLC

By:
Name:
Title:

Signature Page to Sonus Collateral Information Certificate

SCHEDULES TO THE COLLATERAL INFORMATION CERTIFICATE

(Please see attached schedules)

EXHIBIT K

FORM OF NOTICE OF BORROWING

SONUS NETWORKS, INC.

Date:

TO:                           SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention:  Corporate Services Department

RE:                           Credit Agreement, dated as of December 21, 2017, by and among RIBBON COMMUNICATIONS INC., a Delaware corporation (“Holdings”), SONUS NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and SILICON VALLEY BANK, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement and hereby gives you irrevocable notice, pursuant to Section [2.5] [2.7(a)] of the Credit Agreement, of the borrowing of a [Loan][Swingline Loan].

1.                                      The requested Borrowing Date, which shall be a Business Day, is                .

2.                                      The aggregate amount of the requested Loan is $             .

3.                                      The requested Loan shall consist of $            of ABR Loans and $       of Eurodollar Loans.

4.                                      [The duration of the Interest Period for the Eurodollar Loans included in the requested Loan shall be            [one][two][three][six] months.](16)

5.                                      [The undersigned hereby directs the Administrative Agent to disburse proceeds from the Loans to be made on the Closing Date, and any other funds as described and as set forth in the Sources and Uses/Funds Flow attached hereto as Exhibit A.](17)[Insert instructions for remittance of the proceeds of the applicable Loans to be borrowed](18)

6.                                      The undersigned, in his/her capacity as a Responsible Officer of the Borrower and not in his/her individual capacity, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Loan before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a)                                 each representation and warranty of each Loan Party contained in or pursuant to any Loan Document (i) to the extent qualified by materiality, is true and correct, and (ii) to the extent not qualified by materiality, is true and correct in all material respects, in each case, on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true

(16)  Include for a Eurodollar Loan borrowing.

(17)  To be used for Notice of Borrowing on the Closing Date.

(18)  To be used for any Notice of Borrowing after the Closing Date.

and correct in all material respects (or all respects, as applicable) as of such earlier date;

(b)                                 no Default or Event of Default exists or will occur after giving effect to the extensions of credit requested herein; and

(c)                                  after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 of the Credit Agreement will be satisfied.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this notice to be duly executed and delivered by its proper and duly authorized officer as of the day and year first written above.

SONUS NETWORKS, INC.

By:
Name:
Title:

For internal Bank use only

Eurodollar Pricing Date	Eurodollar Rate	Eurodollar Variance		Maturity Date
%

EXHIBIT A

SOURCES AND USES/FUNDS FLOW

(see attached)

EXHIBIT L

FORM OF NOTICE OF CONVERSION/CONTINUATION

SONUS NETWORKS, INC.

Date:

TO:                           SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention:

RE:                           Credit Agreement, dated as of December 21, 2017, by and among RIBBON COMMUNICATIONS INC., a Delaware corporation (“Holdings”), SONUS NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and SILICON VALLEY BANK, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.

Ladies and Gentlemen:

The undersigned, in his/her capacity as a Responsible Officer of the Borrower and not in his/her individual capacity, refers to the Credit Agreement and hereby gives you irrevocable notice pursuant to Section [2.13(a)] [2.13(b)] of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.                                      The date of the [conversion] [continuation] is                  .

2.                                      The aggregate amount of the proposed Loans to be [converted] [continued] is $

3.                                      The Loans are to be [converted into] [continued as] [Eurodollar] [ABR] Loans.

4.                                      [The duration of the Interest Period for the Eurodollar Loans included in the [conversion] [continuation] shall be [one][two][three][six] months.](19)

5.                                      [The undersigned on behalf of the applicable Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a)                                 each representation and warranty of each Loan Party contained in or pursuant to any Loan Document (i) to the extent qualified by materiality, is true and correct, and (ii) to the extent not qualified by materiality, is true and correct in all material respects, in each case, on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or all respects, as applicable) as of such earlier date; and

(b)                                 no Default or Event of Default exists or shall occur after giving effect to the [conversion] [continuation] requested to be made on such date.](20)

(19)  Include for a Eurodollar Loan borrowing.

[Signature page follows]

(20)  To be used only for a conversion from an ABR Loan to a Eurodollar Loan.

IN WITNESS WHEREOF, the undersigned has caused this notice to be duly executed and delivered by its proper and duly authorized officer as of the day and year first written above.

SONUS NETWORKS, INC.

By:
Name:
Title:

For internal Bank use only

Eurodollar Pricing Date	Eurodollar Rate	Eurodollar Variance		Maturity Date
%